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Duncan Hines
CLASSIC YELLOW
KETO
FRIENDLY
4g

2021 PROXY STATEMENT

CONAGRA™
BRANDS

Notice of Internet Availability of Proxy Materials

We are pleased to provide access to our proxy materials via the internet. Our Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended May 30, 2021 are available at http://www.conagrabrands.com/investor-relations/financial-reports/annual-reports.

If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of our Notice of Annual Meeting, Proxy Statement and Annual Report unless you specifically request a copy. You may request a paper copy by following the instructions on the Notice of Internet Availability of Proxy Materials. We began making our proxy materials available on or about August 6, 2021.

Conagra Brands, Inc.
222 W. Merchandise Mart Plaza
Suite 1300
Chicago, Illinois 60654

August 6, 2021

Dear Shareholders,

I am pleased to invite you to join us for the Conagra Brands Annual Meeting of Shareholders, or the Annual Meeting, which will be held virtually via live webcast on Wednesday, September 15, 2021, at 2:00 p.m. CDT. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CAG2021.

We have decided to hold the Annual Meeting virtually again this year due to the ongoing coronavirus (COVID-19) pandemic. In addition to supporting the health and well-being of our shareholders, employees, and their families, we believe that hosting a virtual Annual Meeting enables greater shareholder attendance and participation, improves meeting efficiency and our ability to communicate effectively with our shareholders, and reduces the cost of the Annual Meeting. The Annual Meeting will include a brief report on our business, a discussion of and voting on matters described in the Notice of 2021 Annual Meeting of Shareholders and Proxy Statement, and a question-and-answer session.

For Conagra Brands, fiscal 2021 was a year of successfully managing through dynamic conditions. New consumers found our brands and became repeat purchasers of our innovative products. We grew share versus the competition and continued to invest in the long-term health of our business. Our dedicated employees performed well in very challenging circumstances and without their dedication, we could not have delivered for our consumers, customers, or shareholders. We enter fiscal 2022 believing in the long-term prospects for our business.

On behalf of our entire organization, I thank you for your shared confidence that Conagra Brands continues to be a compelling investment opportunity.

Sincerely,

Sean Connolly

President and Chief Executive Officer

2021 PROXY STATEMENT      III

Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

When	Where	Who May Vote

Wednesday,	Online at	Shareholders of record as
September 15, 2021 2:00 p.m. CDT	www.virtualshareholdermeeting.com /CAG2021	of the close of business on July 26, 2021

ITEMS OF BUSINESS

1.	To elect the director nominees named in the Proxy Statement, each for a term expiring at the next Annual Meeting;

2.	To ratify the appointment of KPMG LLP as our independent auditor for fiscal 2022;

3.	To approve, on an advisory basis, our named executive officer compensation;

4.	To consider one shareholder proposal described in the Proxy Statement, if properly presented at the Annual Meeting; and

5.	To transact any other business properly brought before the Annual Meeting, or any postponement or adjournment thereof.

Colleen Batcheler

Executive Vice President, General Counsel and Corporate Secretary

August 6, 2021

Attend Online

You are entitled to attend and participate in the Annual Meeting if you were a shareholder of record as of the close of business on July 26, 2021. To attend and participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. You may also ask questions, vote online, and examine our shareholder list during the Annual Meeting by following the instructions provided at www.virtualshareholdermeeting.com/CAG2021. Please see “Additional Information About the Meeting” beginning on page 91 of the accompanying Proxy Statement for details regarding the Annual Meeting.

Even if you plan to attend the Annual Meeting, please promptly vote your shares in advance by proxy. YOUR VOTE IS IMPORTANT.

  IV    CONAGRA BRANDS

2021 PROXY STATEMENT      V

Proxy Statement

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors of Conagra Brands, Inc. (referred to as Conagra Brands, Conagra or the company) of proxies to be voted at the Annual Meeting of Shareholders to be held on September 15, 2021. We began making our proxy materials available to shareholders on or about August 6, 2021.

Conagra Brands At a Glance

This summary highlights some of the information contained in this proxy statement. You should read the entire proxy statement before voting.

Our Company

Conagra Brands (NYSE: CAG), headquartered in Chicago, is one of North America’s leading branded food companies. Conagra Brands combines a rich heritage of making great food with a sharpened focus and entrepreneurial spirit. We’re committed to modernizing our iconic food brands, leveraging fresh opportunities, and adapting to a changing landscape – all with a culture that is ready to capture growth and drive shareholder value.

Conagra’s iconic brands, such as Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender’s®, Reddi-wip®, and Slim Jim®, as well as emerging brands, including Angie’s® BOOMCHICKAPOP®, Duke’s®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion.

  1    CONAGRA BRANDS

Our Vision

During fiscal 2021, we revisited our company’s mission and vision, and recommitted as an organization to our collective focus. At Conagra, we aspire to have the most impactful, energized, and inclusive culture in food. We seek to build a diverse team that embraces debate to challenge marketplace and business conventions. We strive to be respected for our great brands, great food, great margins, and consistent results.

By the Numbers

Number of Locations	Fiscal 2021 Revenue:	Number of Employees
~50	~$11.2 Billion	~18,600

Fiscal 2021 Highlights

For Conagra Brands, fiscal 2021 was a year of successfully managing through dynamic conditions. New consumers found our brands and became repeat purchasers of our innovative products. We grew share versus the competition and continued to invest in the long-term health of our business. Our dedicated employees performed well in very challenging circumstances and our commitment to employee health and safety remained a primary focus. We enter fiscal 2022 continuing to believe in the long-term prospects for our business.

Given the dynamic environment created by the COVID-19 pandemic, we provided fiscal 2021 guidance on a quarter-to-quarter basis. Ultimately, we delivered results consistent with and in some instances above our guidance throughout the year.

	Organic Net Sales	Adjusted Operating Margin	Adjusted Diluted EPS
FY21 Q1	Exceeded Guidance	Exceeded Guidance	Exceeded Guidance

FY21 Q2	Exceeded Guidance	Exceeded Guidance	Exceeded Guidance

FY21 Q3	Exceeded Guidance	Met Guidance	Met Guidance

FY 21 Q4	Met Guidance	Met Guidance	Met Guidance

We achieved our leverage goal for fiscal 2021 ahead of schedule.

2021 PROXY STATEMENT      2

Specific performance highlights from fiscal 2021 include the following:

•	Organic Net Sales Growth:

We experienced strong organic net sales growth in all three of our retail segments in fiscal 2021, driven by increased demand due to COVID-19, as well as growth in e-commerce sales, and a robust innovation slate.

•	Operating Margin Expansion:

Our adjusted operating margin grew again in fiscal 2021. We delivered operating margin of 15.9% and adjusted operating margin of 17.5%1.

•	Deleveraging:

We achieved our net leverage ratio2 goal of 3.6x in the second quarter of fiscal 2021 – two quarters ahead of our year-end target.

•	Portfolio Changes:

We continued our portfolio sculpting work in fiscal 2021. We completed the divestiture or exit of several smaller, non-core businesses: H.K. Anderson peanut butter-filled pretzels, Peter Pan peanut butter, and Egg Beaters liquid eggs.

•	Capital Returned to Shareholders:

Our Board of Directors increased our quarterly dividend by 29% during fiscal 2021 and we paid $475 million in cash dividends overall. Upon achievement of our net leverage ratio ahead of schedule, we repurchased approximately $300 million of common stock.

1	A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.
2	Net leverage ratio is defined as total principal debt outstanding less unrestricted cash divided by Adjusted EBITDA for a trailing twelve-month period.

Investing in Our Culture: Our vision is to have the most impactful, energized, and inclusive culture in food. We believe that a diverse team and inclusive culture are key enablers of shareholder value creation. During fiscal 2021, we continued our work to deliver against our vision. During the first quarter of the year, we established a Diversity and Inclusion Leadership Council, comprised of our Chief Executive Officer, his Senior Leadership team, and members of our Human Resources team. While the importance of diversity and inclusion are not new to Conagra, we established the Council to expand our D&I strategy, track our progress, and ensure execution of our D&I goals. The Council refreshed the company’s D&I strategic plan during fiscal 2021, and declared a focus on recruiting, advocating for, and developing diverse talent. The Council established the following goals3 for expanding diversity in our organization:

2025 Goal: At least 40% of management-level roles held by women	2025 Goal: Double people of color representation in management and middle-management roles

In support of the achievement of our goals, we undertook a variety of initiatives in fiscal 2021:

•	In October 2020, we launched Conagra’s inclusive leadership development program. Through the end of fiscal 2021, we trained over 1,400 managers in inclusive leadership practices.

•

In November 2020, we partnered with The Hatchery Chicago to create a twelve-week culinary internship program to facilitate careers in the food industry for individuals from underrepresented communities.

•

In May 2021, we announced partnerships with the Thurgood Marshall College Fund and the Hispanic Scholarship Fund through which Conagra will make donations to each organization to fund college scholarships in an effort to ensure that black and brown students receive equitable access to higher education opportunities. Conagra employees will also actively engage with scholarship recipients to provide professional development opportunities.

•

Throughout fiscal 2021, the Human Resources Committee of our Board received regular reports from management on our D&I progress. The HR Committee has embedded D&I into its standing agenda and intends to discuss the topic at every regularly scheduled meeting it holds in fiscal 2022.

3	Versus 2020 baseline.

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Fiscal 2019—2021

We maintain a long-term strategic plan at Conagra and strive to set rolling three-year financial targets that the HR Committee can incorporate into long-term incentive compensation plans for our most senior executives. The three-years ending with fiscal 2021 were far more dynamic than originally expected. During fiscal 2019, we acquired Pinnacle Foods, improving the scale and breadth of our portfolio. We expected fiscal 2020 to be a year focused on integrating the Pinnacle business and delivering turn-around plans for several large brands acquired in the transaction. However, by the end of the third quarter, the COVID-19 pandemic had introduced new challenges. During fiscal 2021, we rose to the challenge of the COVID-19 pandemic, and delivered for our consumers, customers, and shareholders while keeping our employees safe.

As a result of our team’s agility and results-orientation over the last three years, we believe that we enter fiscal 2022 with a solid foundation from which to continue to deliver for investors.

Fiscal 2021 Compensation

For fiscal 2021, our HR Committee established an executive compensation program that was designed to promote attainment of our fiscal 2021 operating plan and fiscal 2019 to 2021 long-term goals. More specifically, the program contained the following elements:

Fixed Compensation:	Incentive Compensation:
• Base Salary	• Fiscal 2021 Annual Incentive Plan (cash settled)
• Health and Welfare Benefits	• Fiscal 2019 – 2021 Long-term Incentive Plan (stock settled)
• Retirement Benefits

In designing the program, the HR Committee chose to include a mix of compensation types (salary, benefits, cash-based incentives, and equity-based incentives) and a mix of performance periods (single year and multi-year) to promote long-term, strategic decision-making. This approach was also intended to minimize the likelihood that our executives would be motivated to pursue overly risky initiatives or unsustainable results.

89% Percentage of our CEO’s FY21 compensation opportunity tied to Conagra’s performance	6x Our CEO’s stock ownership requirement, as a multiple of his base salary	>90% Level of shareholder support for our “Say on Pay” voting item in each of the last 5 years

No Hedging or pledging of company stock permitted for employees or members of the Board	Yes Clawback Policy in place to recoup unwarranted incentive compensation	Fully Independent The HR Committee’s compensation consultant performs no work for management

2021 PROXY STATEMENT      4

As more fully described in the “Compensation Discussion and Analysis” section of the Proxy Statement, beginning on page 47, the HR Committee considered the positive business outcomes described above in determining final payouts under our incentive programs with performance periods concluding in fiscal 2021. Our Chief Executive Officer and other senior executives named in this Proxy Statement received above target payouts under both the fiscal year 2021 annual incentive plan and fiscal year 2019 to fiscal year 2021 cycle of the long-term performance share plan.

The HR Committee believes that its fiscal 2021 compensation decisions appropriately reflect its pay-for-performance philosophy.

Voting Recommendations

At the 2021 Annual Meeting of Shareholders, we are asking shareholders to vote on the following items:

Proposal	Board’s Voting Recommendation

1. The election of director nominees	FOR each nominee

2. The ratification of the appointment of KPMG LLP as our independent auditor for fiscal year 2022	FOR

3. The approval, on an advisory basis, of our named executive officer compensation	FOR

4. A shareholder proposal regarding shareholder action by written consent	AGAINST

Our Corporate Citizenship

Our Environmental and Social Responsibility

At Conagra, we believe that when our people, our communities, and the environment are nourished and thriving, so are we. As a result, we take a strategic approach to corporate citizenship. We focus our efforts on the topics we believe are most material to the food industry, to our business, and to our stakeholders: Good Food, Better Planet, Responsible Sourcing, and Stronger Communities.

A few highlights of our work follow.

Good Food

Consumers around the globe are increasingly focused on the sustainability of their diets. Conagra recognizes the Food and Agriculture Organization of the United Nations’ definition of sustainable diets, which takes into consideration the nutritional value, cultural context, and economic, social, and environmental impacts of consumer food choices. As part of our ongoing effort to promote the adoption of sustainable diets in the markets we serve, Conagra offers a variety of products made with plant protein. Plant-based brands and platforms are now significant parts of our business; in fiscal year 2021, Conagra’s total ingredient buy by volume was approximately 78% plant-based. In July 2020, Conagra was acknowledged for our work in this area, receiving recognition by FAIRR as among the top-ranked U.S. companies in efforts to diversify toward more sustainable proteins.

We publish an annual Citizenship Report and encourage you to read it in its entirety.

https://www.conagrabrands.com/our-company/corporate-social-responsibility.

We also publish information based on the Standard for the Processed Foods industry under the Sustainability Accounting Standards Board (SASB) framework. Our SASB disclosure, which is not intended to be incorporated by reference into this Proxy Statement, can be found on our website.

  5    CONAGRA BRANDS

Better Planet

Climate Change Mitigation - Conagra has committed to reducing absolute Scope 1 and 2 greenhouse gas emissions by 25% by 2030 as compared to a fiscal year 2020 baseline. In addition, Conagra has committed to reducing Scope 3 greenhouse gas emissions from purchased goods and services by 20% per metric ton of material sourced within that same timeframe. In February 2021, each of these 2030 greenhouse gas reduction targets was validated by the Science-Based Targets Initiative.

Our 2030 greenhouse gas emissions goals supplement the work we’ve been doing for years. Since 2009, Conagra has decreased our carbon footprint by nearly 300,000 metric tons.

Water Conservation – Our water conservation projects have conserved 3.6 billion gallons of water since 2009, including 64 million gallons of water in fiscal year 2021. During fiscal 2021, more than 85% of our operational water came from areas on the lower end of the World Resources Institute water risk spectrum.

Zero Waste - In fiscal year 2021, eight of our manufacturing facilities diverted more than 95% of waste materials from landfills through recycling and other innovative waste reduction measures.

A key enabler of our sustainability work is the direct engagement of those closest to our operations: our employees. Our Sustainable Development Awards program is a cornerstone of our Better Planet strategy and uses an annual, internal competition to recognize innovative projects related to sustainable production. Each year, our employees identify, design, implement, and then submit for recognition projects that save energy, conserve water, and reduce waste.

Responsible Sourcing

We source goods and services in accordance with our Supplier Code of Conduct, under which suppliers are required to: reduce environmental impacts such as deforestation, greenhouse gas emissions, and waste generation; protect water resources through restorative or conservation efforts; support social needs in the communities in which they operate though philanthropic investment, diversity and inclusion efforts, and human rights practices; and support efforts to implement traceability of goods and services throughout the supply chain.

Our approach to product packaging takes environmental impacts into account while continuing to ensure food quality and safety. We are also focused on encouraging our supply chain partners to engage in sustainable agriculture practices. In September 2020, we partnered with U.S. Farmers and Ranchers in Action and other stakeholders to create the Decade of Ag Vision, a collaborative effort to restore our environment through agriculture that regenerates natural resources.

100% We are striving toward making 100% of our current plastic packaging renewable, recyclable, or compostable by 2025.	84% In fiscal year 2020, approximately 84% of our packaging materials by volume met our goal of being renewable, recyclable, or compostable.

50% to 70%

We have introduced new products featuring

serving bowls made from recyclable, plant-

based fibers, enabling us to reduce the

carbon footprint associated with

manufacturing the bowls by 50% to 70%.

98 metric tons We recently launched new packaging for our Swiss Miss hot cocoa brand, designed to reduce the package’s carbon footprint by 98 metric tons each year.

2021 PROXY STATEMENT      6

Stronger Communities

Corporate Ethics and Culture - Our Code of Conduct provides guideposts for how our employees and Board members are expected to conduct themselves when representing Conagra both inside and outside the company. We conduct annual trainings to ensure that employees are aware of our expectations and their obligations under the Code of Conduct.

We take pride in our culture and we’re guided by our six Timeless Values:

•	Integrity: Doing the right things and doing things right

•	External focus: Centering on the consumer, customer, competitor, and investor

•	Broad-mindedness: Seeking out and respecting varied perspectives; embracing collaboration and assuming positive intent

•	Agility: Converting insights into action with the speed of an entrepreneur

•	Leadership by all: Simplifying, making decisions, inspiring others, and acting like an owner

•	Focus on results: Leveraging a “refuse-to-lose” obsession with impact and value creation

Human Rights, Diversity and Inclusion - We seek to leverage our differences as a competitive advantage. In fiscal year 2021, Conagra received a perfect score of 100% on the Human Rights Campaign’s Corporate Equality Index for the seventh year in a row. Our President and Chief Executive Officer is an original signatory to the CEO Action for Diversity and Inclusion™ Pledge.

As discussed above, we have developed a comprehensive strategy to increase representation of people of color and women in management roles and, during fiscal 2021, published five-year representation goals for our workforce. We plan to use recruitment, advocacy, and development initiatives to enhance the diversity of our talent and create a more inclusive workplace for all.

Employee Health & Safety - Our global Environment, Occupational Health and Safety Philosophy drives us towards continuous environment, health and safety (“EH&S”) improvement, as measured by environmental and safety indicators implemented through our EH&S management approach. Our Occupational Safety & Health Administration incident rate during fiscal year 2021 was 2.00 incidents per 100 full-time workers.

Community Impact & Philanthropy - We believe in giving back to the communities in which we live and work. Employee volunteerism, product donations, and financial contributions are all a part of our community impact approach. Each year Conagra Brands employees participate in activities to recognize Hunger Action Month in September, participate in our United for Change fundraising campaign during the fall, and volunteer during our annual Month of Service in April. While we engage on an array of topics, we recognize the unique opportunity we have to a make a difference in the global effort to end food insecurity.

Top 50 In 2019, 2020, and 2021, Conagra was named as one of the 50 most community-minded companies in the U.S. by The Civic 50.	25 million meals In fiscal 2021, Conagra donated over 22 million pounds of food to Feeding America and its network of food banks, the equivalent of 19 million meals.

  7    CONAGRA BRANDS

Our Commitment to Good Governance

Our Board is committed to performing its responsibilities in a manner consistent with sound governance practices. It routinely reviews its processes, assesses the regulatory and legislative environment, communicates with investors, and adapts governance practices as needed to support informed, competent, and independent oversight on behalf of our shareholders. Examples of practices discussed in more detail throughout this proxy statement include the following:

Independent Board Leadership	The Board believes that independent Board leadership is a critical component of our governance structure. Since 2005, our Board Chairman and CEO roles have been separate.
Majority Voting in Uncontested Director Elections

To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. If an incumbent nominee is not elected, he or she must promptly tender a resignation, subject to acceptance or rejection by the Board.

Proxy Access

Our Bylaws permit shareholders to nominate directors through proxy access. Any shareholder, or group of up to 20 shareholders collectively, owning at least 3% of the outstanding shares of Conagra Brands common stock continuously for at least three years may nominate director candidates for inclusion in our proxy materials.

Board Refreshment	As of August 6, 2021, the average tenure of our Board members was 7 years. No director may be nominated to a new term if he or she would be over age 72 at the time of the election.
Board Diversity

The Board values diversity and strives to build a group that delivers diverse views, perspectives, backgrounds, and experiences. As of August 6, 2021:

•   58% of the Board was female or ethnically diverse

•   Our average age was 63

•   75% of our Board’s leadership positions were held by women

2021 PROXY STATEMENT      8

Board’s Role in Risk Oversight

Each of the Board and its key standing committees plays an active part in overseeing enterprise risk. The Board and its Committees routinely receive updates from management and external advisors on critical risk areas, including overall Enterprise Risk, Cyber Risk, Food Safety Risk, Human Capital Risk, Compliance Risk, Industry Risk, and more.

Board’s Role in Overseeing Human Capital Management

The Human Resources Committee’s oversight of the company’s human capital management initiatives includes, but is not limited to:

•   talent acquisition, development, assessment, and retention of employees;

•   diversity and inclusion strategy, goals and results;

•   trends in workforce management;

•   opportunities to further leverage technology in developing workforce analytics; and

•   the company’s culture and its connection to overall strategy.

“Great food and great results are natural outcomes of a strategy that starts with the question – what’s the right thing to do? By doing the right things, and doing them right, we will continue to deliver meaningful and sustainable success for all.”

– Sean Connolly

  9    CONAGRA BRANDS

SLIM JIM
ORIGINA

VOTING ITEM #1 :

Election of Director Nominees

Our business is managed under the direction of the Board, and you are being asked to vote to elect the members of the Board to hold office until the Conagra Brands 2022 Annual Meeting of Shareholders, and until their successors have been elected and qualified. The members of the Board take their obligations to you, our shareholders, seriously, and we therefore open this Proxy Statement with the key information you need to vote for our election to serve you for another year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE **"FOR"** EACH OF THE DIRECTOR NOMINEES LISTED ON THE FOLLOWING PAGES.

Who We Are

Currently, the Board consists of 12 directors whose terms expire at the 2021 Annual Meeting. Based on the recommendation of the Board’s Nominating and Corporate Governance Committee, the Board has nominated 12 current directors, as named in this Proxy Statement, for election at the 2021 Annual Meeting.

The following biographies detail the age and principal occupations during at least the past five years for each director nominee; the year the nominee was first appointed to the Board; and the public company directorships they now hold and have held.

If elected, each of the directors will hold office until the Conagra Brands 2022 Annual Meeting of Shareholders, and until their successors have been elected and qualified. We have no reason to believe that any of the nominees for director will be unable to serve if elected.

Anil Arora Age: 60 Director Since: July 17, 2018 Independent Board Committees: • Human Resources Committee

Other public company directorships:

• Envestnet, Inc. since 2015

• Yodlee, Inc. (as Chairman) from March 2014 until November 2015

Experiences, qualifications, and skills considered in re-nominating Mr. Arora:

• Public Company Experience; Former C-Suite Executive: Strong leadership capabilities and insights from experience as President and Chief Executive Officer of Yodlee, Inc. from start-up phase through its IPO and subsequent acquisition by Envestnet, and subsequently as Vice Chairman of Envestnet and Chief Executive of Envestnet | Yodlee.

• Technology Expertise: Extensive experience in technology, operating at the intersection of the consumer, internet, and technology sectors.

• M&A Experience: Led Yodlee through its growth from start-up through ultimate acquisition.

Mr. Arora served as Vice Chairman of Envestnet, Inc. (a cloud based financial technology, data intelligence and wealth management company) and Chief Executive of Envestnet | Yodlee from November 2015 until his retirement in February 2019. Prior to that, he served as President, Chief Executive Officer and a director of Yodlee, Inc. (a data intelligence and financial technology products provider) from February 2000 until its initial public offering in March 2014 and as Chairman of the board of directors of Yodlee, Inc. from March 2014 until November 2015.

Prior to joining Yodlee, Mr. Arora served in various positions with Gateway, Inc. (a computer hardware manufacturer).

Earlier in his career, Mr. Arora served in various strategy and marketing positions for The Pillsbury Company (a manufacturer and marketer of branded consumer foods) and Kraft Foods Group, Inc. (a manufacturer and marketer of branded consumer foods).

  11    CONAGRA BRANDS

Thomas “Tony” K. Brown Age: 65 Director Since: October 15, 2013 Independent Board Committees: • Audit / Finance Committee • Nominating and Corporate Governance Committee

Other public company directorships:

• 3M Company (a global innovation company) since 2013

• Tower International, Inc. (a metal component manufacturing company) from 2014 until 2019

Experiences, qualifications, and skills considered in re-nominating Mr. Brown:

• Public Company Experience; Former C-Suite Executive: Understanding of governance issues facing public companies from his board service to other public companies; broad leadership capabilities and insights from his experience in leadership roles at Ford Motor Company and other companies.

• International Expertise: Vast experience in global purchasing and supply chain at Ford Motor Company and other companies.

Mr. Brown served as Group Vice President, Global Purchasing with Ford Motor Company (a motor vehicles manufacturer) from 2008 until his retirement in August 2013. He joined Ford Motor Company in 1999 and served in various leadership capacities in global purchasing during his tenure.

Prior to joining Ford Motor Company, Mr. Brown served in leadership positions at United Technologies Corporation (an aerospace products and services company) (as Vice President, Supply Chain), QMS, Inc. (an IT service management company) and Digital Equipment Corporation (a computer company).

2021 PROXY STATEMENT      12

Manny Chirico Age: 64 Director Since: February 1, 2021 Independent Board Committees: • Audit / Finance Committee

Other public company directorships:

• Dick’s Sporting Goods, Inc. (a sporting goods retail company) since 2003

• PVH Corp. since 2005

Experiences, qualifications, and skills considered in nominating Mr. Chirico:

• Public Company Experience; Former C-Suite Executive: Strong leadership capabilities and insights from experiences as Chairman, Chief Executive Officer of PVH Corp. and through additional executive positions with PVH Corp. over two decades. Broad understanding of governance issues facing public companies from his board service to other public companies.

• Market Facing Experience; International Expertise: Substantial international business and management experience from service as Chairman and Chief Executive Officer of a public company with global operations.

• Finance / Capital Management Expertise; Risk Management Expertise: Deep expertise in finance, risk and compliance oversight based on roles of increasing responsibility, including as a Controller, Chief Financial Officer, and as Chief Operating Officer at a public company.

• M&A Experience: Significant transactional experiences as an executive and board member.

Mr. Chirico served as Chief Executive Officer of PVH Corp. (a wholesale and retail apparel company) from 2006 until his retirement in 2021. He currently serves as Chairman of PVH Corp., a role he has held since 2007. Prior to serving as its Chief Executive Officer, Mr. Chirico served in various roles of increasing responsibility with PVH Corp., including as Controller, Chief Financial Officer, and President and Chief Operating Officer.

Prior to joining PVH Corp., Mr. Chirico was a Partner at Ernst & Young LLP (an international accounting firm) and ran its Retail and Apparel Practice Group.

  13    CONAGRA BRANDS

Sean M. Connolly Age: 55 Director Since: April 6, 2015 Not Independent Board Committees: • Executive Committee

Other public company directorships:

• The Hillshire Brands Company from June 2012 to August 2014

Experiences, qualifications, and skills considered in re-nominating Mr. Connolly:

• Public Company Experience; Active C-Suite Executive: Broad understanding of governance issues facing public companies from his board service to other public companies as well as from his current board service to privately held S.C. Johnson & Son, Inc. (a manufacturer of household cleaning supplies and other consumer chemicals); closest knowledge of our business and operations as a result of his service as the President and CEO of Conagra Brands.

• Market Facing Experience: Extensive career focused on and committed to building leading consumer brands in the food industry.

• M&A Experience: Transactional experience during his tenure with several companies in the consumer packaged goods industry.

Mr. Connolly has served as our President and Chief Executive Officer and a member of the Board since April 6, 2015.

Previously, he served as President and Chief Executive Officer and a director of The Hillshire Brands Company (a branded food products company) from June 2012 to August 2014. Before becoming CEO of Hillshire, Mr. Connolly served as Executive Vice President of Sara Lee Corporation (a branded food products company and the predecessor to Hillshire) and Chief Executive Officer, Sara Lee North American Retail and Foodservice.

Prior to joining Sara Lee in anticipation of the spin-off of Hillshire, Mr. Connolly served as President of Campbell North America, the largest division of Campbell Soup Company (a branded food products company); President, Campbell USA; and President, North American Foodservice for Campbell. Before joining Campbell in 2002, he served in various marketing and brand management roles at The Procter & Gamble Company (a branded consumer packaged goods company).

2021 PROXY STATEMENT      14

Joie A. Gregor Age: 71 Director Since: February 6, 2009 Independent Board Committees: • Executive Committee • Human Resources Committee • Nominating and Corporate Governance Committee (Chair)

Other public company directorships:

• Conduent Incorporated (a business process services company) from 2016 to 2019

Experiences, qualifications, and skills considered in re-nominating Ms. Gregor:

• Public Company Experience; Former C-Suite Executive: Broad understanding of governance issues facing public companies from her board service to other public companies; extensive senior leadership experience at several organizations.

• Market Facing Experience: Significant experience in advising public and private companies on market development, product strategy, sales and service and global account management as well as organizational structure.

• Technology Expertise: Significant technology experience from 13 years of service at IBM as well as her private equity portfolio experience.

• M&A Experience: Transactional experience during her tenure at several organizations.

• International Expertise: Substantial international business and management experience from prior service to organizations with operations in various geographic regions.

Ms. Gregor served as a Managing Director of Warburg Pincus LLC (a private equity investment firm) from 2014 until her retirement in 2016. In this role, she provided organizational guidance and strategic direction across all firm investing areas.

Before her time with Warburg Pincus, Ms. Gregor’s professional experience included the following:

• From 2007 to 2008, Assistant to the President of the United States for Presidential Personnel under President George W. Bush.

• From 2002 to 2007, Vice Chairman of Heidrick & Struggles International, Inc. (an executive search firm). Ms. Gregor’s tenure at Heidrick & Struggles International began in 1993 and she served in numerous senior leadership roles, including President, North America, managing partner of the firm’s Global Board of Directors Practice, and member of the management committee.

• Ms. Gregor began her career with IBM Corporation, where she held a variety of leadership positions of increasing responsibility over a 13-year period.

  15    CONAGRA BRANDS

Fran Horowitz Age: 57 Director Since: August 2, 2021 Independent Board Committees: • Audit / Finance Committee

Other public company directorships:

•   Abercrombie & Fitch Co. from 2017 to present

Experiences, qualifications, and skills considered in re-nominating Ms. Horowitz:

• Public Company Experience; Active C-Suite Executive: Strong leadership skills and insights from experience as Chief Executive Officer of Abercrombie & Fitch Co. and through additional executive positions with a variety of companies. Broad understanding of governance issues facing public companies from her board service to Abercrombie & Fitch Co.; extensive senior leadership experience at several organizations.

•  Finance / Capital Management Expertise: Expertise in finance, risk, and compliance oversight from her service in roles of increasing responsibility at numerous companies.

• International Expertise: Substantial international business and management experience from Abercrombie & Fitch Co. and prior service to organizations with operations in various geographic regions.

Ms. Horowitz has been the Chief Executive Officer of Abercrombie & Fitch Co. since February 2017. Prior to that, she was President and Chief Merchandising Officer of Abercrombie & Fitch Co., where she was responsible for all brands (December 2015 to February 2017) and Brand President of Hollister (October 2014 to December 2015).

Prior to joining Abercrombie & Fitch Co., Ms. Horowitz held leadership positions with a variety of leading fashion retailers, including Ann, Inc., Express, Inc. and Bloomingdale’s.

2021 PROXY STATEMENT      16

Rajive Johri Age: 71 Director Since: January 1, 2009 Independent Board Committees: • Audit / Finance Committee • Nominating and Corporate Governance Committee

Other public company directorships:

• Charter Communications Inc. (a telecommunications and mass media company) from 2006 until 2009

Experiences, qualifications, and skills considered in re-nominating Mr. Johri:

• Public Company Experience; Former C-Suite Executive: Broad understanding of governance issues facing public companies from his tenure with other public companies; strong leadership capabilities and insights, including through his service as President of First National Bank of Omaha.

• Finance / Capital Management Expertise; Risk Management Expertise: Significant expertise in finance, accounting, and risk and compliance oversight from his service to banking organizations, including risk assessment and risk management experience.

• International Expertise: Substantial international business and management experience from prior service to banking institutions with responsibility over various geographic regions.

Mr. Johri served as President and Director of First National Bank of Omaha (a banking institution) from 2006 until his retirement in 2009. From September 2005 to June 2006, Mr. Johri served as President of First National Credit Cards Center for First National Bank of Omaha.

Prior to joining First National Bank of Omaha, Mr. Johri served as an Executive Vice President for J.P. Morgan Chase Bank (a banking institution) from 1999 until 2004.

  17    CONAGRA BRANDS

 Richard H.

 Lenny

  Age: 69

  Director Since:

  March 17, 2009

  Non-Executive

  Chairman Since:

  May 28, 2018

  Independent

  Board Committees:

•   Executive Committee (Chair)

•   Human Resources Committee

•   Nominating and Corporate Governance Committee

As Board Chair Mr. Lenny is also deemed an ex-officio member of the Audit/Finance Committee.

Other public company directorships:

• Discover Financial Services (a direct banking and payment services firm) from 2009 until 2018

• Illinois Tool Works Inc. (a global manufacturer of industrial products and equipment) since 2014 (independent lead director since 2020)

• McDonald’s Corporation (retail eating establishments) since 2005

Experiences, qualifications, and skills considered in re-nominating Mr. Lenny:

• Public Company Experience; Former C-Suite Executive: Broad understanding of governance issues facing public companies from his board service to other public companies; strong leadership capabilities and insights, particularly with major consumer brands based on his lengthy career in the food industry.

• Market Facing Experience; International Expertise: Deep knowledge of strategy, marketing, and business development in the consumer products food industry domestically and abroad from his lengthy career in leadership roles in global food companies.

Mr. Lenny served as Chairman, President and Chief Executive Officer of The Hershey Company (manufacturer, distributor and marketer of candy, snacks, and candy-related grocery products) from 2001 until his retirement in 2007.

Prior to joining The Hershey Company, Mr. Lenny served as Group Vice President of Kraft Foods, Inc. (a packaged food company) and as President of Nabisco Biscuit Company (a packaged food company).

Mr. Lenny served as non-executive Chairman of Information Resources, Inc. (a market research firm) from 2013 until 2018. He served as a senior advisor with Friedman, Fleischer & Lowe, LLC (a private equity firm) from 2014 until 2016 and as an operating partner from 2011 until 2014.

2021 PROXY STATEMENT      18

Melissa Lora Age: 59 Director Since: January 4, 2019 Independent Board Committees: • Audit / Finance Committee (Chair) • Executive Committee

Other public company directorships:

• KB Home (one of the largest homebuilders in the United States) since 2004 (lead independent director since 2016)

• MGIC Investment Corporation (a mortgage insurance company) since 2018

Experiences, qualifications, and skills considered in re-nominating Ms. Lora:

• Public Company Experience; Former C-Suite Executive: Strong leadership capabilities and insights from her experience in various leadership roles at Taco Bell Corp.; broad understanding of governance issues facing public companies from her board service to other public companies, including as lead independent director of KB Home.

• Market Facing Experience; International Expertise: Substantial international business and management experience from service as President of Taco Bell International.

• Finance / Capital Management Expertise; Risk Management Expertise: Deep expertise in finance, risk, and compliance oversight from more than a decade of service as Chief Financial Officer of an operating division (Taco Bell Corp.) of Yum! Brands, Inc., as well as a decade of service as the Chair of the Audit Committee of KB Home.

Ms. Lora served as President of Taco Bell International, a segment of Taco Bell Corp. (a subsidiary of Yum! Brands, Inc., one of the world’s largest restaurant companies) from 2013 until her retirement in 2018. She previously served in various roles at Taco Bell Corp., including Global Chief Financial and Development Officer from 2012 to 2013, Chief Financial and Development Officer from 2006 to 2012, and Chief Financial Officer from 2001 to 2006.

  19    CONAGRA BRANDS

Ruth Ann Marshall Age: 67 Director Since: May 23, 2007 Independent Board Committees: • Executive Committee • Human Resources Committee (Chair) • Nominating and Corporate Governance Committee

Other public company directorships:

•  Global Payments Inc. (a provider of payment technology services) since 2006

•  Regions Financial Corporation (a provider of banking, trust, stock brokerage and mortgage services) since 2011

Experiences, qualifications, and skills considered in re-nominating Ms. Marshall:

• Public Company Experience; Former C-Suite Executive: Strong leadership capabilities and insights from her service to MasterCard International, Inc., including marketing, account management and customer service; broad understanding of governance issues facing public companies from her board service to other public companies.

• Market Facing Experience; International Expertise; Technology Expertise: Significant domestic and international experience in growing the MasterCard Americas business, including through new product development; technology expertise built through a career in the payments technology industry.

• Finance / Capital Management Expertise; Risk Management Expertise: Expertise in finance from her service to MasterCard and on the Audit Committee of Regions Financial and transactional experience from her board service to other public companies.

Ms. Marshall was President of the Americas at MasterCard International, Inc. (payments industry) from October 1999 until her retirement in June 2006. At MasterCard, Ms. Marshall was responsible for building all aspects of MasterCard’s issuance and acceptance business in the United States, Canada, Latin America, and the Caribbean.

Prior to joining MasterCard International, Inc., Ms. Marshall served as Senior Executive Vice President of Concord EFS, Inc. (an electronic payment services company), where she oversaw marketing, account management, customer service, and product development.

2021 PROXY STATEMENT      20

Craig P. Omtvedt Age: 71 Director Since: November 11, 2016 Independent Board Committees: • Audit / Finance Committee

Other directorships:

• General Cable Corp. (a wire and cable manufacturer) from 2004 until 2018

• The Hillshire Brands Company from 2012 until 2014

• Oshkosh Corporation (a manufacturer and marketer of specialty vehicles and vehicle bodies) since 2008 (non-executive Chairman of the Board from 2017 to 2020)

Experiences, qualifications, and skills considered in re-nominating Mr. Omtvedt:

• Public Company Experience; Former C-Suite Executive: Broad understanding of governance issues facing public companies from his board service to other public companies; strong leadership capabilities and insights from his service as Chief Financial Officer of Fortune Brands.

• Finance / Capital Management Expertise; Risk Management Expertise: Deep expertise in accounting and finance, based on decades of experience in accounting and finance roles, including Chief Financial Officer, Chief Accounting Officer, and Chief Internal Auditor, at a public company.

Mr. Omtvedt served as Senior Vice President and Chief Financial Officer of Fortune Brands, Inc. (a former leading consumer products company) from 2000 until his retirement in October 2011. He served as a consultant to Beam Inc., the successor to Fortune Brands, during 2012. Previously, Mr. Omtvedt held a series of finance leadership positions of increasing responsibility with Fortune Brands, including Senior Vice President and Chief Accounting Officer; Vice President and Chief Accounting Officer; and Vice President, Deputy Controller and Chief Internal Auditor. He first joined Fortune Brands in 1989.

Before joining Fortune Brands, Mr. Omtvedt served in financial positions of increasing responsibility at both The Pillsbury Company and Sears, Roebuck & Company.

Scott Ostfeld Age: 44 Director Since: February 16, 2019 Independent Board Committees: • Human Resources Committee

Other directorships:

• HD Supply Holdings, Inc. (an industrial distributor) from 2017 until 2020

• Team Health Holdings, Inc. (a supplier of outsourced healthcare professional staffing and administrative services) from 2016 until 2017

Experiences, qualifications, and skills considered in re-nominating Mr. Ostfeld:

• Public Company Experience: Broad understanding of governance issues facing public companies from his board service to other public companies.

• Finance / Capital Management Expertise; Risk Management Expertise: Significant experience in finance and risk management from his service as a partner of JANA Partners LLC and co-portfolio manager of JANA Strategic Investments.

• M&A Experience: Significant transactional experience from his service to GSC Partners acquiring companies through the bankruptcy restructuring process, as well as his service in investment banking at Credit Suisse First Boston.

Mr. Ostfeld is a partner of JANA Partners LLC (investment manager) where he is co-portfolio manager of JANA Strategic Investments, its active equity ownership strategy.

Prior to joining JANA Partners LLC in 2006, Mr. Ostfeld was with GSC Partners in its distressed debt private equity group focused on acquiring companies through the bankruptcy restructuring process and enhancing value as an active equity owner.

Prior to GSC Partners, Mr. Ostfeld was an investment banker at Credit Suisse First Boston where he worked on a variety of M&A and capital raising assignments.

  21    CONAGRA BRANDS

How We Are Selected

The Board desires that its membership collectively hold a broad range of skills, education, experiences, and qualifications that can be leveraged for the benefit of the company and its shareholders. Not only must individuals exhibit high standards for ethics and integrity to be nominated for Board service, they must be willing to commit the time needed to faithfully carry out a director’s duties, including overseeing our strategy, CEO succession planning, and director refreshment processes.

We seek to maintain a Board comprised predominately of independent directors. In addition to independence, we seek individuals with the following experiences, skills, and characteristics:

Public company board experience	Active or former C-Suite executive	Market-facing experience	International expertise	Finance/capital management expertise	M&A experience	Technology expertise	Risk management expertise

The following matrix summarizes, for each director nominee and as of August 2, 2021, the skills they bring to the Board, their age and Board tenure, their independence, and other qualities and characteristics that contribute to our goal of building a Board of diverse views, perspectives, backgrounds, and experiences.

Director	Experiences and Skills	Age	Tenure	Independent	Race / Ethnic Diversity[1]	Gender Diversity[1]	LGBTQ+[1]

Arora		60	3

Brown		65	8

Chirico		64	~1

Connolly		55	6	CEO

Gregor		71	13

Horowitz		57	~1 month

Johri		71	13

Lenny		69	12

Lora		59	~3

Marshall		67	14

Omtvedt		71	5

Ostfeld		44	~3

Average/Total		63	7 years	11 (92%)	3 (27%)	4 (33%)	1 (9%)

1	Based on director nominees’ self-identified characteristics.

2021 PROXY STATEMENT      22

Our Nominating and Corporate Governance Committee plays a key role in identifying candidates for the Board who fulfill these requirements. More information on director recruitment and selection processes can be found beginning on page 31 of this Proxy Statement.

Director Refreshment

As noted in the table above, six of our director nominees have less than five years of experience on our Board and this is intentional.

The Board uses refreshment processes to enable it to evaluate the continued alignment of the Board’s membership with the needs of Conagra Brands. The Board’s refreshment processes involve reviewing and modifying the skills and characteristics required for membership. The Board also enables planned refreshment through its maintenance of a mandatory retirement age for directors.

As a result of our refreshment processes, our Board represents a mix of long-tenured directors and directors who provide new and different insights, expertise, and experiences.

Director Independence

To be considered independent, the Board must affirmatively determine that a director has no material relationship with Conagra Brands. In making its independence determinations, the Board applies the listing standards of the New York Stock Exchange, or NYSE, and the categorical independence standards contained in our Corporate Governance Principles. The Board considers even immaterial relationships, including transactions, relationships, and arrangements with the company, in its decision-making process to ensure a complete view of each director’s independence.

The Board has determined that 11 of our 12 nominees for director – directors Arora, Brown, Chirico, Gregor, Horowitz, Johri, Lenny, Lora, Marshall, Omtvedt and Ostfeld – have no material relationships with Conagra Brands and are independent within the meaning of applicable independence standards. The Board also determined that Stephen Butler, who served as a director until his retirement in September 2020, had no material relationships with Conagra Brands and was independent within the meaning of applicable independence standards. Mr. Connolly is not considered to be independent due to his employment with Conagra Brands.

To take a holistic approach to its independence determinations, the Board also reviewed commercial relationships between Conagra Brands and companies on whose boards our nominees served during fiscal 2021. The relationships with these companies involved Conagra Brands’ purchase or sale of products and services in the ordinary course of business on arm’s-length terms in amounts and under other circumstances that did not affect the relevant directors’ independence under our Corporate Governance Principles or under applicable law and NYSE listing standards.

In addition to satisfying our independence standards, each member of the Audit / Finance Committee of the Board must satisfy an additional Securities and Exchange Commission, or SEC, independence requirement. This requirement provides that the member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than his or her director’s compensation and may not be an “affiliated person” of Conagra Brands. Each member of the Audit / Finance Committee satisfies this additional independence requirement.

The SEC and NYSE have also adopted heightened standards relating to the independence of members of the Human Resources Committee, which we refer to as the HR Committee. These standards require consideration of the source of HR Committee members’ compensation, including any consulting, advisory or other compensatory fees paid to an HR Committee member, and each HR Committee member’s affiliation with us, any of our subsidiaries or any affiliates of our subsidiaries. Each member of the HR Committee satisfies these additional independence requirements.

  23    CONAGRA BRANDS

How We Govern

The Board is committed to performing its responsibilities in a manner consistent with sound governance practices. It routinely reviews its processes, assesses the regulatory and legislative environment, communicates with investors, and adapts its governance practices as needed to support informed, competent, and independent oversight on behalf of our shareholders. Our Corporate Governance Principles provide a summary of these practices and are available on our website at http://www.conagrabrands.com/investor-relations/corporate-governance/principles. Highlights of our corporate governance practices include the following:

Fully Independent Key Committees

Critical aspects of the Board’s work are handled by three key standing committees, each of which is comprised solely of independent directors: an Audit/Finance Committee, a Human Resources Committee, and a Nominating and Corporate Governance Committee.

Annual Election of Directors	To promote accountability to shareholders, our directors stand for election on an annual basis.
Majority Voting in Uncontested Director Elections

To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. If an incumbent nominee is not elected, he or she is required to promptly tender a resignation to the Board, subject to acceptance or rejection by the Board. Within 90 days of the certification of the election results, the Board will publicly disclose its decision as to whether to accept or reject the resignation.

Regularly-Scheduled Executive Sessions

The Board meets on a regularly scheduled basis and holds an independent executive session at every regularly scheduled meeting of the Board and its respective committees. The Chairman of the Board presides at all Board meetings, including executive sessions.

92% Director Independence

The Board has determined that 11 of our 12 nominees for director have no material relationship with Conagra Brands and are independent within the meaning of applicable independence standards, including the listing standards of the NYSE and the categorical standards contained in our Corporate Governance Principles.

2021 PROXY STATEMENT      24

Independent Board Leadership	The Board believes that independent Board leadership is a critical component of our governance structure. Since 2005, our Board Chairman and CEO roles have been separate.
Director Attendance at Meetings

During fiscal 2021, the Board met six times (five regular meetings and one special meeting) and acted by unanimous written consent twice. Each Board member attended 75% or more of the total number of fiscal 2021 meetings of the Board and committees of the Board on which he or she served.

Board members are required to attend the company’s annual meeting of shareholders each year. All of the directors serving at the time of the 2020 Annual Meeting of Shareholders attended the meeting.

Board, Committee, and Individual Evaluation Processes

Each of the Board, the Audit / Finance Committee, the HR Committee, and the Nominating and Corporate Governance Committee conducts a self-evaluation of its performance on an annual basis. In addition, individual director evaluations are conducted annually.

Retirement Age	No director may be nominated to a new term if he or she would be over age 72 at the time of the election.
Orientation and Continuing Education

We conduct an orientation program for each new director as soon as possible following his or her election or appointment. The orientation includes presentations by senior management with respect to a wide range of topics, including our strategic plans, governance practices, control environment, and human capital management priorities.

Board members receive materials and briefing sessions to continue their education on subjects that assist them in the discharge of their duties. We also provide reimbursement of expenses associated with our independent directors’ attendance at one outside director education program each fiscal year.

  25    CONAGRA BRANDS

Proxy Access

Our Amended and Restated Bylaws, or the Bylaws, permit shareholders to nominate directors through proxy access. Any shareholder, or group of up to 20 shareholders collectively, owning at least 3% of the outstanding shares of Conagra Brands common stock continuously for at least three years may nominate director candidates for inclusion in our proxy materials (not to exceed the greater of two candidates or 20% of the number of directors then in office).

Board Leadership Structure

The Board believes that independent Board leadership is a critical component of our governance structure. Our Corporate Governance Principles require us to have either an independent Board Chair or, if the positions of Chair and CEO are held by the same person, an independent lead director. Since 2005, our Chair and CEO roles have been separate. With separate Chair and CEO roles, our CEO can focus his time and energy on setting the strategic direction for the company, overseeing daily operations, engaging with external constituents, developing our leaders, building our culture, and promoting employee engagement at all levels of the organization. Meanwhile, our independent Chair leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content, engaging with the CEO and senior leadership team between Board meetings on business developments, and providing overall guidance to our CEO as to the Board’s views and perspectives, particularly on the strategic direction of the company.

Board Committees — Overview

The Board has established four standing committees: the Audit / Finance Committee, the Executive Committee, the HR Committee, and the Nominating and Corporate Governance Committee. The Audit / Finance Committee, HR Committee and Nominating and Corporate Governance Committee operate under written charters that have been approved by the full Board; each of these three committees is comprised entirely of independent directors.

2021 PROXY STATEMENT      26

Membership on each of the Board’s standing committees as of August 2, 2021 is as follows:

Name	Audit / Finance Committee	Executive Committee	HR Committee	Nominating and Corporate Governance Committee

Anil Arora

Tony Brown

Manny Chirico

Sean M. Connolly

Joie A. Gregor				Chair

Fran Horowitz

Rajive Johri

Richard H. Lenny		Chair

Melissa Lora	Chair

Ruth Ann Marshall			Chair

Craig P. Omtvedt

Scott Ostfeld

Total Meetings in FY2021	10	--	5	6

Executive Committee

The Executive Committee exists to act on behalf of the Board between meetings as exigency requires or at the request of the full Board. Its membership includes the Board Chair, the Chairs of each other standing Committee, and the Chief Executive Officer. During fiscal 2021, its membership was comprised of Directors Connolly, Gregor, Lenny (who served as Committee Chair), Lora and Marshall. It did not meet.

  27    CONAGRA BRANDS

Audit / Finance Committee

Committee Members:	Primary Responsibilities

Tony Brown Manny Chirico Fran Horowitz Rajive Johri Melissa Lora, Chair Craig P. Omtvedt

   Oversee the integrity of the company’s financial statements and review annual and quarterly SEC filings and earnings releases

   Receive reports on critical accounting policies of the company, significant changes in the company’s selection or application of accounting principles and the company’s internal control processes

   Retain the independent auditor and review the qualifications, independence, and performance of the independent auditor; pre-approve audit and non-audit services performed by the independent auditor

   Review the qualifications, independence and performance of the internal audit department

   Receive reports on the activities of management’s Enterprise Risk Management Committee and Risk Oversight Committee, as well as on the company’s processes for overseeing financial risks, including management’s assessment and control of derivative and treasury risks

   Review the company’s compliance with legal and regulatory requirements

   Review the company’s strategies and plans related to capital structure, including borrowing, liquidity, and allocation of capital

Financial Expertise and Financial Literacy

The Board has determined that each director who served on the Audit / Finance Committee during fiscal 2021 (including Mr. Stephen Butler, who retired in September 2020) is financially literate within the meaning of NYSE rules and independent in accordance with SEC rules, NYSE listing standards, and the company’s independence standards. The Board also determined that directors Butler, Chirico, Johri, Lora and Omtvedt are qualified as audit committee financial experts within the meaning of SEC regulations.

Related-Party Transactions

The Audit / Finance Committee has adopted a written policy regarding the review, approval, and ratification of related-party transactions. Under the policy, all related-party transactions are subject to reasonable prior review and approval by the Audit / Finance Committee. In circumstances where it is not reasonable or practical to wait until the next Audit / Finance Committee meeting to review a proposed related-party transaction, the chair of the Audit / Finance Committee may review and approve such related-party transaction. Any such approval must be reported to and ratified by the Audit / Finance Committee at its next regular, in-person meeting.

In determining whether to approve or ratify a related-party transaction, the Audit / Finance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related-party’s interest in the transaction. No director is permitted to participate in any approval of a related-party transaction in which he or she is a related party, except that the Board member will provide all material information concerning the

2021 PROXY STATEMENT      28

related party transaction to the Audit / Finance Committee. On at least an annual basis, the Audit / Finance Committee reviews and assesses ongoing related-party transactions to determine whether they comply with the company’s guidelines and that the relationships remain appropriate. All related-party transactions are disclosed to the full Board.

During fiscal 2021, one related party transaction arose. David B. Biegger served as the company’s Executive Vice President and Chief Supply Chain Officer until his retirement at fiscal year-end. One of Mr. Biegger’s immediate family members is employed by the company as a Senior Brand Manager and earned total compensation in excess of $120,000. The immediate family member’s position did not report, directly or indirectly, to Mr. Biegger. In addition, the individual is compensated in a manner that is appropriate for their responsibilities and experience and in accordance with standard compensation practices available to other individuals in comparable roles. The relationship described was reviewed and ratified in accordance with our policy for review of transactions with related persons.

Human Resources Committee

Committee Members:	Primary Responsibilities

Anil Arora Joie A. Gregor Richard H. Lenny Ruth Ann Marshall, Chair Scott Ostfeld

   Review, evaluate and approve compensation plans and programs for the company’s directors, executive officers, and certain other senior employees

   Annually review and approve corporate goals and objectives relevant to CEO compensation and, together with the other independent directors, at least annually evaluate the CEO’s performance in light of these goals and objectives

   Review and approve all compensation elements for members of the Senior Leadership Team

   Review, directly or with the full Board, succession plans for all senior positions

   Review whether the company’s compensation programs for employees generally are designed in a manner that does not incent employees to take inappropriate or excessive risks and whether any compensation policies or practices are reasonably likely to have a material adverse effect on the company

   Review human capital management programs and processes for the company, including the company’s approach to the following items for employees generally: talent acquisition, development, assessment, and retention; diversity and inclusion initiatives, goals, and results; and the company’s culture, and its connection to the company’s strategy

   Retain and terminate consultants or outside advisors to support the HR Committee, and approve related fees and engagement terms; determine whether any conflicts of interest with compensation consultants or advisors exist

Executive and Director Compensation

The HR Committee has retained authority over the determination of executive and non-employee director compensation, subject only to the further involvement of the other independent directors with respect to the approval of the overall compensation for non-employee directors and any base salary change for the CEO. The HR Committee may delegate its responsibilities to subcommittees comprised of one or more HR Committee members or to selected members of management, subject to requirements of our Bylaws and applicable laws, regulations, and the terms of

  29    CONAGRA BRANDS

shareholder-approved compensation plans. Additional information about the HR Committee’s processes for determining executive compensation, as well as the role of executive officers and the HR Committee’s compensation consultant in those determinations, can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Human Capital Management

In addition to leading the Board’s oversight of senior executive succession planning, the HR Committee oversees management’s work related to ensuring employees at all levels of the company are fully engaged and realizing their potential. The HR Committee’s review of the company’s human capital management initiatives includes, but is not limited to:

•	talent acquisition, development, assessment, and retention of employees;

•	diversity and inclusion goals and results; and

•	the company’s culture and its connection to overall strategy.

The HR Committee receives regular reports from management and, for some topics, external advisors, on the company’s talent strategy. During fiscal 2021, the Committee reviewed topics including:

•	our diversity and inclusion strategy;

•	trends in workforce management, particularly in light of COVID-19; and

•	opportunities to further leverage technology in developing workforce analytics.

The HR Committee also reviews the human capital strategic plan and progress on work underway to ensure Conagra achieves its vision of having the most energized, highest impact culture in food.

Compensation Committee Interlocks and Insider Participation

The individuals listed in the table above are the only individuals to have served on the HR Committee during fiscal 2021. During fiscal 2021, no member of the HR Committee was an employee, officer, or former officer of the company. None of our executive officers served during fiscal 2021 on the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had an executive officer serving as a member of our Board or the HR Committee.

Additional information about the roles and responsibilities of the HR Committee is provided in the “Compensation Discussion and Analysis” section of this Proxy Statement.

2021 PROXY STATEMENT      30

Nominating and Corporate Governance Committee

Committee Members:	Primary Responsibilities

Tony Brown Joie A. Gregor, Chair Rajive Johri Richard H. Lenny Ruth Ann Marshall

   Identify qualified candidates for membership on the Board

   Propose to the Board a slate of directors for election by the shareholders at each annual meeting

   Propose to the Board candidates to fill vacancies on the Board

   Consider and make recommendations to the Board concerning the size and functions of the Board and the various Board committees

   Consider and make recommendations to the Board concerning corporate governance policies

   Assess the independence of Board members

   Advise management on internal and external factors and relationships affecting our image and reputation, including those related to corporate citizenship, social responsibility, and public policy issues significant to the company

Director Nomination Process

The Nominating and Corporate Governance Committee considers Board candidates suggested by Board members, management, and shareholders. During fiscal 2021, the Nominating and Corporate Governance Committee also retained a third-party search firm to identify director candidates. The Nominating and Corporate Governance Committee provided the third-party search firm with guidance as to the skills, experience and qualifications that the Nominating and Corporate Governance Committee was seeking in potential candidates, and the search firm identified candidates for the Nominating and Corporate Governance Committee’s consideration.

When a potential candidate is brought to the Board’s attention, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the individual. This initial determination is based on whether additional Board members are necessary or desirable. It is also based on whether, based on the information provided or otherwise available to the Nominating and Corporate Governance Committee, the prospective nominee is likely to satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines that additional consideration is warranted, it may request a third-party to gather additional information about the prospective director candidate. The Nominating and Corporate Governance Committee may also elect to interview a candidate.

Although the Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met for a candidate to be nominated as a director, the Nominating and Corporate Governance Committee evaluates each prospective director candidate against the standards and qualifications set forth in our Corporate Governance Principles, including, but not limited to:

•	Board skill needs, considering the qualifications and skills outlined on page 22 of this Proxy Statement and the experience of current Board members;

•	the candidate’s background, including demonstrated high standards of ethics and integrity, as well as the candidate’s ability to work toward business goals with other Board members;

•	diversity, including the extent to which the candidate reflects the composition of our constituencies;

•	whether the candidate has sufficient time to effectively carry out the duties of a director;

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•	the candidate’s qualifications as independent and ability to serve on various committees of the Board; and

•	business experience, which should reflect a broad level of experience at the policy-making level.

In evaluating potential director nominees, the Nominating and Corporate Governance Committee assesses whether the Board, collectively, represents diverse views, perspectives, backgrounds, and experiences that will enhance the Board’s and our effectiveness. The Nominating and Corporate Governance Committee seeks directors who have qualities to achieve the goal of a well-rounded, diverse Board as a whole, including through the consideration of diversity in professional experience, skills, board tenure, race, ethnicity, gender, and age.

After completing its evaluation process, the Nominating and Corporate Governance Committee makes a recommendation to the Board as to who should be nominated, and the Board determines the director nominees after considering the Nominating and Corporate Governance Committee’s recommendations.

The evaluation process for nominees recommended by shareholders does not differ from the process set forth above. Shareholders wishing to submit candidates for election as directors must notify our Corporate Secretary in writing by delivering or mailing a notice to our principal executive offices at 222 W. Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654. Such submissions must comply with the requirements set forth in our Bylaws, including advance notice procedures.

Shareholders may also directly nominate candidates pursuant to our “proxy access” Bylaws.

Ability of Shareholders to Nominate Directors via Proxy Access

If a shareholder or group of shareholders wishes to nominate a candidate directly, they may do so in accordance with the provisions set forth in our Bylaws. Specifically, our Bylaws permit any shareholder, or group of up to 20 shareholders collectively owning 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our proxy materials director nominees for election to the Board. A shareholder or shareholders, as applicable, can nominate up to the greater of:

•	20% of the total number of directors on the Board, rounding down to the nearest whole number, and

•	two directors,

all in accordance with the requirements set forth more fully in our Bylaws.

Under our Bylaws, requests to include shareholder-nominated candidates for director in our proxy materials through this process must be received no earlier than 150 days and no later than 120 days prior to the first anniversary of the date on which our definitive proxy statement for the prior year’s annual meeting of shareholders was first released to shareholders.

During fiscal 2021, Mr. Manny Chirico joined the Board. Mr. Chirico was identified as a director candidate by a third-party search firm. After evaluating Mr. Chirico in the manner described above and considering input from our other independent directors and our CEO, the Nominating and Corporate Governance Committee identified Mr. Chirico as a director candidate and recommended him as a nominee to the Board. The Board unanimously approved the recommendation.

The Board’s Role in Risk Oversight

Our senior leadership is responsible for identifying, assessing, and managing our exposure to risk. The Board and its committees play an active role in overseeing management’s activities and ensuring that management’s plans are balanced from a risk/reward perspective. The Board and its committees perform this oversight through a variety of mechanisms.

2021 PROXY STATEMENT      32

Board-Level Discussions

Each fiscal year, the Board reviews and discusses our strategic plan and the longer-term risks and opportunities we face. The Board routinely receives reports from significant business units and functions, and these presentations include a discussion of the business, regulatory, compliance, operational, and other risks associated with planned strategies and tactics. The Board also receives regular reports regarding the activities of management’s Enterprise Risk Management Committee, which focuses on assessing and monitoring enterprise-wide risk.

Without the right talent, we cannot implement the strategies we devise. Oversight of the company’s approach to and investment in human capital management and talent development are thus key governance matters for the Board. Directly, and through its HR Committee, the Board engages regularly with management on human capital matters. Specific HR Committee activities are supplemented by full Board actions. For example, the full Board receives an annual succession planning presentation from management during which potential successors to senior leadership roles are discussed, arranges opportunities to engage directly with emerging talent in the organization, and discusses the evolution of Conagra’s culture in the context of the CEO’s annual goals and objectives.

During fiscal 2021, the full Board also spent time at each of its regularly scheduled meetings discussing risks associated with the COVID-19 pandemic. Among the topics discussed were:

•	COVID-19 case trends within our employee population

•	Incremental health and safety practices incorporated into our operations, as well as efforts to secure vaccinations for our employees

•	Risks associated with our ability to supply to the heightened levels of demand as consumers ate more at home

•	The ability of our supply chain partners to deliver on their commitments to us

•	Heightened cybersecurity risks associated with the need for our office-based staff to work from home

•	Our ability to provide a philanthropic response

Audit / Finance Committee Oversight

The Audit / Finance Committee’s charter requires it to review our processes for identifying and managing enterprise-wide risks facing the company, including, but not limited to, financial risks (such as derivative and treasury risks), cybersecurity and information technology risks, and operational risks, and to oversee our risks related to capital structure, including borrowing, liquidity, and allocation of capital. The Audit / Finance Committee also oversees our management of financial risks by, among other things, reviewing our significant accounting policies and the activities of management’s Enterprise Risk Management Committee, maintaining oversight of our Internal Audit function, holding regular executive sessions with our Chief Financial Officer and Controller, our head of Internal Audit, and our independent auditors, and receiving regular legal and regulatory updates from legal counsel. Our management provides an enterprise risk management report to the Audit / Finance Committee on a semi-annual basis.

The Chair of the Audit / Finance Committee reports to the Board on the Committee’s activities.

Human Resources Committee Oversight

The HR Committee reviews the company’s leadership development activities to ensure appropriate succession planning occurs. This includes the establishment of an emergency succession protocol in the event of the CEO’s sudden incapacity or departure.

  33    CONAGRA BRANDS

The HR Committee also reviews the relationship between the company’s compensation programs and risk and has adopted a series of policies and practices to reduce risk in our compensation programs. These policies and practices include, but are not limited to, the following:

Annual Advisory Vote on Named Executive Officer Compensation

Consistent with our shareholders’ preference, last indicated at the 2017 Annual Meeting of Shareholders, our shareholders are given an opportunity every year to vote, on an advisory basis, to approve our named executive officer compensation.

Stock Ownership Guidelines for Directors and Senior Leaders

Directors and senior leaders across the company are subject to stock ownership guidelines.

All non-employee directors are expected to acquire and hold during their tenure shares of our common stock with a value of at least $500,000.

Each senior leader across the company is subject to stock ownership guidelines equal to a multiple of that person’s salary. Mr. Connolly, our President and CEO, is required to own shares of our common stock having a value of at least six times his salary, and each of our other named executive officers is required to own shares of our common stock having a value of at least three or four times his or her salary.

Anti-Pledging / Hedging Policy	Our directors and executive officers, including our named executive officers, are prohibited from pledging their shares of company stock or hedging their ownership of company stock, including by trading in publicly-traded options, puts, calls, or other derivative instruments related to company stock or debt. Our hedging policy for directors and executive officers does not apply to other employees.

Clawback Policy	We have a clawback policy that requires excess amounts paid to any of our senior officers under our incentive compensation programs to be recovered in the event of a material restatement of our financial statements for fiscal 2013 or later fiscal years, when such restatement results from the fraudulent, dishonest, or reckless actions of the senior officer.

The Chair of the HR Committee reports to the Board on the Committee’s activities.

Nominating and Corporate Governance Committee Oversight

The Nominating and Corporate Governance Committee assists the Board in managing risks associated with Board organization, membership, and structure.

The Committee also assists management in the oversight of environmental, social, and governance risks. The Committee reviews the company’s policies and programs related to corporate citizenship, social responsibility, and public policy issues, such as environmental sustainability and philanthropic giving. The Nominating and Corporate Governance Committee also oversees the modest political activities of the company, including political contributions and lobbying expenditures, to ensure they focus on adding shareholder value and enhancing our position as a good corporate citizen. We publish a report of these activities on our website.

The Chair of the Nominating and Corporate Governance Committee reports to the Board on the Committee’s activities.

2021 PROXY STATEMENT      34

Investor Engagement

Our management team conducts investor outreach throughout the year. Our efforts help ensure that management and the Board understand and consider the issues that matter most to our shareholders. Examples of our approach include the following:

•

Management regularly attends investor conferences, holds one-on-one and small group meetings and calls with investors, and also interacts with investors and the analyst community during our quarterly earnings conference calls.

•

On two occasions over the last five years, management has hosted a large-scale investor day event at our corporate headquarters and webcast the presentations live. The company intends to host another investor meeting in the spring of 2022.

•	Our Investor Relations team is available to respond to investor inquiries and can be reached via email at IR@conagra.com or by telephone at (312) 549-5002.

•	At each regular meeting of the Board of Directors, management provides an Investor Relations review to ensure the Board is apprised of the most up-to-date perspectives of the investment community.

We welcome opportunities to engage and receive feedback directly from our shareholders and other key stakeholders and believe that such engagement is critical to our effectiveness. You may contact any of our directors individually, any Committee of the Board, our independent directors as a group, our Chairman of the Board, or the Board generally by writing to:

Chairman of Conagra Brands Board of Directors

222 W. Merchandise Mart Plaza, Suite 1300

Chicago, Illinois 60654

Communications are reviewed by the Corporate Secretary and, if appropriate, by Internal Audit, and forwarded to the addressee(s). The Corporate Secretary routinely filters communications that are solicitations, consumer complaints, unrelated to Conagra Brands or our business, or determined to pose a possible security risk to the addressee.

You may also communicate with us by attending the Annual Meeting and voting. We encourage you to share your feedback by voting on the items described in this Proxy Statement.

Corporate Governance Materials Available on Our Website

To learn more about our governance practices, you can review any of the following documents at http://www.conagrabrands.com/investor-relations/corporate-governance:

• Audit / Finance Committee Charter	• HR Committee Charter

• Nominating and Corporate Governance Committee Charter	• Procedures for bringing concerns or complaints to the attention of the Audit / Finance Committee

• Corporate Governance Principles	• Political Activity Disclosure

• Code of Ethics for Senior Corporate Officers	• Code of Conduct

• Procedures for communicating with the Board

We promptly post updates to these documents on our website. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the SEC. These documents are also available in print to any shareholder who requests them from the Corporate Secretary.

  35    CONAGRA BRANDS

How We Are Compensated

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. On an annual basis, the HR Committee recommends the non-employee director compensation program to the Board for approval. In setting director compensation, the HR Committee receives input from Frederic W. Cook & Co., Inc. (FW Cook), its independent compensation consultant, on factors including the time commitment and skill level required to serve on the Board, as well as broader market practices. In addition, our Conagra Brands, Inc. 2014 Stock Plan places a limit on the equity awards that may be awarded to each non-employee director in any fiscal year.

A summary of non-employee director compensation for fiscal 2021 is set forth below.

Non-Employee Director Compensation — Directors Other than the Board Chair

The following table summarizes the compensation program for our non-employee directors other than the Board Chair that was in effect during fiscal 2021. No changes were made to the compensation program described below from fiscal 2020 to fiscal 2021.

Annual Cash Retainer:	$100,000 per year(1)
Annual Committee Chair Retainer(2):	$20,000 for each Committee Chair(1)

Meeting Fees:	None, unless the director’s attendance is required at more than a total of 24 Board and Committee meetings during a fiscal year. A fee of $1,500 is paid for each meeting attended and at which a director’s attendance was required more than 24 meetings.

Equity Compensation:	A grant of restricted stock units, or RSUs, with a value equal to $150,000, effective on the first trading day of the fiscal year(3)

(1)	Directors who join the Board or who are elected as the Chair of a Committee after the start of a fiscal quarter receive a prorated retainer for that quarter based on the number of days served.
(2)	Excludes the Executive Committee. No retainer is paid for service to this Committee.
(3)	Directors who join the Board after the start of a fiscal year receive a prorated grant for that year based on the number of partial and full months served.

All non-employee directors (other than the Chair) serving as of the first trading day of fiscal 2021 received 4,453 RSUs on June 1, 2020 (targeted value of $150,000). These RSUs vested on June 1, 2021. In connection with his appointment to the Board in February 2021, Mr. Chirico received 1,448 RSUs on March 1, 2021 (target value of $50,000), which are scheduled to vest on March 1, 2022.

Vesting of the RSUs in the non-employee director compensation program is accelerated in the event of death or permanent disability. If a director is no longer serving one year from the date of grant, vesting is prorated 25% for each fiscal quarter during which the director served for any amount of time.

Dividend equivalents are paid on the RSUs at the regular dividend rate in shares of our common stock.

2021 PROXY STATEMENT      36

Non-Employee Director Compensation — Board Chair

In lieu of the elements described above, the Board Chair’s compensation for fiscal 2021 consisted of a grant of RSUs with a targeted value equal to $425,000. The number of RSUs granted, 12,618, was determined by dividing $425,000 by the average closing price of our common stock on the NYSE for the 30 trading days prior to the grant date of June 1, 2020. The material terms of the RSUs were identical to those described above for the other non-employee directors.

Other Non-Employee Director Compensation Programs

In addition to the cash payments and equity awards described above, all non-employee directors were entitled to participate in the following programs during fiscal 2021:

•	A matching gifts program was available to all non-employee directors. Conagra Brands matched up to $10,000 of a director’s charitable donations made during the fiscal year; and

•

A nonqualified deferred compensation plan was available to all non-employee directors. This plan provided non-employee directors the ability to defer receipt of their cash or stock compensation. This program did not provide above-market or preferential earnings (as defined by SEC rules).

Director Stock Ownership Requirements

The Board has adopted stock ownership requirements for its non-employee directors. All non-employee directors are expected to acquire and hold shares of common stock of Conagra Brands during their tenure with a value of at least $500,000. All directors must acquire this ownership level within five years following their first election to the Board. Shares personally acquired by the non-employee directors through open market purchases, shares acquired upon settlement of RSUs, and shares acquired upon the deferral of fees, are counted toward the ownership requirement. Unexercised stock options are not counted.

  37    CONAGRA BRANDS

Non-employee directors agree not to sell any shares of company common stock until they have reached the guideline. During fiscal 2021, all of our Board members met the stock ownership guidelines or followed the retention requirement.

Director Compensation Table – Fiscal 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Anil Arora	100,000	154,608	10,000	264,608

Thomas K. Brown	100,000	154,608	5,000	259,608

Stephen G. Butler (3)	60,000	77,321	10,000	147,321

Manny Chirico (4)	32,692	49,449	—	82,141

Joie A. Gregor	120,000	154,608	10,000	284,608

Rajive Johri	100,000	154,608	10,000	264,608

Richard H. Lenny	—	438,097	10,000	448,097

Melissa Lora	110,000	154,608	10,000	274,608

Ruth Ann Marshall	120,000	154,608	10,000	284,608

Craig P. Omtvedt	100,000	154,608	10,000	264,608

Scott Ostfeld (5)	100,000	154,608	—	254,608

(1)

Reflects the grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718) of the stock awards made to non-employee directors during fiscal 2021. The number of RSUs granted to all directors was determined by dividing the intended grant value ($150,000 for directors other than Mr. Lenny and $425,000 for Mr. Lenny) by the average of the closing stock price of our common stock on the NYSE for the 30 trading days prior to the grant date. Assumptions made in the valuation of these awards are discussed in Note 13 to the company’s consolidated financial statements in the company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2021. At fiscal 2021 year-end, each non-employee director other than Messrs. Lenny and Chirico held 4,548 RSUs. Mr. Lenny held 12,889 RSUs, and Mr. Chirico held 1,448 RSUs.

(2)	Reflects the amount paid to a designated charitable organization on the director’s behalf under the matching gifts program.

(3)	Mr. Butler ceased Board service following our Annual Meeting of Shareholders on September 23, 2020.

(4)	Mr. Chirico was appointed to the Board effective February 1, 2021.

(5)	With the approval of the Board, Mr. Ostfeld has assigned his compensation for Board services to JANA Partners LLC.

2021 PROXY STATEMENT      38

The Audit / Finance Committee has sole authority to appoint, retain, compensate, oversee, and terminate our independent auditor. In addition, the Committee evaluates and ensures the rotation of the lead audit partner as our independent auditor and will, if it deems it advisable, consider the rotation of the audit firm.

The Audit / Finance Committee has appointed KPMG LLP, an independent registered public accounting firm, as our independent auditor for fiscal 2022 to conduct the audit of our financial statements. KPMG LLP has conducted the audits of our financial statements since fiscal 2006. Since that time, five different partners of the firm have served as the audit lead. The Audit / Finance Committee and the Board request that the shareholders ratify this appointment.

Representatives from KPMG LLP are expected to be present at the Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If shareholders do not ratify the appointment of KPMG LLP as our independent auditor, the Audit / Finance Committee will reconsider the appointment. Even if the appointment of KPMG LLP is ratified, the Audit / Finance Committee may appoint a different independent auditor at any time if, in its discretion, it determines that such a change would be in the company’s and its shareholders’ best interests.

Fees billed by KPMG LLP for services provided for fiscal years 2021 and 2020 were as follows:

	Fiscal 2021	Fiscal 2020

Audit Fees	$5,664,000	$5,737,000

Audit-Related Fees	54,000	38,000

Tax Fees	11,000	12,000

All Other Fees	9,000	2,000

Total Fees	$5,738,000	$5,789,000

•	Audit Fees. Audit fees consist of the audits of our annual financial statements, the reviews of our quarterly financial statements and foreign statutory audits.

•	Audit-Related Fees. In fiscal years 2021 and 2020, audit-related fees consisted of a pension plan audit, a compilation engagement, and other attestation services.

•	Tax Fees. In fiscal years 2021 and 2020, tax fees consisted of tax consultation and tax compliance services.

•	All Other Fees. In fiscal years 2021 and 2020, other fees consisted of fees for access to an online accounting research and disclosure tool and training platform.

The Audit / Finance Committee pre-approves all audit and non-audit services performed by our independent auditor. The Audit / Finance Committee will periodically grant a general pre-approval of categories of audit and non-audit services. Any other services must be specifically approved by the Audit / Finance Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit / Finance Committee. In periods between Audit / Finance Committee meetings, the Chair of the Audit / Finance Committee has been delegated authority from the Audit / Finance Committee to pre-approve additional services; any such pre-approvals are subsequently communicated to the full Audit / Finance Committee at its next meeting.

The Audit / Finance Committee approved 100% of the services performed by KPMG LLP that were billed as Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees during fiscal years 2021 and 2020.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2022.

2021 PROXY STATEMENT      40

Audit / Finance Committee Report

The Audit / Finance Committee assists the Board in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the company, (2) the qualifications, independence and performance of the company’s independent auditor and internal audit department, (3) the compliance by the company with legal and regulatory requirements, and (4) the company’s perspectives on financing strategies and capital structure, in light of its strategic long range plans. The Audit / Finance Committee acts under a written charter, adopted by the Board, a copy of which is available on our website.

Management is responsible for the company’s financial reporting process and internal controls. Our independent auditor is responsible for performing an independent audit of the company’s consolidated financial statements, issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and assessing the effectiveness of the company’s internal control over financial reporting. The Audit / Finance Committee oversees the company’s financial reporting process and internal controls on behalf of the Board.

The Audit / Finance Committee has sole authority to appoint, retain, compensate, oversee, and terminate our independent auditor. The Audit / Finance Committee reviews the company’s annual audited financial statements, quarterly financial statements, and other filings with the SEC. The Audit / Finance Committee reviews reports on various matters, including: (1) critical accounting policies of the company; (2) material written communications between our independent auditor and management; (3) our independent auditor’s internal quality-control procedures; (4) significant changes in the company’s selection or application of accounting principles; and (5) the effect of regulatory and accounting initiatives on the financial statements of the company. The Audit / Finance Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting, and other advisors to assist the Audit / Finance Committee in its functions.

During the last fiscal year, the Audit / Finance Committee met and held discussions with representatives of Conagra Brands’ management, its internal audit staff, and KPMG LLP, Conagra Brands’ independent auditor. Representatives of management, the internal audit staff, and our independent auditor have unrestricted access to the Audit / Finance Committee and periodically meet privately with the Audit / Finance Committee. The Audit / Finance Committee reviewed and discussed with the company’s management and KPMG LLP the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

The Audit / Finance Committee also discussed with our independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or the PCAOB, and the SEC. The Audit / Finance Committee also reviewed and discussed with KPMG LLP its independence and, as part of that review, received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit / Finance Committee concerning independence from Conagra Brands. The Audit / Finance Committee also considered whether the provision of non-audit services provided by KPMG LLP to the company during fiscal 2021 was compatible with the auditor’s independence.

Based on these reviews and discussions and the report of our independent auditor, the Audit / Finance Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2021 for filing with the SEC.

Conagra Brands, Inc. Audit / Finance Committee

Tony Brown	Manny Chirico	Rajive Johri

Melissa Lora, Chair	Craig P. Omtvedt

  41    CONAGRA BRANDS

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are asking you to approve, on an advisory basis, our named executive officer compensation. Consistent with our shareholders’ preference, last indicated at our 2017 Annual Meeting of Shareholders, we give our shareholders an opportunity to vote, on an advisory basis, to approve the compensation of our named executive officers on an annual basis. This vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to our named executive officer compensation as we have described it in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, beginning on pages 47 and 69, respectively.

Our executive compensation program is designed to reward performance, drive focus, engagement and execution, support our business strategies, discourage excessive risk-taking, make us competitive with other organizations for top talent, and align the interests of our executive officers with the long-term interests of our shareholders. A few notable items associated with our fiscal 2021 program include the following:

•

Consistent with our pay-for-performance philosophy, our named executive officers’ fiscal 2021 compensation opportunity was tied meaningfully to company performance. For our President and CEO, incentive compensation represented 89% of his fiscal 2021 total compensation opportunity. For our other named executive officers, incentive compensation represented approximately 77% of their total opportunity.

•	Our fiscal 2021 Annual Incentive Plan funded and paid out above target for each named executive officer, aligned with our performance during the year.

•

The fiscal 2019 to 2021 cycle of our performance share plan concluded in fiscal 2021 with payouts at levels above target for each named executive officer, aligned to the impactful transformation accomplished over the period.

•

Multiple performance metrics are utilized in our plans and programs to discourage excessive risk-taking. Our program’s design does not encourage excessive focus on a single performance goal to the detriment of other measures of success.

•	Substantial stock ownership requirements ensure that our senior executives maintain a significant stake in our long-term success. They many not hedge or pledge their Conagra stock.

•

Our clawback policy allows recovery of certain incentive compensation payments from executives in the event of a material restatement of our financial statements resulting from their fraudulent, dishonest, or reckless actions.

•

We design our compensation programs to motivate our executives to win regardless of marketplace or macroeconomic dynamics and to achieve our fundamental objectives of creating sustainable, profitable growth and long-term value for our shareholders.

Year-after-year, shareholders have exhibited strong support of our executive compensation program. In each of the past five fiscal years, we have received over 92% approval on this voting item.

We are asking our shareholders to once again support our named executive officer compensation as described in this Proxy Statement. Accordingly, we are asking our shareholders to vote to approve the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is hereby APPROVED.”

While this vote is advisory and not binding on our company, the Board and its HR Committee value the opinions of our shareholders and expect to consider the outcome of the vote, along with other relevant factors, when considering named executive officer compensation in the future. We expect to hold our next advisory vote at our 2022 Annual Meeting of Shareholders.

The Board of Directors recommends a vote “FOR” the resolution approving our named executive officer compensation.

  43    CONAGRA BRANDS

New!
BIRDS EYE
Shredded

VOTING ITEM #4 :

Shareholder Proposal

We received the following shareholder proposal for inclusion in our proxy statement from John Chevedden. If the proponent or a qualified representative of the proponent attends our Annual Meeting and submits the proposal for a vote, then the proposal will be voted upon. The proposal, and its supporting statement, is included exactly as submitted to us by the proponent. We have not attempted to independently verify – or refute – all assertions in the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE **"AGAINST"** THIS SHAREHOLDER PROPOSAL

Voting Item #4: Adopt a Mainstream Shareholder Right—Written Consent

Shareholders request that our board of directors take the necessary steps to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to give shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent. This includes that the least possible number of shares would be able to do so little as request a record date for written consent.

Hundreds of major companies enable shareholder action by written consent. This proposal topic won majority shareholder support at 13 large companies in a single year. This included 67%-support at both Allstate and Sprint. This proposal topic also won 63%-support at Cigna Corp. in 2019. This proposal topic would have received higher votes than 63% to 67% at these companies if more shareholders had access to independent proxy voting advice.

A shareholder right to act by written consent affords Conagra management strong protection for a holdout management mentality during the current rapid changing business environment. Since a significant percentage of shares do not vote at CAG annual meetings any action taken by written consent would still need 60% supermajority approval from the shares that normally cast ballots at the CAG annual meeting to equal the required majority from the CAG shares outstanding.

Plus Conagra shareholders have absolutely no right to call for a special shareholder meeting.

The avalanche of bare bones online shareholder meetings in 2020 makes the shareholder right to act by written consent more valuable. Shareholders are so restricted in online meetings that management will never want a return to the more transparent in-person shareholder meeting format.

Shareholders are restricted because all constructive questions and comments can be screened out by management. For instance the Goodyear online shareholder meeting was spoiled by a trigger-happy management mute button for shareholders. And AT&T, with 3000 institutional shareholders, would not even allow shareholders to speak.

Please vote yes:

  45    CONAGRA BRANDS

Proposal 4: Adopt a Mainstream Shareholder Right – Written Consent

The Board of Directors recommends a vote “AGAINST” this proposal.

The Board of Directors believes that action by written consent is not in the best interest of shareholders and recommends a vote AGAINST this proposal.

Conagra’s existing governance practices protect shareholder rights and ensure director accountability.

Conagra has long demonstrated its commitment to governance practices that provide shareholders with strong rights to participate in the company’s direction:

•	Shareholders elect the Board on an annual basis

•	Directors must submit an offer to resign if they fail to receive majority shareholder support

•	We permit shareholders to nominate directors through a robust proxy access bylaw

•	The Board long-ago eliminated supermajority voting requirements from our constituent documents

•	We do not have a shareholder rights plan

•	Management is in regular contact with our shareholders to solicit their feedback

•	Our proxy materials include robust information on our Board’s processes and we welcome shareholder input throughout the year

Adoption of this proposal is unnecessary given the Board’s existing governance practices.

Action by written consent can result in increased confusion for shareholders and less transparent decision-making.

Our current processes for shareholder action are designed to enable all shareholders to participate in the decision-making process. In contrast, implementing a written consent provision could have the detrimental effect of enabling a limited group of short-term focused shareholders to act in their own self-interest by advocating proposals that neither enhance long-term shareholder value nor advance the interests of shareholders as a whole. Different shareholder groups could submit multiple written consents simultaneously, creating a confusing and disruptive environment for shareholders and the company.

The adoption of a written consent provision could also preclude shareholders from engaging in fair and open discussion. Currently, any matter that Conagra or its shareholders wishes to present for a shareholder vote must be noticed in advance and presented at a meeting. The resulting transparency and fairness allow all shareholders to consider, discuss, and vote on pending actions. Conagra has a strong track-record of facilitating well-attended and engaging meetings. Even in 2020, when we held a virtual-only shareholder meeting due to the COVID-19 pandemic, approximately 91% of our outstanding shares were represented at the meeting, and every shareholder question submitted during the meeting was addressed live during the webcast.

In summary, the Board does not believe that a shareholder written consent is an appropriate corporate governance model for a company as committed to strong governance practices as Conagra.

The Board believes that adoption of this proposal is unnecessary and not in Conagra’s or our shareholders best interests.

2021 PROXY STATEMENT      46

Compensation Discussion and Analysis

Introduction

At Conagra Brands, our fundamental objectives are to create sustainable, profitable growth and long-term value for our shareholders. Management sets our annual and long-term business goals to support attainment of these objectives. The Board’s HR Committee (in this section, the Committee) oversees the design of our executive compensation program to promote achievement of our goals.

This Compensation Discussion and Analysis describes and analyzes our executive compensation program. Specifically, we describe and analyze the program’s application to the executive officers listed in the Summary Compensation Table; these are our “named executive officers.” For fiscal 2021, or FY21, which began on June 1, 2020 and ended on May 30, 2021, our named executive officers were:

Name	Title

Sean M. Connolly	President and Chief Executive Officer

David S. Marberger	Executive Vice President and Chief Financial Officer

Colleen R. Batcheler	Executive Vice President, General Counsel and Corporate Secretary

Thomas M. McGough	Executive Vice President and Co-Chief Operating Officer

Darren C. Serrao	Executive Vice President and Co-Chief Operating Officer

We have provided a summary of our fiscal 2021 executive compensation program and fiscal 2021 performance in the “Executive Summary” below. For more complete information on the program and the Committee’s processes related to the program, we encourage you to read this entire Compensation Discussion and Analysis and the related sections of this Proxy Statement.

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Executive Summary

Our executive compensation program is designed to encourage and reward behavior that promotes attainment of our annual and long-term goals. In turn, those goals are intended to lead to sustainable, profitable growth, and long-term shareholder value. The elements of our fiscal 2021 executive compensation program were as follows:

Base Salary and Benefits

A fixed compensation program with salaries reviewed annually and adjusted as appropriate (as further described below). Benefit packages that are market competitive and generally broad-based in the company.

Annual Incentive Program

A cash-based annual incentive program based on a single year of performance results. Performance measures are aligned to our annual operating plan. Payouts in fiscal 2021 could range from 0% to 200% of target. Fiscal 2021 awards were generally based on three weighted metrics:

50% Weighting: Operating income, adjusted for items impacting comparability

30% Weighting: Net sales, adjusted for items impacting comparability

20% Weighting: Free cash flow, adjusted for items impacting comparability

Long-Term Incentive Program

A stock-based incentive program based on multi-year results or service. Pays out generally after three years.

Performance Shares – 75% of Opportunity

•    Opportunity to earn shares of our common stock if we achieve pre-set performance goals over a three-year period.

•   Performance goals set as an EPS CAGR: The compound annual growth rate of our diluted earnings per share from continuing operations, adjusted for items impacting comparability (Adjusted Diluted EPS)

•   In light of the business uncertainty created by the COVID-19 pandemic, the Committee chose to set the specific EPS CAGR targets for the FY21 – FY23 Performance Share program in stages.

•   July 2020: The Committee set a one-year EPS CAGR for the first year of the program (weighted 33%)

•   In July 2021: The Committee set the remaining two-year EPS CAGR for the FY22-23 period (weighted 67%)

•   Payouts will ultimately range from 0% to 200% of target.

Restricted Stock Units – 25% of Opportunity • Opportunity to earn shares of our common stock if the employee generally remains with Conagra over the three-year vesting period of the award.

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Fiscal 2021 Highlights

For Conagra Brands, fiscal 2021 was a year of successfully managing through dynamic conditions. New consumers found our brands and became repeat purchasers of our innovative products. We grew share versus the competition and continued to invest in the long-term health of our business. Our dedicated employees performed well in very challenging circumstances and our commitment to employee health and safety remained of primary focus. We enter fiscal 2022 believing in the long-term prospects for our business.

Given the dynamic environment created by the COVID-19 pandemic, we provided fiscal 2021 guidance on a quarter-to-quarter basis. Ultimately, we delivered results consistent with and in some instances above our guidance throughout the year.

	Organic Net Sales	Adjusted Operating Margin	Adjusted Diluted EPS
FY21 Q1	Exceeded Guidance	Exceeded Guidance	Exceeded Guidance

FY21 Q2	Exceeded Guidance	Exceeded Guidance	Exceeded Guidance

FY21 Q3	Exceeded Guidance	Met Guidance	Met Guidance

FY21 Q4	Met Guidance	Met Guidance	Met Guidance

We achieved our leverage goal for fiscal 2021 ahead of schedule.

Specific performance highlights from fiscal 2021 include the following:

•

Organic Net Sales Growth: We experienced strong organic net sales growth in all three of our retail segments in fiscal 2021, driven by increased demand due to COVID-19, as well as growth in e-commerce sales, and a robust innovation slate.

•	Operating Margin Expansion: Our adjusted operating margin grew again in fiscal 2021. We delivered operating margin of 15.9% and adjusted operating margin of 17.5%[4].

•	Deleveraging: We achieved our net leverage ratio[5] goal of 3.6x in the second quarter of fiscal 2021 – two quarters ahead of our year-end target.

•

Portfolio Changes: We continued our portfolio sculpting work in fiscal 2021. We completed the divestiture or exit of several smaller, non-core businesses: H.K. Anderson peanut butter-filled pretzels, Peter Pan peanut butter, and Egg Beaters liquid eggs.

•

Capital Returned to Shareholders: Our Board of Directors increased our quarterly dividend by 29% during fiscal 2021 and we paid $475 million in cash dividends overall. Upon achievement of our net leverage ratio ahead of schedule, we repurchased approximately $300 million of common stock.

Investing in Our Culture: Our vision is to have the most impactful, energized, and inclusive culture in food. We believe that a diverse team and inclusive culture are key enablers of shareholder value creation. During fiscal 2021, we continued our work to deliver against our vision. During the first quarter of the year, we established a Diversity and Inclusion Leadership Council, comprised of our Chief Executive Officer, his Senior Leadership team, and members of our Human Resources team. While the importance of diversity and inclusion are not new to Conagra, we established the Council to expand our D&I strategy, track our D&I progress, and ensure execution of our D&I goals. The Council refreshed the company’s D&I

[4]	A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.
[5]	Net leverage ratio is defined as total principal debt outstanding less unrestricted cash divided by Adjusted EBITDA for a trailing twelve-month period.

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strategic plan during fiscal 2021, and declared a focus on recruiting, advocating for, and developing diverse talent. The Council established the following goals6 for expanding diversity in our organization:

2025 Goal: At least 40% of management-level roles held by women	2025 Goal: Double people of color representation in management and middle-management roles

In support of the achievement of our goals, we undertook a variety of initiatives in fiscal 2021:

•	In October 2020, we launched Conagra’s inclusive leadership development program. Through the end of fiscal 2021, we trained over 1,400 managers in inclusive leadership practices.

•

In November 2020, we partnered with The Hatchery Chicago to create a twelve-week culinary internship program to facilitate careers in the food industry for individuals from underrepresented communities.

•

In May 2021, we announced a partnership with the Thurgood Marshall College Fund and the Hispanic Scholarship Fund through which Conagra will make donations to each organization to fund college scholarships in an effort to ensure that black and brown students receive equitable access to higher education opportunities. Conagra employees will also actively engage with scholarship recipients to provide professional development opportunities.

•

Throughout fiscal 2021, the Human Resources Committee of our Board received regular reports from management on our D&I progress. The Committee has embedded D&I into its standing agenda and intends to discuss the topic at every regularly scheduled meeting it holds in fiscal 2022.

Fiscal Years 2019 — 2021

We maintain a long-term strategic plan at Conagra and strive to set rolling three-year financial targets that the Committee incorporates into the performance share plan. The three-years ending with fiscal 2021 were far more dynamic than originally expected. During fiscal 2019, we acquired Pinnacle Foods, improving the scale and breadth of our portfolio. We expected fiscal 2020 to be a year focused on integrating the Pinnacle business and delivering turn-around plans for several large brands acquired in the transaction. However, by the end of the third quarter, the COVID-19 pandemic had introduced new challenges. During fiscal 2021, we rose to the challenge of the COVID-19 pandemic, and delivered for our consumers, customers, and shareholders while keeping our employees safe.

As a result of our team’s agility and results-orientation over the last three years, we believe that we enter fiscal 2022 with a solid foundation from which to continue to deliver for investors.

Fiscal 2021 Pay Outcomes

As more fully described in this Compensation Discussion and Analysis, the Committee considered the positive business outcomes described above in determining final payouts under incentive programs with performance periods concluding in fiscal 2021. Our Chief Executive Officer and other senior executives named in this Proxy Statement received above target payouts under both the fiscal year 2021 annual incentive plan and fiscal year 2019 to fiscal year 2021 cycle of the long-term performance share plan.

The Committee believes that its fiscal 2021 compensation decisions appropriately reflect its pay-for-performance philosophy. This philosophy is focused on compensating executives based on actual company performance and aligning management’s interests with those of our shareholders.

Below is a more detailed analysis of the fiscal 2021 compensation program for our named executive officers, as well as actual fiscal 2021 payouts under the programs.

6	Versus 2020 baseline.

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Our Fiscal 2021 Executive Compensation Program

For fiscal 2021, the Committee created an executive compensation program with multiple elements:

Fixed Compensation: • Base Salary • Health and Welfare Benefits • Retirement Benefits	Incentive Compensation: • Fiscal 2021 Annual Incentive Plan (cash settled) • Fiscal 2019 – 2021 Long-term Incentive Plan (stock settled)

The use of a mix of compensation types (salary, benefits, cash-based incentives and equity-based incentives) and a mix of performance periods (single year and multi-year) was intended to promote behavior consistent with our long-term strategic plan and minimize the likelihood of executives having significant motivation to pursue risky or unsustainable results.

In overseeing this compensation program design, the Committee sought to encourage and reward behavior that would promote attainment of our annual and long-term goals and lead to sustainable growth in shareholder value. In particular, the Committee focused on:

•	Aligning compensation programs, policies and practices to our company’s vision, mission and values;

•	Being market competitive, but emphasizing variable compensation to differentiate our program from that of peers;

•	Determining pay mix (fixed and variable compensation) based on executive position;

•	Providing a compensation structure that groups positions based on impact to the company;

•	Affording opportunities and flexibility in pay positioning to ensure fair and equitable compensation and room for growth; and

•	Recognizing and differentiating based on individual, team, and company performance.

With respect to each named executive officer, the Committee also considered the following:

Mr. Sean Connolly.	Mr. Connolly has served as our President and Chief Executive Officer and a member of the Board since April 2015. The Committee believes that within our company, Mr. Connolly should have the largest aggregate compensation opportunity due to his level of responsibility and business experience. The Committee also believes Mr. Connolly should have the greatest proportion of his compensation opportunity at-risk. External market data supports this conclusion. For fiscal 2021, consistent with this belief, the independent directors set Mr. Connolly’s compensation opportunities at a level higher than the comparable opportunities for the other named executive officers. The Committee considered Mr. Connolly’s accountability for the performance of the entire organization as well as the terms and requirements of his employment agreement.

Mr. David S. Marberger.	Mr. Marberger has served as our Executive Vice President and Chief Financial Officer since August 2016. As Chief Financial Officer, Mr. Marberger is our Principal Financial Officer, leads all Finance functions for the company, heads our Investor Relations department, and has accountability for the Information Technology and M&A functions. The Committee considered the broad scope of Mr. Marberger’s responsibilities, his previous experience as a Chief Financial Officer, his in-depth knowledge of the food industry, internal pay equity, and external market data in setting his compensation for fiscal 2021.

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Ms. Colleen R. Batcheler.

Ms. Batcheler has served as our Executive Vice President, General Counsel and Corporate Secretary since September 2009 and as Senior Vice President, General Counsel and Corporate Secretary since February 2008. She joined the company in 2006. When setting Ms. Batcheler’s compensation for fiscal 2021, the Committee considered Ms. Batcheler’s demonstrated results as an advisor to the organization on legal, governance, and policy matters over multiple years, the significant initiatives facing the company during fiscal 2021, internal pay equity, and external market data.

Mr. Thomas M. McGough.

Mr. McGough has served as our Executive Vice President and Co-Chief Operating Officer since October 2018 and served as the President of our operating segments from May 2013 to October 2018. He joined the company in 2007 as Vice President, Marketing, and progressed through our branded food organization quickly, being named President, Specialty Foods, in August 2010 and then President, Grocery Products in July 2011. The Committee considered the scope of Mr. McGough’s responsibilities, the dynamic marketplace facing the branded food business, internal pay equity, and external market data in setting his compensation for fiscal 2021.

Mr. Darren C. Serrao.	Mr. Serrao has served as our Executive Vice President and Co-Chief Operating Officer since October 2018 and served as our Executive Vice President and Chief Growth Officer from August 2015 to October 2018. As head of our Growth Center of Excellence, Mr. Serrao led our insights, innovation, research and development, and marketing teams. In setting Mr. Serrao’s compensation for fiscal 2021, the Committee considered his broad responsibility in the organization and the importance of innovation and transformation in our strategic plan. The Committee also considered internal pay equity and external market data.

The unique roles, contributions and tenure of our named executive officers had a meaningful impact on their total fiscal 2021 compensation opportunity. A consistent theme across our named executive officers, however, is that by design, targeted incentive compensation for fiscal 2021 was a significant percentage of the total compensation opportunity. The Committee’s general policy is to provide the greatest percentage of the incentive opportunity in the form of long-term compensation payable in shares of our common stock. The Committee believes that the emphasis on stock-based compensation is the best method of aligning management interests with those of our shareholders.

2021 PROXY STATEMENT      52

The charts below show the total target compensation opportunity (calculated using base salary earnings, targeted fiscal 2021 Annual Incentive Plan award, and targeted long-term incentive value) for Mr. Connolly and for our other named executive officers as a group.

More detail on each fiscal 2021 compensation element follows.

Base Salaries

We pay salaries to our named executive officers to provide them with a base level of fixed income for services rendered. On average, 23% of the total fiscal 2021 compensation opportunity for each named executive officer, other than the President and Chief Executive Officer, was provided in the form of base salary. For Mr. Connolly, our President and Chief Executive Officer, 11% of his total compensation opportunity was provided in the form of base salary. For more information on Mr. Connolly’s base salary, see “Agreements with Named Executive Officers — Agreement with Mr. Connolly” below.

A summary of the salaries of our named executive officers is set forth below.

Name	Fiscal 2021 Base Salary Rate ($)	Increase from Fiscal 2020 (%)	Percent of Target Total Direct Compensation (%)

Mr. Connolly	$1,236,000	3.0%	11%

Mr. Marberger	$736,700	3.0%	24%

Ms. Batcheler	$540,750	-	20%

Mr. McGough	$750,000	12.0%	24%

Mr. Serrao	$610,000	-	22%

In fiscal 2021, the Committee approved base salary increases for Mr. Connolly, from $1,200,000 to $1,236,000, for Mr. Marberger, from $715,200 to $736,700, and for Mr. McGough, from $669,500 to $689,600 during annual pay

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planning in order to align their salaries more closely to the market for their respective roles. The Committee approved an additional base salary increase for Mr. McGough from $689,600 to $750,000 in December 2020 to recognize the scope and impact of his role and contributions. The base salary rates for the other named executive officers were unchanged from fiscal 2020.

Please see the information included above for a discussion of the other factors the Committee considered when determining the individual salaries of each of the named executive officers.

Incentive Programs – Overview

We use incentive programs to closely align management compensation with company performance. Our incentive programs reward the achievement of our annual operating plan and our long-term strategic plan. For fiscal 2021, opportunities under these programs combined to represent approximately 89% of Mr. Connolly’s compensation opportunity. For each named executive officer other than the President and Chief Executive Officer, targeted incentive compensation for fiscal 2021 was approximately 77% of the total compensation opportunity.

We provide details of our incentive programs below. Financial targets disclosed in these discussions are done so in the limited context of our incentive plans; they are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Annual Incentive Plan

The fiscal 2021 Annual Incentive Plan, or FY21 AIP, provided a cash incentive opportunity to approximately 4,175 employees, including our named executive officers. We have regularly provided an annual incentive opportunity to a broad group of employees to reinforce a sense of ownership across our company and drive and sustain a pay-for-performance culture.

At the start of fiscal 2021, the Committee approved fiscal 2021 operating income, fiscal 2021 net sales, and fiscal 2021 free cash flow as the funding metrics for the FY21 AIP (subject to adjustment, as appropriate, for items impacting comparability of results).

The Committee selected these three goals, with operating income weighted 50% in the plan, net sales weighted 30%, and free cash flow weighted 20%, to reward employees for achieving key elements of the fiscal 2021 annual operating plan: sales growth, profit growth, and debt reduction. The Committee viewed the selection of these metrics as an appropriate acknowledgment of the company’s dual focus on increasing the operating earnings of the business and maximizing the business’s ability to generate cash to repay debt. Under the FY21 AIP, the total payout opportunity for participants continued to be capped at 200% of targeted awards.

The operating income, net sales, and free cash flow goals for the FY21 AIP were as follows:

Goals (Dollars in Millions)

Metric	Weight	Threshold (25% Payout)	Below Target (95% Payout)	Target (100% Payout)	Above Target (105% Payout)	Maximum (200% Payout)

Operating Income	50%	$1,506.4	$1,788.9	$1,883.0	$1,977.2	$2,259.6

Net Sales	30%	$9,712.8	$10,360.3	$10,792.0	$11,223.7	$11,871.2

Free Cash Flow	20%	$480.0	$570.0	$600.0	$630.0	$720.0

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Individual Payout Opportunities

In addition to setting the financial goals for the FY21 AIP, the Committee set corresponding target AIP opportunities for each named executive officer, measured as a percentage of his or her base salary for fiscal 2021. The following table shows the ranges of authorized payments for the named executive officers based on achievement of the operating income, net sales, and free cash flow goals approved for the FY21 AIP. No portion of the incentive was guaranteed.

Named Executive Officer	Threshold AIP Award (as % of base salary earnings)	Target AIP Award (as % of base salary earnings)	Maximum AIP Award (as % of base salary earnings)

Mr. Connolly	39%	155%	310%

Mr. Marberger	25%	100%	200%

Ms. Batcheler	25%	100%	200%

Mr. McGough	25%	100%	200%

Mr. Serrao	23%	90%	180%

The targets for all named executive officers other than Mr. Connolly, as percentages of base salary earned, remained unchanged from fiscal 2020. Mr. Connolly’s target, as a percentage of base salary, was increased from 150% to 155% to better align his total targeted compensation opportunity more closely to the market for his role. Please see the information above for a discussion of the factors the Committee considered when determining the individual target AIP awards of each of the named executive officers.

Fiscal 2021 Results

As discussed above, our results were above target in fiscal 2021. For FY21 AIP purposes, the Committee determined that Conagra achieved fiscal 2021 operating income of $1,963.6 million, fiscal 2021 adjusted net sales of $11,225.5 million, and fiscal 2021 free cash flow of $998.3 million. Formulaically, these results provided for a payout equal to 123.7% of target.

	(Dollars in Millions)

Metric (As Adjusted)	FY21 Target	FY21 AIP Results	Funding Level

Operating Income	$1,883.0	$1,963.6	104.3% of Target

Net Sales	$10,792.0	$11,225.5	105.3% of Target

Free Cash Flow	$600.0	$998.3	200.0% of Target

Once the performance metrics review was complete, the Committee considered the manner in which management executed the operating plan during the year to determine if any adjustments were necessary to the overall payout. The FY21 AIP permitted the Committee to increase or decrease the pool funding level by an amount, up to 15% of target, based on how the company achieved its business results. Reflecting on the many operational and strategic accomplishments from the year, Mr. Connolly recommended, and the Committee agreed, to exercise 3.7 points of negative discretion to the funded level in order to create a discretionary pool to reward extra ordinary performance by a subset of the AIP eligible employees. The Committee determined the financial performance results for fiscal 2021, after applying negative discretion and prior to the assessment of individual performance, warranted a payout level for all other AIP eligible participants equal to 120% of target.

Determination of Individual Named Executive Officer Awards

The Committee’s final step was to determine each named executive officer’s individual payout under the FY21 AIP. This process involved an assessment of the individual’s target award, the company performance against the performance goals, and each executive’s individual performance. Mr. Connolly’s input on the individual contribution of these leaders, and his recommendations on program payouts, also assisted the Committee in approving specific AIP payouts. The full

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Board’s performance evaluation of Mr. Connolly was used in determining his payout. Ultimately, the Committee decided that each named executive officer should be compensated under the FY21 AIP as detailed in the chart below. The Committee believes that the AIP awards paid to the named executive officers for fiscal 2021 are consistent with the level of accomplishment by the company and each named executive officer during the year.

Named Executive Officer	Target Opportunity	Actual AIP Payout	Actual Payout as a % of Target Opportunity

Mr. Connolly	$1,907,216	$2,357,319	123.6%

Mr. Marberger	$733,392	$906,473	123.6%

Ms. Batcheler	$540,750	$668,367	123.6%

Mr. McGough	$714,385	$882,980	123.6%

Mr. Serrao	$549,000	$678,564	123.6%

To incent management to make decisions that have positive long-term impacts, even at the expense of shorter-term results, and to prevent unusual gains and losses from having too great of an impact on plan payouts in any year, the Committee retained discretion in the FY21 AIP to exclude items impacting comparability from company-wide results and adjust actual results for specific items that occurred during the fiscal year. The use of adjustments approved by the Committee and applicable to the fiscal 2021 operating income, net sales, and free cash flow metrics is described below under “Additional Information on Compensation Practices – Use of Adjustments in Incentive Programs.”

Fiscal 2022 Annual Incentive Plan

At the start of fiscal 2022, the Committee approved operating income and net sales (in each case subject to adjustment as appropriate for items impacting comparability of results) as the funding metrics for the FY22 Annual Incentive Plan. The Committee increased the weight of the operating income funding metric from 50% to 70% and maintained the weight of the net sales funding metric of 30% in the FY22 Annual Incentive Plan design. Because the company achieved its deleveraging target during fiscal 2021, the Board chose to eliminate the free cash flow metric in fiscal 2022. A balanced capital allocation policy remains of critical importance to the company.

The Committee also approved the integration of diversity and inclusion into the company’s performance assessment process for the FY22 Annual Incentive Plan. The company believes that the achievement of its diversity and inclusion initiatives, in alignment with the company’s strategy, will support the creation of sustainable long-term value for shareholders. The individual performance modifier for senior leaders will be meaningfully impacted by diversity and inclusion, as diversity and inclusion will be included as part of annual objectives for our senior leaders. Individual leaders will be held accountable for implementing our diversity and inclusion strategy through, among other means, the level of their payout of earned awards under the FY22 Annual Incentive Plan.

Long-Term Incentive Plan Overview

The Committee firmly believes in aligning the interests of our senior leaders with those of our shareholders. The significant extent to which equity is included in our named executive officers’ compensation opportunity evidences this belief.

For fiscal 2021, the long-term incentive program was intended to:

•	provide variable, competitive compensation based on long-term company performance;

•	incent and reward leaders who have the greatest ability to drive long-term company success; and

•	reward participants for desired results that align with shareholder value creation.

The fiscal 2021 program for the named executive officers included two elements: an award of performance shares that are settled in shares of common stock, and an award of service-based restricted stock units (RSUs).

2021 PROXY STATEMENT      56

The Committee annually establishes a target long-term incentive grant value for each named executive officer using a value-based approach. In fiscal 2021, as in recent years, 75% of this total targeted value was delivered in the form of a performance share grant, and 25% of this total targeted value was delivered in the form of an RSU grant. Targeted values were converted into grant sizes by dividing the dollar value of the targeted opportunity by the average of the closing market price of our common stock on the NYSE for the 10 trading days prior to, but not including, the grant date. The aggregate target opportunities for fiscal 2021 long-term incentive awards for the named executive officers were as follows:

Named Executive Officer	Target Opportunity

Mr. Connolly	$7,750,000

Mr. Marberger	$1,600,000

Ms. Batcheler	$1,600,000

Mr. McGough	$1,600,000

Mr. Serrao	$1,600,000

Mr. Connolly’s target long-term incentive award increased from $7,500,000 to $7,750,000 in fiscal 2021. The increase was approved to better align his total targeted compensation to the market for his role. Other than Mr. Connolly’s increased target opportunity, no changes were made to the named executive officers’ target long-term incentive opportunities from fiscal 2020. Each element of the long-term incentive plan used in fiscal 2021 is discussed more fully below.

Long-Term Incentive Plan – Restricted Stock Units

RSUs generally represent the right to receive a defined number of shares of our common stock after completing a period of service established at the grant date. RSUs encourage long-term commitment to the company.

In general, all RSUs granted in fiscal 2021 vest in full on the third anniversary of the date of grant, subject to the executive’s continued employment with us. Awards granted in fiscal 2021 are not entitled to dividend equivalents.

The number of RSUs granted to each named executive officer pursuant to the fiscal 2021 long-term incentive program is set forth below.

Named Executive Officer	RSUs Granted During Fiscal 2021

Mr. Connolly	53,353

Mr. Marberger	11,015

Ms. Batcheler	11,015

Mr. McGough	11,015

Mr. Serrao	11,015

The Committee considered the factors set forth above with respect to each named executive officer when determining grant sizes by individual. Grants to the named executive officers were made on July 23, 2020. The grant date fair value of the RSUs awarded to our named executive officers is included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2021.

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Long-Term Incentive Plan – Performance Shares

Performance shares represent an opportunity to earn a defined number of shares of our common stock if we achieve pre-set performance goals over time. In general, the performance shares vest following completion of the third fiscal year following grant and provide the named executive officer participating in the cycle the opportunity to earn a payout, in shares of common stock, from 0% to 200% of their respective targeted award. Dividend equivalents are paid on the portion of performance shares actually earned at our regular dividend rate in additional shares of common stock.

The three-year nature of each performance share grant means that in any year, a named executive officer can have up to three outstanding performance share plan, or PSP, cycles outstanding. In fiscal 2021, for example, each named executive officer participated in our fiscal 2019 to 2021 PSP, our fiscal 2020 to 2022 PSP, and our fiscal 2021 to 2023 PSP.

The targeted number of performance shares granted to our named executive officers in fiscal 2021, together with the performance share grants made under the comparable program in fiscal 2020 and fiscal 2019, are set forth below.

Named Executive Officer	Targeted Performance Shares for Fiscal 2021 to 2023 Cycle	Targeted Performance Shares for Fiscal 2020 to 2022 Cycle	Targeted Performance Shares for Fiscal 2019 to 2021 Cycle

Mr. Connolly	160,058	201,939	156,328

Mr. Marberger	33,044	43,273	33,450

Ms. Batcheler	33,044	43,273	33,450

Mr. McGough	33,044	43,273	33,450

Mr. Serrao	33,044	43,273	25,088

Goal Setting in the PSP

The Committee’s approach to selecting and setting performance goals for each cycle of the PSP is thorough. Prior to the start of a performance period, the Committee discusses proposed plan design, taking into consideration the company’s strategic plan. Then, shortly after the start of each performance period, the Committee approves the actual metric or metrics for the program and the specific financial hurdles that must be met for awards to be earned.

The Committee’s preferred approach is for the performance goals in each grant to cover the full three-years of the performance period and remain un-revised throughout the cycle. However, the Committee retains the discretion to modify goals or use longer or shorter performance periods if doing so is appropriate in light of relevant company dynamics or macroeconomic conditions. For example, in recent years, the Committee has amended plan targets under the PSP in light of the Pinnacle Foods acquisition and tax reform legislation known as the Tax Cuts and Jobs Act, or TCJA.

In July 2020, the Committee made the decision in connection with the implementation of the fiscal 2021 through 2023 cycle of the performance share plan to adopt a staged approach to goal setting. The Committee made the decision due to the significant uncertainty created by the ongoing COVID-19 pandemic and the challenge of setting long-term goals in such a dynamic time. Factors impacting the Committee’s decision included:

•	The unprecedented surge in consumer demand impacting the business in July 2020

•	Uncertainty around government lockdowns, and the timing of the return of away-from-home eating

•	Uncertainty around the timing of the availability of vaccines

•	Uncertainty regarding the ability of the company to maintain a strong end-to-end supply chain as the pandemic spread across the country

In lieu of approving a three-year EPS CAGR in July 2020, the Committee adopted a one-year EPS growth rate for the fiscal 2021 period and decided to weight achievement of that goal at 33% in the program.

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The Committee believes that appropriate goal setting is among the most important aspects of establishing the executive compensation program. As such, the Committee makes goal-setting decisions that it believes best maintain the alignment of the company’s long-term incentive program with the company’s external financial commitments to investors.

The balance of this subsection of the Compensation Discussion and Analysis describes, in more detail, each cycle of our PSP outstanding during fiscal 2021.

FY21 to FY23 Performance Share Awards

Performance shares for the fiscal 2021 to fiscal 2023 cycle of the long-term incentive plan were granted at the start of fiscal 2021. The performance measures adopted for the cycle include a one-year Adjusted Diluted EPS CAGR goal for FY21 (weighted at 33%) approved during fiscal 2021. The two-year Adjusted Diluted EPS CAGR for FY22-23 (weighted at 67%) was set after fiscal 2021 concluded. The performance period for this cycle will conclude at the end of fiscal 2023 and the awards will pay out, to the extent earned, in shares of common stock in summer 2023. The specific fiscal 2021 plan targets are as follows:

Performance Period	Threshold EPS CAGR(1)	Target EPS CAGR(2)	Maximum EPS CAGR(3)	Weighting

Fiscal 2021	0.4%	4.3%	8.3%	33%

(1)  An EPS CAGR below this level results in no payout; achievement at this level results in a payout equal to 25% of the targeted opportunity.

(2)  An EPS CAGR at this level results in a payout equal to 100% of the targeted opportunity.

(3)  An EPS CAGR at or above this level results in a payout equal to 200% of the targeted opportunity.

The grant date fair value of the portion of the performance shares granted to the named executive officers under the fiscal 2021 to 2023 cycle that relate to the FY21 measurement period, based on the probable outcome of the performance conditions for such period, is included for fiscal 2021 in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2021.

FY20 to FY22 Performance Share Awards

Performance shares for the fiscal 2020 to fiscal 2022 cycle of the long-term incentive plan were granted at the start of fiscal 2020. The performance measure adopted for the cycle is a three-year EPS CAGR. The performance period will conclude at the end of fiscal 2022 and the awards will pay out, to the extent earned, in shares of common stock in summer 2022. The specific plan targets are as follows:

Performance Period	Threshold EPS CAGR(1)	Target EPS CAGR(2)	Maximum EPS CAGR(3)

Fiscal 2020 to 2022	7.7%	11.4%	14.9%

(1)  An EPS CAGR below this level results in no payout; achievement at this level results in a payout equal to 25% of the targeted opportunity.

(2)  An EPS CAGR at this level results in a payout equal to 100% of the targeted opportunity.

(3)  An EPS CAGR at or above this level results in a payout equal to 200% of the targeted opportunity.

The grant date fair value of all performance shares granted to the named executive officers under the fiscal 2020 to 2022 cycle, based on the probable outcome of the performance conditions for such period, is included for fiscal 2020 in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2021.

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FY19 to FY21 Performance Share Awards

Performance shares for the fiscal 2019 to fiscal 2021 cycle of the long-term incentive plan were granted at the start of fiscal 2019. As discussed in our 2019 proxy statement, the original EPS CAGR goals for this cycle were revised following the Pinnacle acquisition. The revised plan targets are as follows:

Performance Period	Threshold EPS CAGR(1)	Target EPS CAGR(2)	Maximum EPS CAGR(3)

Fiscal 2019 to 2021	2.5%	5.8%	8.9%

(1)  An EPS CAGR below this level results in no payout; achievement at this level results in a payout equal to 25% of the targeted opportunity.

(2)  An EPS CAGR at this level results in a payout equal to 100% of the targeted opportunity.

(3)  An EPS CAGR at or above this level results in a payout equal to 200% of the targeted opportunity.

At the conclusion of fiscal 2021, the Committee assessed our performance against the fiscal 2019 to 2021 EPS CAGR goal and certified results overall. As set forth in the table below, our financial performance over the last three years resulted in a funding level equal to 166.4% of the targeted PSP awards.

Performance Period	Performance Metric	Plan Results	Payout Earned	Total Cycle Payout

Fiscal 2019 to 2021	EPS CAGR, as adjusted	8.1%	166.4%	166.4%

For more information about the Committee’s assessment of our performance versus program goals, see “Additional Information on Compensation Practices – Use of Adjustments in Incentive Programs” below.

The table below lists the number of shares of common stock that were issued to the named executive officers following fiscal 2021 for the fiscal 2019 to 2021 cycle of the PSP. It is generally the Committee’s practice to pay performance share awards at a level equal to the funded amount, without applying further discretion. The Committee followed this practice for the fiscal 2019 to fiscal 2021 PSP. The noted amounts include dividend equivalents on earned shares, which were paid in additional shares.

Named Executive Officer	Targeted Performance Shares Granted for Fiscal 2019 to 2021 Cycle	Actual Performance Shares Earned for Fiscal 2019 to 2021 Cycle	Actual as % of Target (without Dividend Equivalents)	Actual as % of Target (with Dividend Equivalents)

Mr. Connolly	156,328	283,629	166.4%	181.4%

Mr. Marberger	33,450	60,689	166.4%	181.4%

Ms. Batcheler	33,450	60,689	166.4%	181.4%

Mr. McGough	33,450	60,689	166.4%	181.4%

Mr. Serrao	25,088	45,518	166.4%	181.4%

Performance-Based Restricted Stock Unit Awards

In fiscal 2019, the Committee approved one-time grants of performance based restricted stock units (PBRSUs) to the named executive officers and a very limited group of other senior officers of the company. The PBRSU awards are designed to strengthen the alignment between management and shareholders and incentivize shareholder value growth. In general, the PBRSU awards will be earned only to the extent management delivers strong absolute total shareholder return (TSR) and strong relative TSR versus the median TSR of the S&P 500 Index over a performance period

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running from the date of grant (April 15, 2019) until May 27, 2022 (the last trading day of fiscal 2022). The PBRSU award agreements include non-competition restrictive covenants that generally apply until the earlier of the one-year anniversary of a participant’s termination of employment with us and the one-year anniversary of the vesting date of the PBRSU award.

The outstanding PBRSUs granted during fiscal 2019 are included in the Outstanding Equity Awards at Fiscal Year-End Table – Fiscal 2021.

Committee’s Views on Executive Stock Ownership

The Committee has adopted stock ownership guidelines applicable to approximately 92 of our most senior employees, including our named executive officers. These guidelines, which are represented as a percentage of salary, increase with level of responsibility within the company. The Committee has adopted these guidelines because it believes that management stock ownership promotes alignment with shareholder interests.

The named executive officers are expected to reach their respective ownership requirement within a reasonable period after appointment. Shares personally acquired by the executive through open market purchases or through our employee benefit plans (for example, our employee stock purchase plan), as well as outstanding RSU awards, are counted toward the ownership requirement. Unexercised stock options, unearned performance shares, and unearned PBRSUs are not counted. If a named executive officer’s ownership position is below the applicable ownership requirement, the named executive officer is required to hold 75% of the net shares received from equity compensation awards.

The following table reflects the ownership, as of July 26, 2021, of our named executive officers.

Named Executive Officer	Stock Ownership Guideline (% of Salary)	Actual Ownership (% of Salary)(1)

Mr. Connolly	600	2,519

Mr. Marberger	400	786

Ms. Batcheler	400	1,461

Mr. McGough	400	622

Mr. Serrao	300	901

(1) Based on the closing price of our common stock on the NYSE on July 26, 2021 ($34.25) and the salaries of the named executive officers in effect as of May 30, 2021.

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Other Fiscal 2021 Compensation

The additional material elements of our compensation program for the named executive officers during fiscal 2021 were as follows:

Benefit Programs

We offer a package of core employee benefits to our employees, including our named executive officers. With respect to health and welfare benefits, we offer health, dental, and vision coverage and life and disability insurance. The company and employee participants share in the cost of these programs.

We offer a matching-gifts program through our Conagra Brands Foundation. To maximize community impact, the Conagra Brands Foundation offers matching gift opportunities to all employees, including the named executive officers. Donations made by the Foundation on behalf of a named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2021.

With respect to retirement benefits, we maintain a qualified 401(k) retirement plan (with a company match on employee contributions and a nonelective employer contribution) and the named executive officers are entitled to participate in this plan on the same terms as other employees. Ms. Batcheler and Mr. McGough also participate in a qualified pension plan that was closed to new participants in 2013 and frozen effective December 31, 2017.

Some of the named executive officers and other employees at various levels of the organization participate in a voluntary deferred compensation plan. The voluntary deferred compensation plan enables us to pay retirement benefits in amounts that exceed the limitations imposed by the Code under our qualified plans. The plan allows the named executive officers, as well as a broader group of employees, to defer receipt of a portion of their base salary and annual cash incentive compensation. A company match is made on deferrals of any compensation above the IRS annual compensation limit ($290,000 for calendar year 2021), and a nonelective contribution is made on compensation above the limit. The program permits executives to save for retirement in a tax-efficient way at minimal administrative cost to the company. Executives who participate in the program are not entitled to above-market (as defined by the SEC) or guaranteed rates of return on their deferred funds.

We include contributions made by the company to the named executive officers’ 401(k) plan and voluntary deferred compensation accounts in the “All Other Compensation” column of the Summary Compensation Table –Fiscal 2021. We provide a complete description of these retirement programs under the headings “Pension Benefits – Fiscal 2021 and “Nonqualified Deferred Compensation – Fiscal 2021” below.

Security Policy

The Committee has determined that it is appropriate to cover Mr. Connolly by our security policy. As a result, Mr. Connolly is required to take corporate aircraft for all business and personal air transportation. To offset a portion of the incremental cost to the company of his personal use of corporate aircraft, we entered into an aircraft time share agreement with Mr. Connolly. Under the agreement, Mr. Connolly is responsible for reimbursing us, in cash, certain amounts to help offset a portion of our incremental costs of personal flights, consisting of the cost of fuel and incidentals such as landing and parking fees, airport taxes, and catering costs for such flights. We do not charge for the fixed costs that would be incurred in any event to operate the company aircraft (for example, aircraft purchase costs, maintenance, insurance, and flight crew salaries). Mr. Connolly’s reimbursement obligation to the company begins once the incremental cost of his personal flights exceeds $150,000 in a fiscal year. The incremental cost to us of providing these benefits in fiscal 2021, if any, is included in the “All Other Compensation” column of the Summary Compensation Table –Fiscal 2021.

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A copy of the Conagra Brands, Inc. Aircraft Use Policy is available to any shareholder who requests it from the Corporate Secretary at 222 W. Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654.

Agreements with Named Executive Officers

Agreement with Mr. Connolly

We entered into a letter agreement with Mr. Connolly on August 2, 2018, which replaced Mr. Connolly’s prior employment agreement that expired on August 1, 2018. The letter agreement generally describes Mr. Connolly’s duties and responsibilities as President and CEO, and, provides for a minimum base salary of $1.2 million subject to review and possible increase by the Committee and the Board’s independent directors, as well as a customary vacation allowance. The letter agreement also outlines Mr. Connolly’s participation in our incentive compensation programs. Regarding the annual incentive program, the agreement provides that Mr. Connolly’s target opportunity will be at least 150% of his base salary. With respect to long-term incentives, Mr. Connolly is entitled each year to receive a targeted long-term award opportunity with a value of at least $7.5 million for any routine three-year performance period approved by the Committee, subject to the terms and conditions established by the Committee.

The agreement subjects Mr. Connolly to our stock ownership guidelines. Mr. Connolly also remains bound to certain provisions in his prior employment agreement that survived the expiration of such agreement, including a one-year post-employment non-competition restriction and our standard confidentiality and non-solicitation agreement.

The agreement continues the application of our security policy to Mr. Connolly, as further described above and under “Executive Compensation — Summary Compensation Table — Fiscal 2021” below. In addition, we also agreed to pay Mr. Connolly for professional fees incurred in the negotiation and preparation of the new letter agreement (and related documents).

The agreement also entitles Mr. Connolly to participate in benefit plans and programs that are made available to senior executives generally. For information about the terms of Mr. Connolly’s participation in our retirement plans and deferred compensation plans, see “Executive Compensation — Nonqualified Deferred Compensation – Fiscal 2021” below.

The letter agreement also includes retirement benefits for Mr. Connolly. It provides that, for Mr. Connolly’s equity awards granted on or after July 17, 2018, and for any annual incentive plan in effect in the year of his retirement, (a) any definition of “early retirement” will be no less favorable to Mr. Connolly than the requirement that Mr. Connolly attains at least age 55 but has not yet attained age 57, and (b) any definition of “normal retirement” will be no less favorable to Mr. Connolly than the requirement that Mr. Connolly attain at least age 57. In addition, if any RSU or performance share award or agreement with Mr. Connolly under the long-term incentive program for an award outstanding at the time of his termination of employment provides for immediate vesting (either pro-rata or in full, as applicable) in the event of normal retirement or early retirement (as such terms are defined in the RSU or performance share award or agreement), and such normal retirement or early retirement is not within two years of a change of control (as that term is defined in the RSU or performance share award or agreement), then such RSU or performance share award or agreement will be deemed to be amended by the letter agreement so that it provides for continued vesting after the retirement in accordance with the normal vesting schedule for such award (either pro-rata or in full, as applicable).

The letter agreement also provides for severance, termination, and change of control benefits.

Mr. Connolly’s severance benefits under the letter agreement are further described below under the heading “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

Change of Control Benefits

We have agreements with our named executive officers that are designed to promote stability and continuity of senior management in the event of a change of control. The Committee routinely evaluates participation in this program and its benefit levels to ensure their reasonableness.

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Since fiscal 2012, individuals promoted or hired into positions that, in the Committee’s view, are appropriate for change of control program participation have not been entitled to any excise tax gross-up protection. Although the Committee continues to believe in the importance of maintaining a change of control program, it believes that offering excise tax gross-ups to new participants is inappropriate relative to best executive pay practices.

We provide a complete description of the amounts potentially payable to our named executive officers under these agreements under the heading “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

Severance Benefits

We have adopted a broad severance plan potentially applicable to all salaried employees, including the named executive officers. In some circumstances, as part of negotiations during the hiring or recruiting process, we have supplemented this plan with specific severance arrangements. No such arrangements currently exist with our named executive officers other than Mr. Connolly.

Design and Approval of Our Fiscal 2021 Program

The Committee’s process to design the compensation program for the named executive officers is a robust one. To help ensure that its design objectives are met and program elements are reasonable, the Committee uses a variety of inputs, including the results of our annual “say-on-pay” vote, the advice of the Committee’s independent compensation consultant, company and participant-focused considerations, the input of our Chief Executive Officer, and risk mitigation considerations. We address each of these inputs here.

Annual Say on Pay Vote

In overseeing the executive compensation program for fiscal 2021, the Committee looked to our shareholders. The Committee’s policy is to present a “say-on-pay” vote to our shareholders annually. In September 2020, we received over 95% approval in our say-on-pay vote, leading the Committee to the conclusion that material changes in compensation design, solely due to the outcome of the say-on-pay vote, were not warranted for fiscal 2021.

Independent Consultant and Market Data

The Committee also leveraged the advice and counsel of its independent compensation consultant, FW Cook, in setting fiscal 2021 compensation. The consultant assists the Committee in monitoring policy positions of institutional shareholders and their advisors, emerging market practices in compensation design and philosophy, and policy developments relevant to the Committee’s work. The Committee’s consultant also provides internal and external pay comparison data. The Committee uses this data as a market check on its compensation decisions and does not mandate target ranges for our named executive officers’ salaries, annual incentive opportunities, long-term incentive opportunities, or total direct compensation levels as compared to the peer group. The Committee recognizes that over-reliance on external comparisons can be of concern; therefore, the Committee uses external comparisons as only one point of reference and is mindful of the value and limitations of comparative data.

The Committee’s first step in using external data for fiscal 2021 was the identification of an appropriate peer group. FW Cook prepared a list of potential peer companies (with an emphasis on food and beverage companies) based on consideration of the following criteria:

•

Operations and Scale: Companies similar in size (based on revenue, market capitalization, and enterprise value) and industry (packaged food and meats and broader brand-based consumer packaged goods companies);

•	Business Characteristics: Public companies listed on major U.S. exchanges and subject to U.S. disclosure rules, and companies with whom we compete for talent; and

•	Proxy Advisor Peers: Companies included in peer groups used by shareholder advisory firms (as a reference).

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Following discussion, the Committee decided to maintain fiscal 2020’s peer group for fiscal 2021 compensation decisions.

The Committee approved the following peer group of 16 companies for purposes of assessing fiscal 2021 compensation competitiveness:

Campbell Soup Company	The Hershey Company	The Kraft Heinz Company

Church & Dwight Co., Inc.	Hormel Foods Corporation	McCormick & Company, Incorporated

The Clorox Company	The J. M. Smucker Company	Mondelez International, Inc.

Colgate-Palmolive Company	Kellogg Company	Newell Brands Inc.

The Estée Lauder Companies Inc.	Keurig Dr. Pepper Inc.

General Mills, Inc.	Kimberly-Clark Corporation

Company and Participant Focused Matters

The Committee also generally considered the following company and participant focused matters in making fiscal 2021 compensation decisions:

Company- Focused Matters

• Company performance in prior years and expectations for the future;

• The anticipated degree of difficulty inherent in the targeted incentive performance goals;

• The level of risk-taking the program would reward;

• The general business environment; and

• Practices and developments in compensation design and governance.

Participant- Focused Matters

• Individual performance history;

• The anticipated degree of difficulty inherent in individual goals;

• Internal pay equity; and

• The potential complexity of each program, preferring programs that are transparent to participants and shareholders and easily administered.

The Chief Executive Officer’s Views

Mr. Connolly, our President and Chief Executive Officer, played a role in several key areas of the design of our fiscal 2021 executive compensation program.

•

Selecting Performance Metrics and Targeted Performance Levels. An important part of designing incentive compensation programs is the selection of plan metrics and performance targets. To help ensure that the Committee’s pay-for-performance goals are achieved, selected metrics must be tied to shareholder value creation. In addition, performance targets must be set at levels that balance investor expectations against achievability, without incenting undue risk taking. The Committee sought Mr. Connolly’s input on these matters for fiscal 2021. Mr. Connolly provided the Committee his views on the appropriate company goals for use in our annual and long-

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term incentive plans. Mr. Connolly provided input based on his understanding of investor expectations and our operating plans and financial goals. The Committee had sole authority to approve the program metrics and targets but found Mr. Connolly’s input valuable.

•

Assessing Company Performance. Financial performance is at the core of our incentive programs. However, the Committee retains the discretion to modify payouts based on the manner in which business results are delivered. At the end of fiscal 2021, Mr. Connolly offered the Committee his views of the quality of our performance against expectations.

•

Assessing Individual Performance. With respect to individual performance, which also informed fiscal 2021 compensation decisions, the Committee relied on Mr. Connolly’s regular performance evaluations of the senior leadership team. Mr. Connolly shared information on the named executive officers’ impact on strategic initiatives and organizational goals, as well as their leadership behaviors.

Apart from this input from Mr. Connolly, no named executive officer played a direct role in his or her own compensation determination for fiscal 2021.

Additional Information on Compensation Practices

Committee’s Practices Regarding the Timing of Equity Grants

We do not backdate stock options or grant equity retroactively. We do not coordinate grants of equity with disclosures of positive or negative information. Most equity is granted in the ordinary course at an annual Committee meeting each July.

The Committee eliminated the granting of stock options from its executive compensation program in fiscal 2018. However, historically, stock options were granted with an exercise price equal to the closing market price of our common stock on the NYSE on the date of grant. If a stock option grant was made other than during the routine July Committee meeting, the company would require that the grant be made on the first trading day of the month on or following the grantee’s date of hire.

Additional Information on the Committee’s Compensation Consultant

The Committee engaged FW Cook directly to assist it in obtaining and reviewing information relevant to its compensation decisions. The independence and performance of FW Cook are of the utmost importance to the Committee. As a result, Committee policy prevents management from directly engaging the consultant without the prior approval of the Committee’s Chair. For fiscal 2021, FW Cook did not provide any additional services to us or our affiliates. In addition, the Committee reviews the types of services provided by the consultant and all fees paid for those services on a regular basis and conducts a formal evaluation of the consultant on an annual basis. The Committee assessed the independence of FW Cook, as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest with respect to FW Cook during fiscal 2021. Based on this review, the Committee did not identify any conflict of interest raised by the work performed by FW Cook.

Tax and Accounting Implications of the Committee’s Compensation Decisions

U.S. federal income tax law prohibits us from taking a tax deduction for certain compensation paid in excess of $1 million to certain executive officers (and, beginning in 2018, certain former executive officers). Historically, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code could be excluded from this $1 million limit. This exception was repealed for our programs with the TCJA, effective for taxable years beginning after December 31, 2017.

With the repeal of the “performance-based compensation” provisions of Section 162(m) of the Code, compensation granted by the Committee may, more frequently, be non-deductible. The Committee believes that the tax deduction

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limitation should not be permitted to compromise its ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Use of Adjustments in Incentive Programs

Our goal is to pay incentives based on the same underlying business trends and results that our investors are using to measure company performance. To incent management to make decisions that have positive long-term impacts, even at the expense of shorter term results, and to prevent one-time gains and losses from having too great of an impact on incentive payouts, the Committee designed its programs to exclude certain items impacting comparability from results in the FY21 AIP and the fiscal 2019 to 2021 cycle of the PSP. The metrics for the FY21 AIP were fiscal 2021 operating income, net sales, and free cash flow. The metric for the fiscal 2019 to 2021 cycle of the PSP was adjusted diluted EPS CAGR.

In both the FY21 AIP and the fiscal 2019 to 2021 cycle of the PSP, the Committee approved adjustments that are generally consistent with the adjustments presented to investors in our discussions of comparable earnings results.

Adjustments included the following types of unplanned events, which can either negatively or positively impact our performance versus incentive plan targets in a manner that is not indicative of underlying business performance:

•	Restructuring charges

•	Expenses associated with M&A and integration-related activities

•	Material changes in business, operations, corporate or capital structure

•	Impairments on intangible assets

•	Results of discontinued operations

•	Foreign exchange or hedge-related gains and losses

•	Non-operating/non-cash gains and losses

•	Litigation or claim adjudication, judgments, or settlements

•	Adjustments to prior year tax liabilities

•	The cumulative effects of accounting charges

Mitigating Risk in Our Compensation Program

While the primary goal of Conagra’s executive compensation program is to align management and shareholder interests and encourage strong financial performance, the Committee is attuned to the fact that poorly constructed compensation programs can have unintended consequences. As such, the Committee designs Conagra’s program thoughtfully to help mitigate the risk that employees will take unnecessary and excessive risks that threaten the long-term health and viability of our company. With the assistance of Human Resources and Legal department personnel, the Committee undertook a risk review of our fiscal 2021 compensation programs for all employees. Based on the review, we believe our compensation policies and practices are balanced and aligned with creating shareholder value and do not create risks that are reasonably likely to have a material adverse effect on our company.

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What We DO	Focus employees on both short- and long-term goals.	Generally require a “double-trigger” for accelerated vesting to occur in equity awards in connection with a change of control.

	Consider a mix of financial and non-financial goals to prevent over-emphasis on any single metric.	Provide for the clawback of amounts paid to any of our most senior officers in certain circumstances.

	Allow for some subjective evaluation in the determination of incentive payouts, to ensure linkage between payouts and the “quality” of performance.	Use a range of strong processes and controls, including Committee oversight, in our compensation practices.

	Employ a greater portion of variable pay (i.e., incentives) at more senior levels of the organization.	Engage an independent compensation consultant for the Committee; consultant performs no other work for our company.

	Require stock ownership for more than 92 of our most senior employees, as of fiscal year end.	Pay incentive compensation only after our financial results have been finalized and certified by the Committee.

What We DON’T DO	No director or executive officer may pledge or hedge their ownership of company stock.	Since fiscal 2012, no change in control agreements have been executed with excise tax “gross-up” protection.

	No excessive perquisites are provided to executives.	No additional years of credited service are provided to named executive officers in pension programs.

	No backdating or re-pricing of options may occur without shareholder approval.	No compensation programs that encourage unreasonable risk taking will be implemented.

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Compensation Committee Report

The Human Resources Committee has reviewed and discussed the above section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Human Resources Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

Conagra Brands, Inc. Human Resources Committee

Anil Arora	Joie A. Gregor	Richard H. Lenny

Ruth Ann Marshall, Chair		Scott Ostfeld

Executive Compensation

Summary Compensation Table – Fiscal 2021

The table below presents compensation information for individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2021 and for each of the other three most highly compensated individuals who were serving as executive officers at the end of fiscal 2021.

The amounts in the following Summary Compensation Table for Mr. Connolly are based in part on his letter agreement. For more information about the material terms of the letter agreement with Mr. Connolly and the change of control agreements we have entered into with each of our named executive officers, see “Compensation Discussion and Analysis — Agreements with Named Executive Officers” above and “Potential Payments Upon Termination or Change of Control” below.

For more information about our named executive officers’ mix of total compensation, see the discussion under “Compensation Discussion and Analysis — Our Fiscal 2021 Executive Compensation Program” above.

Please note that all share amounts and (if applicable) exercise prices included in the tables in this “Executive Compensation” section for awards granted prior to November 9, 2016 reflect the equitable adjustments to the company’s outstanding equity awards that were made in connection with the spin-off of Lamb Weston. For additional information about such equitable adjustments, please see “Compensation Discussion and Analysis –Special Note on the Treatment of Equity Awards in the Spinoff” in our 2017 proxy statement.

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Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)

Sean Connolly President and Chief Executive Officer	2021	1,230,462	-	7,722,276	-	2,357,319	-	459,966	11,770,023
	2020	1,246,154	-	7,630,602	-	2,649,635	-	356,441	11,882,832
	2019	1,192,308	-	11,173,754	-	1,611,404	-	415,282	14,392,748

David Marberger Executive Vice President and Chief Financial Officer	2021	733,392	-	1,594,274	-	906,473	-	159,998	3,394,137
	2020	738,677	-	1,587,822	-	997,214	-	123,791	3,447,504
	2019	683,000	-	2,201,192	-	615,383	-	132,486	3,632,061

Colleen Batcheler Executive Vice President, General Counsel and Corporate Secretary	2021	540,750	-	1,594,274	-	668,367	2,479	117,779	2,923,649
	2020	561,548	-	1,587,822	-	795,995	88,823	95,431	3,129,619
	2019	540,750	-	2,201,192	-	487,216	28,863	107,178	3,365,199

Tom McGough Executive Vice President and Co-Chief Operating Officer	2021	714,385	-	1,594,274	-	882,980	4,923	129,543	3,326,105
	2020	695,250	-	1,587,822	-	938,588	76,391	108,005	3,406,056
	2019	669,500	-	2,201,192	-	603,220	28,693	134,058	3,636,663

Darren Serrao Executive Vice President and Co-Chief Operating Officer	2021	610,000	-	1,594,274	-	678,564	-	122,854	3,005,692
	2020	633,462	-	1,587,822	-	769,656	-	95,684	3,086,624
	2019	575,062	-	1,805,401	-	466,317	-	109,880	2,956,660

1.	For fiscal 2020, there was one extra pay period.

2.

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock awards granted during the reported fiscal years. For the performance shares awarded in fiscal 2021 (the fiscal 2021 to 2023 cycle of the PSP), the amounts reported represent only the FY21 measurement period and are based on the probable outcome of the relevant performance conditions for such measurement period as of the grant date. Assuming the highest level of performance is achieved for the FY21 measurement period for the performance shares awarded in fiscal 2021, the grant date fair value of the FY21 measurement period of the performance share awards would have been: $11,786,671 for Mr. Connolly and $2,433,360 for each Mr. Marberger, Ms. Batcheler, Mr. McGough, and Mr. Serrao. Assumptions made in the valuation of these awards are discussed in Note 13 to the consolidated financial statements in the company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

3.	For fiscal 2021, reflects awards earned under the FY21 AIP. A description of the FY21 AIP is included in the Compensation Discussion and Analysis.

4.

The measurement date for pension value for fiscal 2021 was May 30, 2021. We do not offer above-market (as defined by SEC rules) or preferential earnings rates in our deferred compensation plans. For fiscal 2021, the entire amount reflects the aggregate change in the actuarial present value of pension amounts rather than nonqualified deferred compensation earnings.

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5.	The components of fiscal 2021 “All Other Compensation” include the following:

	Perquisites and Personal Benefits(a)		(Column 3) Company Contribution to Defined Contribution Plans $(c)
Named Executive Officer	(Column 1) Personal Use of Aircraft $	(Column 2) Matching Gifts $
Mr. Connolly	117,090	(b)	335,376
Mr. Marberger	-	(b)	152,498
Ms. Batcheler	-	-	117,779
Mr. McGough	-	-	129,543

Mr. Serrao	-	(b)	121,854

(a)

All amounts shown are valued at the incremental cost to us of providing the benefit. For Column 1, also includes the incremental cost of repositioning flights associated with personal use by the named executive officer. With respect to Mr. Connolly’s use of company aircraft (Column 1), Mr. Connolly is a party to an aircraft time share agreement with us. Under this agreement, Mr. Connolly reimburses us in cash for a portion of our incremental costs of personal flights once those costs exceed $150,000. Reimbursable costs include items such as fuel and incidentals, such as landing and parking fees, airport taxes, and catering costs for flights. We do not charge Mr. Connolly for the fixed costs that would be incurred in any event to operate the company aircraft (for example, aircraft purchase costs, maintenance, insurance, and flight crew salaries). Because the incremental cost of such flights did not exceed $150,000 in fiscal 2021, Mr. Connolly was not required to make any payments under the time share agreement.

(b)	For Columns 1 and 2, inclusive, a (b) notation in lieu of a dollar amount indicates that the named executive officer received the benefit but at an incremental cost to us of less than $25,000.

(c)

Reflects the qualified 401(k) plan contributions and the Voluntary Deferred Comp Plan (VDCP) (as further described below) contributions by Conagra. See the discussion under “Nonqualified Deferred Compensation – Fiscal 2021.”

Named Executive Officer	Company Contributions to Qualified 401(k) Plan	Company Contributions to VDCP

Mr. Connolly	20,759	314,617

Mr. Marberger	26,250	126,248

Ms. Batcheler	25,346	92,433

Mr. McGough	12,312	117,231

Mr. Serrao	25,650	96,204

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Grants of Plan-Based Awards – Fiscal 2021

The following table presents information about grants of plan-based awards (equity and non-equity) made during fiscal 2021 to the named executive officers. All equity-based grants were made under the shareholder approved Conagra Brands, Inc. 2014 Stock Plan, which we refer to as the 2014 Stock Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Connolly	-	-	1,907,216	3,814,431	-	-	-	-	-
	7/23/2020	-	-	-	-	160,058	320,116	-	5,893,336
	7/23/2020	-	-	-	-	-	-	53,353	1,828,941

Mr. Marberger	-	-	733,392	1,466,785	-	-	-	-	-
	7/23/2020	-	-	-	-	33,044	66,088	-	1,216,680
	7/23/2020	-	-	-	-	-	-	11,015	377,594

Ms. Batcheler	-	-	540,750	1,081,500	-	-	-	-	-
	7/23/2020	-	-	-	-	33,044	66,088	-	1,216,680
	7/23/2020	-	-	-	-	-	-	11,015	377,594

Mr. McGough	-	-	714,385	1,428,769	-	-	-	-	-
	7/23/2020	-	-	-	-	33,044	66,088	-	1,216,680
	7/23/2020	-	-	-	-	-	-	11,015	377,594

Mr. Serrao	-	-	549,000	1,098,000	-	-	-	-	-
	7/23/2020	-	-	-	-	33,044	66,088	-	1,216,680
	7/23/2020	-	-	-	-	-	-	11,015	377,594

1.

Amounts reflect grants made under the FY21 AIP discussed in our Compensation Discussion and Analysis. Actual payouts earned under the program for fiscal 2021 for all named executive officers can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table – Fiscal 2021.

2.

Amounts reflect the performance share opportunities granted to our named executive officers for the FY21 measurement period under our long-term incentive program for the fiscal 2021 to 2023 cycle. The portion of the award earned for the FY21 measurement period under the fiscal 2021 to 2023 cycle, including any above-target payouts, will be earned based on our performance during the 2021 fiscal year. Final performance share payouts are subject to full negative discretion by the Committee. We expect to disclose the performance share opportunities with respect to the FY22 to 23 measurement period under the fiscal 2021 to 2023 cycle in our 2022 Proxy Statement. Further information about the performance share awards can be found in the section headed “Compensation Discussion and Analysis – Long-Term Incentive Plan – Performance Shares.”

3.

The grant date fair value of performance shares granted under our long-term incentive program for the FY21 measurement period under the fiscal 2021 to 2023 performance cycle is based on the probable outcome of the relevant performance conditions as of the grant date (computed in accordance with FASB ASC Topic 718). These amounts are included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2021.

2021 PROXY STATEMENT      72

Outstanding Equity Awards at Fiscal Year-End – Fiscal 2021

The following table lists all stock options, performance shares, RSUs, and PBRSU awards outstanding as of May 30, 2021 for the named executive officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)

Mr. Connolly	4/1/2015	806,150	-	27.44	3/31/2025	-	-	-	-
	8/28/2015	283,111	-	31.06	8/27/2025	-	-	-	-
	7/11/2016	273,309	-	35.81	7/10/2026	-	-	-	-
	7/18/2018	-	-	-	-	52,109	1,985,353	-	-
	7/17/2019	-	-	-	-	67,313	2,564,625	-	-
	7/23/2020	-	-	-	-	53,353	2,032,749	-	-
	4/15/2019	-	-	-	-	-	-	97,856(3)	3,728,314
	7/17/2019	-	-	-	-	-	-	212,310(4)	8,089,011
	7/23/2020	-	-	-	-	-	-	323,566(4)	12,327,865

Mr. Marberger	9/1/2016	69,248	-	34.26	8/31/2026	-	-	-	-
	7/17/2018	-	-	-	-	11,150	424,815	-	-
	7/16/2019	-	-	-	-	14,424	549,554	-	-
	7/23/2020	-	-	-	-	11,015	419,672	-	-
	4/15/2019	-	-	-	-	-	-	15,657(3)	596,532
	7/16/2019	-	-	-	-	-	-	45,495(4)	1,733,360
	7/23/2020	-	-	-	-	-	-	66,800(4)	2,545,080

Ms. Batcheler	8/28/2015	72,480	-	31.06	8/27/2025	-	-	-	-
	7/11/2016	69,965	-	35.81	7/10/2026	-	-	-	-
	7/17/2018	-	-	-	-	11,150	424,815	-	-
	7/16/2019	-	-	-	-	14,424	549,554	-	-
	7/23/2020	-	-	-	-	11,015	419,672	-	-
	4/15/2019	-	-	-	-	-	-	15,657(3)	596,532
	7/16/2019	-	-	-	-	-	-	45,495(4)	1,733,360
	7/23/2020	-	-	-	-	-	-	66,800(4)	2,545,080

  73    CONAGRA BRANDS

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)

Mr. McGough	7/15/2013	137,607	-	27.46	7/14/2023	-	-	-	-
	7/14/2014	135,951	-	23.00	7/13/2024	-	-	-	-
	8/28/2015	72,480	-	31.06	8/27/2025	-	-	-	-
	7/11/2016	69,965	-	35.81	7/10/2026	-	-	-	-
	7/17/2018	-	-	-	-	11,150	424,815	-	-
	7/16/2019	-	-	-	-	14,424	549,554	-	-
	7/23/2020	-	-	-	-	11,015	419,672	-	-
	4/15/2019	-	-	-	-	-	-	15,657(3)	596,532
	7/16/2019	-	-	-	-	-	-	45,495(4)	1,733,360
	7/23/2020	-	-	-	-	-	-	66,800(4)	2,545,080

Mr. Serrao	8/28/2015	54,358	-	31.06	8/27/2025	-	-	-	-
	7/11/2016	52,472	-	35.81	7/10/2026	-	-	-	-
	7/17/2018	-	-	-	-	8,363	318,630	-	-
	7/16/2019	-	-	-	-	14,424	549,554	-	-
	7/23/2020	-	-	-	-	11,015	419,672	-	-
	4/15/2019	-	-	-	-	-	-	15,657(3)	596,532
	7/16/2019	-	-	-	-	-	-	45,495(4)	1,733,360
	7/23/2020	-	-	-	-	-	-	66,800(4)	2,546,080

1.	Service-based RSUs generally vest in full on the third anniversary of the grant date.

2.

The market value of unvested or unearned RSUs and unearned shares and PBRSUs is calculated using $38.10 per share, which was the closing market price of our common stock on the NYSE on the last trading day of fiscal 2021.

3.

Reflects, as of May 30, 2021, the target number of shares that could be earned under the PBRSUs, plus accrued dividend equivalents. Generally, the PBRSUs are only earned to the extent we achieve the performance targets with respect to such awards. Shares earned under the PBRSU awards, plus dividend equivalents, will be distributed, if earned, following fiscal 2022. Based on the design of the award, the maximum is subject to a maximum value cap (value greater than 8.6 times the grant value of each grantee’s PBRSU award) and 500% of the granted value.

4.

Reflects, on separate lines, as of May 30, 2021, the target number of shares that could be earned under the fiscal 2020 to 2022 cycle of the PSP, and the maximum number of shares that could be earned under the fiscal 2021 to 2023 cycle of the PSP, plus accrued dividend equivalents. Generally, the performance shares are only earned to the extent we achieve the performance targets with respect to such awards. Shares earned under the fiscal 2020 to 2022 cycle, plus dividend equivalents, will be distributed, if earned, following fiscal 2022, and shares earned under the fiscal 2021 to 2023 cycle, plus dividend equivalents, will be distributed, if earned, following fiscal 2023.

2021 PROXY STATEMENT      74

Option Exercises and Stock Vested – Fiscal 2021

The following table summarizes the RSUs vested and the option awards exercised during fiscal 2021 for each of the named executive officers as well as the performance shares that were earned by and paid out to the named executive officers for the fiscal 2019 to 2021 cycle of the PSP.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

Mr. Connolly	—	—	334,005	11,537,904

Mr. Marberger	—	—	72,592	2,514,010

Ms. Batcheler	187,607	1,602,657	72,592	2,514,010

Mr. McGough	200,615	2,856,851	72,592	2,514,010

Mr. Serrao	—	—	54,446	1,885,578

1.

Pursuant to the terms of the PSP, dividend equivalents on earned shares, paid in additional shares of common stock, were also distributed to the named executive officers. The shares distributed to the named executive officers through this dividend equivalent feature (and included in this table) were: 23,499 shares for Mr. Connolly; 5,028 shares for Mr. Marberger; 5,028 shares for Ms. Batcheler; 5,028 shares for Mr. McGough; and 3,772 shares for Mr. Serrao.

Pension Benefits – Fiscal 2021

Conagra Brands previously maintained a non-contributory defined benefit pension plan for eligible employees, which we refer to as the Qualified Pension. The Qualified Pension was closed to new participants who joined the company on or after August 1, 2013. As a result, Messrs. Connolly, Marberger, and Serrao are not eligible to participate. Of the named executive officers, only Ms. Batcheler and Mr. McGough participate.

In the Qualified Pension, the pension benefit formula for the named executive officer participants is determined by adding two components:

•	A multiple – 0.9% — of Average Monthly Earnings (up to the integration level) multiplied by years of credited service.

•	A multiple – 1.3% — of Average Monthly Earnings (over the integration level) multiplied by years of credited service.

“Average Monthly Earnings” is the monthly average of the executive’s annual compensation from the company, up to the IRS limit, for the highest five consecutive years of the final ten years of his or her service. Only salary and annual incentive payments (reported in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table year to year) are considered for the named executive officers in computing Average Monthly Earnings. The integration level is calculated by the IRS by averaging the last 35 years of Social Security taxable wages, up to and including the year in which the executive’s employment ends.

  75    CONAGRA BRANDS

Participants are vested in the pension benefit once they have five years of service with the company; each of Ms. Batcheler and Mr. McGough are vested. Pension benefits become payable at age 65 for normal retirement, or at age 55 with 10 years of service for early retirement. There is no difference in the benefit formula upon an early retirement, and there is no payment election option that would impact the amount of annual benefits any of the named executive officers would receive. The Qualified Pension was frozen effective December 31, 2017. Credited service and Average Monthly Earnings were frozen as of such date.

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)

Mr. Connolly(4)	Qualified Pension	-	-

Mr. Marberger(4)	Qualified Pension	-	-

Ms. Batcheler	Qualified Pension	11.5	344,927

Mr. McGough	Qualified Pension	10.9	402,397

Mr. Serrao(4)	Qualified Pension	-	-

1.	Qualified Pension refers to the Conagra Brands, Inc. Pension Plan.

2.

The number of years of credited service set forth above is calculated as of December 31, 2017, which is the pension plan measurement date used for financial statement reporting purposes. The number of years of credited service set forth above is less than the actual years of service of each of Ms. Batcheler and Mr. McGough due to the freezing of the Qualified Pension effective December 31, 2017. Actual years of service are as follows: 14.9 years for Ms. Batcheler and 14.3 years for Mr. McGough.

3.

The valuation methodology and all material assumptions applied in quantifying the present value of the accumulated benefit are presented in footnote 18 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

4.	Messrs. Connolly, Marberger, and Serrao are not eligible to participate in the Qualified Pension.

Nonqualified Deferred Compensation – Fiscal 2021

The table following this summary shows the nonqualified deferred compensation activity for each named executive officer during fiscal 2021. The amounts shown include amounts deferred under the Conagra Brands Retirement Income Savings Plan, or Qualified CRISP, which is our qualified 401(k) plan, and the Conagra Brands, Inc. Voluntary Deferred Compensation Plan, as amended and restated, or Voluntary Deferred Comp Plan.

Under our Qualified CRISP, which is a broad-based plan for employees, the company will match 100% of the first 6% of salary and bonus the employee contributes to the plan and make an additional contribution of 3% of salary and annual incentive. Participants are provided a wide array of investment alternatives for their account balances.

Our Voluntary Deferred Comp Plan allows certain employees to defer receipt of between 6% to 50% of their salary, up to 90% of their annual incentive payment, or up to 90% of their salary plus annual incentive payment in excess of the IRS limit ($290,000 for calendar year 2021). The investment alternatives for deferred amounts mirror those available under our Qualified CRISP. An election to participate in the plan must be timely filed with the company in accordance with IRS requirements.

Our Voluntary Deferred Comp Plan also provides nonqualified matching contribution benefits. The plan provides for company matching contributions and company non-elective contributions for eligible participants associated with amounts of eligible compensation above IRS limits. The matching contribution is a dollar for dollar match, limited to 6% of eligible compensation earned by the participant and paid by the company in excess of the IRS limit. The non-elective contribution is equal to 3% of an eligible participant’s eligible compensation in excess of the IRS limit. Matching contributions and non-elective contributions are credited on or about December 31st of each year.

2021 PROXY STATEMENT      76

The Voluntary Deferred Comp Plan also provides that, unless the company determines otherwise with respect to a participant, the interest of each participant in his or her matching contributions and non-elective contributions will be immediately 100% vested.

With respect to distributions from the Voluntary Deferred Comp Plan, in general, amounts will be distributed in cash in a lump sum in January following the individual’s separation from service. Participants may also elect to receive their balances at certain other times, including in the January of the calendar year specified by the participant or 18 months following the occurrence of a change of control. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of a “specified employee” under Section 409A will be delayed for six months after the date of the separation from service. Executives may make hardship withdrawals from the Voluntary Deferred Comp Plan under certain circumstances, but no hardship withdrawals were requested by executives during fiscal 2021.

Name	Plan(1)	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)

Mr. Connolly	Voluntary Def Comp Plan	197,867	314,617	396,075	-	3,328,117

Mr. Marberger	Voluntary Def Comp Plan	80,992	126,248	17,190	-	1,395,052

Ms. Batcheler	Voluntary Def Comp Plan	55,447	92,433	73,346	(161,957)	397,614

Mr. McGough	Voluntary Def Comp Plan	188,300	117,231	655,572	(15,992)	2,688,384

Mr. Serrao	Voluntary Def Comp Plan	60,214	96,204	108,835		798,409

1.	Voluntary Def Comp Plan refers to the Conagra Brands, Inc. Voluntary Deferred Compensation Plan, as amended.

2.	The amounts reported are included in the “Salary” column of the Summary Compensation Table – Fiscal 2021.

3.

The amounts reported are included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2021. These amounts, together with our match on executive contributions to the Qualified CRISP, are disclosed in the column labeled “Company Contribution to Defined Contribution Plans” in the table included as footnote 4 to the Summary Compensation Table – Fiscal 2021.

4.	Our Voluntary Def Comp Plan does not offer above market earnings (as defined by SEC rules). As a result, none of these earnings are included in the Summary Compensation Table – Fiscal 2021.

5.

The following amounts from this column were reported in Summary Compensation Tables for prior fiscal years: Mr. Connolly, $2,148,016; Mr. Marberger, $1,104,461; Ms. Batcheler, $745,661; Mr. McGough, $1,477,449; and Mr. Serrao, $361,689. These amounts reflect contributions only and do not include accumulated earnings or losses. The amount in this column includes the amount reflected in the “Executive Contributions in Last FY” column.

  77    CONAGRA BRANDS

Potential Payments Upon

Termination or Change of Control

Our named executive officers’ employment may be terminated under several possible scenarios. In some of these scenarios, our plans, agreements, and arrangements would provide severance benefits in varying amounts to the executive. Further, our plans, agreements, and arrangements would provide for certain benefits (or for the acceleration of certain benefits) upon a change of control. Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. In the event of an actual triggering event under any of the plans, agreements, and arrangements discussed in this section, all benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Code.

Plan Summaries

Severance Pay Plan

We maintain a severance pay plan that provides severance guidelines for all salaried employees. Any benefits payable under the program are at the sole and absolute discretion of Conagra Brands; for any particular employee, we may elect to provide severance as suggested by the plan or to provide benefits equal to, greater than or less than those provided in the guidelines. Ms. Batcheler and Messrs. Marberger, McGough, and Serrao are potentially covered by the plan. As described further below, Mr. Connolly is party to a letter agreement with us that, among other things, addresses his severance benefits. For information regarding the letter agreement with Mr. Connolly, see “Compensation Discussion and Analysis — Agreements with Named Executive Officers” above.

Under the severance pay plan, the severance guideline for individuals above a certain pay grade, including that of our named executive officers, is 52 weeks of salary continuation, plus one additional week of salary continuation for each year of continuous service prior to separation. The guidelines also provide that upon notice that the former employee has obtained new employment, we will provide him or her with a lump sum payment equal to 50% of the severance pay remaining; the other 50% would be forfeited. In addition, the guidelines provide for the provision during this period of the same type and level of health plan coverage that was in effect immediately prior to the named executive officer’s termination of employment, up to a maximum of 18 months.

If a named executive officer is entitled to receive a severance payment under a change of control agreement (described below), we are not required to make payments to him or her under the severance pay plan.

Agreement with Mr. Connolly

We are party to a letter agreement with Mr. Connolly that addresses matters such as his salary, participation in our annual and long-term incentive plans, and participation in health and welfare benefit plans and other benefit programs and arrangements. The letter agreement also addresses certain of Mr. Connolly’s severance benefits. For information regarding the letter agreement with Mr. Connolly, see “Compensation Discussion and Analysis — Agreements with Named Executive Officers” above.

A summary of Mr. Connolly’s severance benefits is provided below. Generally, any payments made under the letter agreement upon disability or as a result of a termination without cause or for good reason (other than certain benefits required by law) would be conditioned on Mr. Connolly first signing a release agreement in a form approved by us.

2021 PROXY STATEMENT      78

We have included retirement as a hypothetical scenario in the table below because Mr. Connolly became eligible for early retirement for purposes of certain awards during fiscal 2021.

Salary, AIP, Stock Options, and Health and Welfare Benefits
	Involuntary Termination with Cause	Involuntary Termination without Cause or Voluntary Termination with Good Reason	Voluntary Termination without Good Reason	Death or Disability	Retirement(1)

Salary	• Paid through month of termination	• Paid through month of termination • Also paid a lump sum equal to 2x annual salary	• Paid through month of termination	• Paid through month of event	• Paid through month of termination

Annual Incentive Plan	• Not eligible for payment	• Paid no less than a prorated award for year of termination based on actual results, plus a lump sum equal to 2x target for year of termination	• Not eligible for payment	• Paid no less than a prorated award for the year of event based on actual results	• Paid a prorated award for the year of retirement based on actual results

Health and Welfare Benefits	• Paid in accordance with plan provisions	• Company will pay monthly COBRA premium for up to 24 months after termination of employment • Other benefits paid in accordance with plan provisions	• Paid in accordance with plan provisions	• Paid in accordance with plan provisions	• Paid in accordance with plan provisions

Stock Options	• Options terminate • Unexercised options lapse

•  Sign-on options remain exercisable until the later of July 31, 2021 and as otherwise provided under the award agreement

•  Other vested options remain exercisable for 90 days (or until earlier expiration date)

•  Unvested options are forfeited

			• Vested options, including vested sign-on options, remain exercisable for 90 days (or until earlier expiration date) • Unvested options are forfeited	• Death: Options fully vest and remain exercisable for 3 years after event (or until earlier expiration date) • Disability: Options vest on a prorated basis	• Vested options remain exercisable for 3 years after retirement (or until earlier expiration date)

  79    CONAGRA BRANDS

PSP Awards, PBRSUs, RSUs: Retirement (In all other scenarios, these awards are paid in accordance with plan provisions described below)

PSP Awards, PBRSU Awards and RSUs Awards

•   For awards granted on or after July 17, 2018 that provide for full vesting (Normal Retirement) or pro-rata vesting (Early Retirement) upon termination due to Retirement, awards will continue to vest in accordance with the normal vesting schedule applicable to such award, as long as the Retirement does not occur within 2 years of a Change of Control (in which case the Change of Control provisions apply)

(1)

“Retirement” means “Early Retirement” (which is a termination of employment upon or after attaining age 55, but prior to attaining age 57) or “Normal Retirement” (which is a termination of employment upon or after attaining age 57).

Upon any of the hypothetical termination scenarios described above, Mr. Connolly would be paid his balance under our Voluntary Deferred Comp Plan based on his advance elections.

We currently maintain a separate change of control program, as discussed below. Mr. Connolly currently participates in our change of control program.

Annual Incentive Plan

The following terms of the AIP govern the impact of specific separation events not covered by an individual agreement:

•

Involuntary termination due to position elimination: If a participant’s position is involuntarily eliminated such that the employee is eligible for severance, he or she is eligible for a prorated AIP award based on the number of days the individual was eligible to participate in the plan and actual performance.

•

Termination due to retirement: If a participant retires during a fiscal year after reaching age 65, after reaching age 55 with at least 10 years of service, or after reaching age 60 with at least 5 years of service, the participant is eligible for a prorated AIP award based on the number of days the individual was eligible to participate in the plan and actual performance. Pursuant to the terms of his letter agreement, Mr. Connolly is eligible for this retirement treatment upon reaching age 57.

•

Termination due to death: Any AIP payment for which a participant would have been eligible would be prorated based on the number of days the individual was eligible to participate in the plan to the date of the participant’s death, based on actual performance.

Except as might otherwise be required by law, in the absence of one of the foregoing events (or a specific agreement with us), a participant forfeits his or her AIP award if he or she fails to be an active employee at the end of the fiscal year.

Any prorated award made to a former participant is paid after the end of the fiscal year and when payments are made to other participants.

The change of control agreements, described below, govern the payment of annual incentive awards in the event of a change of control.

Long-Term Incentive Plan – Performance Shares and PBRSUs

The following terms of the PSP and PBRSUs govern the impact of specific separation events:

•

Involuntary termination: If a participant experiences an involuntary termination of employment that results in severance or supplemental unemployment payments from us, the participant’s awards will vest based on actual performance for the full performance period, and be paid on a prorated basis, based on the days of service completed during the performance period.

•

Termination due to disability: If a participant experiences a termination due to disability, the participant will receive a pro rata share of the award that would have been earned for the full performance period at the “target” level. The proration calculation will be based on the days served as of the participant’s termination date.

2021 PROXY STATEMENT      80

•

Termination due to retirement: If a participant terminates his or her employment via normal retirement or early retirement (as each term is defined in the award or an individual agreement with the participant), the participant’s awards will vest based on actual performance for the full performance period (but, in the case of early retirement, the award will be prorated based on days of service during the performance period).

•	Termination due to death: The award will vest in full at the target level.

•

Change of Control: In the event of a change of control (as defined in the PSP or PBRSU, as applicable), the earned portion of a participant’s award will be determined as of the change of control, using a share valuation methodology further described in the award and based on the greater of target performance and actual performance through either:

-	For Performance Shares: the end of our fiscal period that ends immediately prior to the change of control (the “PSP Change of Control Value”); and

-	For PBRSUs: the date immediately prior to the date of the change of control (the “PBRSU Change of Control Value”).

If no replacement award meeting the requirements set forth in the PSP is provided following a change of control, a participant will vest in a cash payment equal to the PSP Change of Control Value. If a qualifying replacement award is provided, it will generally take the form of a time-based, stock-settled award with a value equal to the PSP Change of Control Value and will vest, subject to continued employment, at the end of the performance period applicable to the original performance share award. Following a change of control, a replacement award will also vest in full if the participant dies or, within two years of the change of control, terminates employment due to normal or early retirement, is terminated without cause (as defined in the PSP) or resigns for good reason (as defined in the PSP), or is terminated due to disability.

The PBRSU Change of Control Value will generally be paid to the participant if the participant terminates employment on the date of the change of control, continues employment through the end of the performance period, or dies prior to the end of the performance period. The PBRSU Change of Control Value will also be paid to the participant if, within two years after the change of control, the participant experiences a termination of employment without cause or for good reason (as each such term is defined in the applicable award agreement), terminates employment due to retirement, or experiences a termination of employment due to disability.

•	Termination other than as described above:

-

PSP: The participant forfeits all performance shares granted that had not been paid at the date of termination, whether or not the shares are earned as of such date. The Committee has the discretion to pay out some or all of the forfeited performance shares if (i) they would have been earned based on performance and (ii) the Committee deems such a payout appropriate and in our best interests. Such performance shares will be distributed to the participant at the same time they are distributed to other participants who remain employed.

-	PBRSUs: The participant forfeits all PBRSUs granted if the participant terminates employment during the performance period.

Long-Term Incentive Plan – RSUs

The following terms generally govern the impact of a separation from us on outstanding RSUs:

•

Involuntary termination: RSUs granted prior to fiscal 2019 will vest pro rata based on days of service completed during the vesting period if a participant experiences a termination due to job elimination, divestiture, or reduction in force at least one year after the date of grant (or, for RSUs granted in fiscal 2018, at any time prior to vesting). RSUs granted in fiscal 2019 or later will vest pro rata based on days of service completed during the vesting period if a participant is terminated due to a divestiture or an involuntary termination that results in severance or supplemental unemployment payments from us.

•

Termination due to disability or early retirement: On termination due to disability or early retirement (as defined in the award agreement), all unvested RSUs vest pro rata based on days of service completed during the vesting period. For participants other than Mr. Connolly, RSUs are accelerated. For Mr. Connolly’s awards granted in fiscal 2019 or later, the pro rata vesting would occur generally on the normal vesting schedule for the award.

  81    CONAGRA BRANDS

•

Termination due to normal retirement: On termination due to normal retirement (as defined in the award agreement), all unvested RSUs fully vest. For participants other than Mr. Connolly, RSUs are accelerated. For Mr. Connolly’s awards granted in fiscal 2019 or later, the pro rata vesting would occur generally on the normal vesting schedule for the award.

•	Termination due to death: All unvested RSUs vest in full.

•

Change of Control: Each of the agreements evidencing outstanding awards of RSUs provide for double-trigger vesting, requiring both a change of control event and a qualifying termination of employment (or a failure of the surviving company to provide a replacement award) to trigger vesting.

•	Termination other than as described above: The participant forfeits all RSUs unvested at the date of termination.

Retirement Benefits

Each of our Qualified Pension and Voluntary Deferred Comp Plan contains provisions relating to the termination of the participant’s employment. These payments are described more fully in the disclosure provided in connection with the “Pension Benefits — Fiscal 2021” and “Nonqualified Deferred Compensation — Fiscal 2021” sections of this Proxy Statement.

Change of Control Program

The change of control program for senior executives is designed to encourage management to continue performing its responsibilities in the event of a pending or potential change of control. During fiscal 2021, this program covered each of the named executive officers.

Generally, a change of control under these agreements occurs if one of the following events occurs:

•

Individuals who constitute the Board, which, for these purposes, we refer to as the Incumbent Board, cease for any reason to constitute at least a majority of the Board. Anyone who becomes a director and whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board is considered a member of the Incumbent Board.

•

Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our shareholders immediately prior to the transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated company.

•	A liquidation or dissolution of Conagra Brands or the sale of all or substantially all of our assets.

The change of control agreements provide that upon a change of control, we may (at the sole and absolute discretion of the Board or Committee) pay each named executive officer all or a prorated portion of the executive’s short and/or long-term incentive for the year in which the change of control occurs.

The terms of our stock plan and award agreements govern the treatment of equity awards upon a change of control.

With respect to severance, the change of control agreements are double-trigger arrangements, requiring both a change of control event and a qualifying termination of employment to trigger benefits. A qualifying termination event occurs if, within three years after a change of control, (1) the executive’s employment is involuntarily terminated without “cause” or (2) the executive terminates his or her employment for “good reason.” Executives entitled to severance benefits under a change of control agreement forfeit any severance compensation and benefits under our severance pay plan guidelines and receive the following (subject to execution of a release of claims in favor of us):

•

a lump sum cash payment equal to a multiple of the executive’s base salary and annual bonus (calculated using the executive’s highest annual bonus for the three fiscal years preceding the change of control or the executive’s target bonus percentage as of the date the change of control agreement is executed, whichever is greater). The multiples are three for Mr. Connolly and Ms. Batcheler and two for Messrs. Marberger, McGough, and Serrao.

2021 PROXY STATEMENT      82

•

continuation for three years (for agreements in place prior to July 2011) or two years (for agreements in place after July 2011) of medical, dental, disability, basic and supplemental life insurance to the extent such benefits remain in effect for other executives, with premiums paid by the executive at the rate required of other executive employees (or, for medical and dental benefits, the COBRA rate). Conagra Brands must pay the executive a single lump sum payment equal to an amount to offset taxes (for agreements in place prior to July 2011) plus the executive’s estimated cost to participate in the medical and dental plans.

•

a supplemental benefit under our Voluntary Deferred Comp Plan equal to three times (for agreements in place prior to July 2011) or one time (for agreements in place after July 2011) the maximum company contribution that the executive could have received under the Qualified CRISP and Voluntary Deferred Comp Plan in the year in which the change of control occurs.

•	outplacement assistance not exceeding $30,000.

Generally, a termination for “cause” under the agreement requires (as further described in the change of control agreements) (1) the willful and continued failure by the executive to substantially perform his or her duties, (2) the willful engaging by the executive in conduct that is demonstrably and materially injurious to us or (3) the executive’s conviction of a felony or misdemeanor that impairs his or her ability substantially to perform duties for us.

A right of the executive to terminate with “good reason” following a change of control is generally triggered by (1) any failure of Conagra Brands to comply with and satisfy the terms of the change of control agreement, (2) a significant involuntary reduction of the authority, duties, or responsibilities held by the executive immediately prior to the change of control, (3) any involuntary removal of the executive from an officer position held by the executive immediately prior to the change of control, except in connection with promotions, (4) any involuntary reduction in the aggregate compensation level of the executive, (5) requiring the executive to become based at a new location, or (6) requiring the executive to undertake substantially greater amounts of business travel.

Certain payments to a “specified employee” within the meaning of Section 409A of the Code will be delayed for six months after the date of the separation from service.

For agreements in place prior to July 2011, the agreements also entitle each executive to an additional payment, if necessary, to make the executive whole as a result of any excise and related taxes imposed by the Code on any change of control benefits received. If the safe harbor amount at which the excise tax is imposed is not exceeded by more than 10%, the benefits will instead be reduced to avoid the excise tax. Following a review of market practices in July 2011, the Committee adopted a policy that any future change of control benefits should be structured without any excise tax gross-up protection. Mr. Connolly’s, Mr. McGough’s, Mr. Marberger’s and Mr. Serrao’s agreements do not contain an excise tax gross-up. Although the Committee continues to believe in the importance of maintaining a change of control program, it believes that offering excise tax gross-ups in the future is inappropriate relative to best executive pay practices.

Each change of control agreement terminates, in the absence of a change of control, when the executive’s employment as our full-time employee is terminated or the executive enters into a written separation agreement with us. In addition, we may unilaterally terminate each agreement prior to a change of control following six months prior written notice to the executive.

Summary of Possible Benefits

In the disclosure below, the first table summarizes estimated incremental amounts payable upon termination under various hypothetical scenarios. A second table summarizes estimated incremental amounts payable upon a hypothetical change of control and upon termination following a change of control. We have not included amounts payable regardless of the occurrence of the relevant triggering event. For example, we excluded accumulated balances in retirement plans when a terminating event would do nothing more than create a right to a payment of the balance. We also excluded death benefits where the executive would pay the premium.

  83    CONAGRA BRANDS

The data in the tables assumes the following:

•

each triggering event occurred on May 28, 2021 (the last business day of fiscal 2021), and the per share price of our common stock was $38.10 (the closing price of our stock on the NYSE on May 28, 2021);

•	with respect to salary continuation, if an executive did not have a right to salary continuation under a stand-alone agreement with us, the severance pay plan guidelines applied;

•

with respect to the AIP, awards were earned at target levels, and where the HR Committee had discretionary authority to award a payout, except in the cases of involuntary termination with cause and voluntary termination without good reason, it exercised that authority (including in the change of control scenario);

•

with respect to the AIP and equity awards, in the case of an involuntary termination not for cause without a change of control, the termination was due to a position elimination or another termination event on the last business day of fiscal 2021 that would have resulted in severance compensation;

•

with respect to performance shares and PBRSUs, awards were earned at target levels (these amounts also include a cash value of dividend equivalents on the number of shares assumed to have been earned);

•	with respect to equity awards other than PBRSUs in the change of control scenario, a replacement award was provided;

•	with respect to performance shares in the change of control scenario, the HR Committee exercised any applicable discretionary authority to award a pro rata payout and did so at target levels; and

•	in the disability scenarios, the disabling event lasted one year into the future.

	Involuntary w/ Cause or Voluntary w/o Good Reason $	Involuntary w/o Cause or Voluntary w/Good Reason $	Death $	Disability $	Retirement $
Mr. Connolly
Lump Sum Severance	-	6,303,600	-	-	-
Annual Incentive Plan	-	1,915,800	1,915,800	1,915,800	1,915,800
Performance Shares	-	14,323,519	20,914,100	14,323,519	14,323,519
PBRSUs	-	2,638,447	3,754,689	2,638,447	2,638,447
Restricted Stock Units	-	4,072,128	6,582,728	4,072,128	4,072,128
Benefits Continuation	-	45,552	-	-	-
Death Benefits	-	-	1,000,000	-	-
Disability Benefits	-	-	-	693,000	-
Outplacement	-	7,500	-	-	-
Total	-	29,306,545	34,167,317	23,642,894	22,949,894
Mr. Marberger
Salary Continuation	-	793,369	-	-	-
Annual Incentive Plan	-	736,700	736,700	736,700	-
Performance Shares	-	3,049,941	4,430,419	3,049,941	-
PBRSUs	-	422,155	600,755	422,155	-
Restricted Stock Units	-	868,375	1,394,041	868,375	-
Benefits Continuation	-	19,145	-	-	-
Death Benefits	-	-	1,000,000	-	-
Disability Benefits	-	-	-	443,350	-
Outplacement	-	7,500	-	-	-
Total	-	5,897,185	8,161,915	5,520,521	-

2021 PROXY STATEMENT      84

	Involuntary w/ Cause or Voluntary w/o Good Reason $	Involuntary w/o Cause or Voluntary w/Good Reason $	Death $	Disability $	Retirement $
Ms. Batcheler
Salary Continuation	-	686,337	-	-	-
Annual Incentive Plan	-	540,750	540,750	540,750	-
Performance Shares	-	3,049,941	4,430,419	3,049,941	-
PBRSUs	-	422,155	600,755	422,155	-
Restricted Stock Units	-	868,375	1,394,041	868,375	-
Benefits Continuation	-	22,564	-	-	-
Death Benefits	-	-	1,000,000	-	-
Disability Benefits	-	-	-	345,375	-
Outplacement	-	7,500	-	-	-
Total	-	5,597,622	7,965,965	5,226,596	-
Mr. McGough
Salary Continuation	-	951,923	-	-	-
Annual Incentive Plan	-	750,000	750,000	750,000	750,000
Performance Shares	-	3,049,941	4,430,419	3,049,941	3,049,941
PBRSUs	-	422,155	600,755	422,155	422,155
Restricted Stock Units	-	868,375	1,394,041	868,375	868,375
Benefits Continuation	-	22,564	-	-	-
Death Benefits	-	-	1,000,000	-	-
Disability Benefits	-	-	-	450,000	-
Outplacement	-	7,500	-	-	-
Total	-	6,072,458	8,175,215	5,540,471	5,090,471
Mr. Serrao
Salary Continuation	-	668,654	-	-	-
Annual Incentive Plan	-	549,000	549,000	549,000	-
Performance Shares	-	2,702,569	4,083,047	2,702,569	-
PBRSUs	-	422,155	600,755	422,155	-
Restricted Stock Units	-	766,839	1,287,856	766,839	-
Benefits Continuation	-	19,487	-	-	-
Death Benefits	-	-	1,000,000	-	-
Disability Benefits	-	-	-	380,000	-
Outplacement	-	7,500	-	-	-
Total	-	5,136,204	7,520,658	4,820,563	-

  85    CONAGRA BRANDS

In the table that follows, if, following a change of control, any of Ms. Batcheler or Messrs. Marberger, McGough, or Serrao was terminated for “Cause” or voluntarily terminated employment without “Good Reason,” the individual would not receive any benefits incremental to those shown in the “No Termination” column. Mr. Connolly would be entitled to salary continuation through the end of the month of the event.

	No Termination ($)	Change of Control and: Involuntary w/o Cause or Voluntary w/Good Reason ($)

Mr. Connolly

Lump Sum Salary	-	3,708,000

Annual Incentive Plan	1,915,800	7,948,905

Performance Shares	-	21,523,399

PBRSUs	-	3,864,271

Restricted Stock Units	-	6,582,728

Qualified and Non-Qualified Benefit	-	322,900

Benefits Continuation	-	45,552

Death/Disability Benefit	-	5,843

Outplacement	-	30,000

Total	1,915,800	44,031,598

Mr. Marberger

Lump Sum Salary	-	1,473,400

Annual Incentive Plan	736,700	1,994,428

Performance Shares	-	4,558,073

PBRSUs	-	618,288

Restricted Stock Units	-	1,394,041

Qualified and Non-Qualified Benefit	-	147,588

Benefits Continuation	-	45,552

Death/Disability Benefit	-	5,843

Outplacement	-	30,000

Total	736,700	10,267,213

Ms. Batcheler

Lump Sum Salary	-	1,622,250

Annual Incentive Plan	540,750	2,387,984

Performance Shares	-	4,558,073

PBRSUs	-	618,288

Restricted Stock Units	-	1,394,041

Qualified and Non-Qualified Benefit	-	326,462

Benefits Continuation	-	67,504

Death/Disability Benefit	-	8,764

Outplacement	-	30,000

Total	540,750	11,013,366

2021 PROXY STATEMENT      86

	No Termination ($)	Change of Control and: Involuntary w/o Cause or Voluntary w/Good Reason ($)

Mr. McGough

Lump Sum Salary	-	1,500,000

Annual Incentive Plan	750,000	1,877,175

Performance Shares	-	4,558,073

PBRSUs	-	618,288

Restricted Stock Units	-	1,394,041

Qualified and Non-Qualified Benefit	-	143,763

Benefits Continuation	-	45,552

Death/Disability Benefit	-	5,843

Outplacement	-	30,000

Total	750,000	10,172,735

Mr. Serrao

Lump Sum Salary	-	1,220,000

Annual Incentive Plan	549,000	1,539,312

Performance Shares	-	4,210,700

PBRSUs	-	618,288

Restricted Stock Units	-	1,287,856

Qualified and Non-Qualified Benefit	-	115,971

Benefits Continuation	-	45,552

Death/Disability Benefit	-	5,843

Outplacement	-	30,000

Total	549,000	9,073,522

  87    CONAGRA BRANDS

CEO Pay Ratio

For fiscal 2021, the ratio of the annual total compensation of Mr. Connolly, our President and Chief Executive Officer (referred to as CEO Compensation), to the median of the annual total compensation of all of our and our consolidated subsidiary-employees other than Mr. Connolly (referred to as Median Annual Compensation), was 234 to 1. For purposes of this pay ratio disclosure, CEO Compensation was determined to be $11,770,023, which represents the total compensation reported for Mr. Connolly under the “Summary Compensation Table – Fiscal 2021.” Median Annual Compensation for the identified median employee was determined to be $50,360.

Median Employee Methodology

Solely for the purpose of this disclosure, we identified our “median employee” by examining our total employee population as of March 9, 2021 (the Determination Date). We included all full-time, part-time, seasonal, and temporary employees of Conagra and our consolidated subsidiaries. We excluded independent contractors and “leased” workers. Our analysis identified 19,169 individuals.

The median employee at Conagra is employed in a manufacturing facility in the United States and has a job function of Operator.

Additional information on the employee population at Conagra includes the following (as of the March 9, 2021 Determination Date):

•	89.5% employed in the United States; 10.5% in international locations

•	96.4% employed full time, 0.2% employed part time, 3.4% employed seasonally/temporarily

•	83.7% based in manufacturing facilities

We believe that there has been no change in our employee population or employee compensation arrangements during fiscal year 2021 that resulted in a significant year-over-year change to our CEO Pay Ratio disclosure.

Median Annual Compensation Methodology

To determine Median Annual Compensation, we generally reviewed compensation for the period beginning on March 10, 2020 and ending on March 9, 2021. As permitted by applicable SEC rules, we excluded from the compensation measurement under the “de minimis” exemption the compensation of 551 individuals (all of the individuals in each of China (3 individuals), India (540 individuals), Panama (5 individuals), and the Philippines (3 individuals)).

We measured Median Annual Compensation by totaling, for each employee other than Mr. Connolly, base earnings and annual cash incentives paid during the measurement period. We did not use any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year (due to start dates, disability status, or similar factors). In determining the Median Annual Compensation, we generally annualized the total compensation for such individuals other than seasonal employees (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

Due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate.

2021 PROXY STATEMENT      88

Information on Stock Ownership

Voting Securities of Directors, Officers, and Greater Than 5% Owners

The table below shows the shares of Conagra Brands common stock beneficially owned as of July 26, 2021 by (1) beneficial owners of more than 5% of our outstanding common stock, (2) our current directors, (3) our named executive officers, and (4) all current directors and executive officers as a group.

As discussed elsewhere in this Proxy Statement, our directors and executive officers are committed to owning stock in Conagra Brands. Both groups have stock ownership requirements that preclude them from selling any Conagra Brands common stock in the market (other than to cover the cost of any stock option exercise price and, in the case of executive officers, statutory tax withholding) until they have enough shares to meet and maintain their stock ownership guidelines pre- and post-sale.

To better show the financial stake of our directors in the company, we have included a “Share Units” column in the table. The column, which is not required under SEC rules, shows share units earned by the non-employee directors and deferred through the Conagra Brands, Inc. Directors’ Deferred Compensation Plan. Although these share units will ultimately be settled in shares of common stock, they currently have no voting rights and will not be settled within 60 days of July 26, 2021. None of our executive officers has any deferred share units.

Name	Number of Shares of Common Stock Owned(1)	Right to Acquire Shares of Common Stock(2)	Percent of Class(3)	Share Units

Capital World Investors(4)	59,877,551	-	12.3%	N/A

The Vanguard Group(5)	55,338,299	-	11.33%	N/A

BlackRock, Inc.(6)	33,602,893	-	6.9%	N/A

Anil Arora	19,847	2,183	*	6,607

Tony Brown	22,082	2,183	*	-

Manny Chirico	-	3,284	*	-

Sean M. Connolly	728,324	1,436,224	*	N/A

Joie A. Gregor	60,686	2,183	*	13,350

Rajive Johri	78,455	2,183	*	74,185

Richard H. Lenny	107,013	5,624	*	23,839

Melissa Lora	12,963	2,183	*	12,963

Ruth Ann Marshall	123,415	2,183	*	120,066

Craig P. Omtvedt	84,809	2,183	*	-

Scott Ostfeld(8)	8,051,132	2,183	*	-

David S. Marberger	129,315	69,248	*	N/A

Colleen Batcheler	193,747	142,445	*	N/A

Thomas M. McGough	208,653(7)	431,718	*	N/A

Darren C. Serrao	123,678	106,830	*	N/A

All Directors and Current Executive Officers as a Group (18 people)	10,104,487	2,366,743	*	250,470

  89    CONAGRA BRANDS

*	Represents less than 1% of common stock outstanding.

1.

For executive officers and directors, reflects shares that have been acquired through one or more of the following: (a) open market purchases, (b) vesting or exercise of share-based awards, and (c) crediting to defined contribution plan accounts.

2.

Reflects shares that the individual has the right to acquire within 60 days of July 26, 2021 through the exercise of stock options or the vesting of RSUs. The “All Directors and Current Executive Officers as a Group” calculation includes 153,906 options or RSUs for current executive officers not individually named in this table.

3.	Based on 480,333,560 shares of common stock of Conagra Brands issued and outstanding as of July 26, 2021.

4.

Based on a Schedule 13G/A filed by Capital World Investors with the SEC on February 16, 2021, which Schedule 13G/A specifies that Capital World Investors has sole voting power with respect to 59,819,725 shares and sole dispositive power with respect to 59,877,551 shares. Capital World Investors’ address is listed on the Schedule 13G/A as: 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

5.

Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021, which Schedule 13G/A specifies that The Vanguard Group has shared voting power with respect to 794,199 shares, sole dispositive power with respect to 53,179,037 shares, and shared dispositive power with respect to 2,159,262 shares. The Vanguard Group’s address is listed on the Schedule 13G/A as: 100 Vanguard Blvd., Malvern, PA 19355.

6.

Based on a Schedule 13G/A filed by BlackRock, Inc., or BlackRock, with the SEC on January 29, 2021, which Schedule 13G/A specifies that BlackRock has sole voting power with respect to 29,040,959 shares and sole dispositive power with respect to 33,602,893 shares. BlackRock’s address is listed on the Schedule 13G/A as: 55 East 52nd Street, New York, NY 10055.

7.	For Mr. McGough, includes shares held by his spouse, who resides with him.

8.

Scott Ostfeld’s stock ownership also reflects shares of Conagra Brands common stock owned by JANA Partners LLC, or JANA, as a result of Mr. Ostfeld assigning all RSUs that he receives as a director to JANA. JANA may be deemed to be a director by deputization by virtue of the fact that Mr. Ostfeld currently serves on Conagra’s board of directors.

2021 PROXY STATEMENT      90

Additional Information About the Meeting

Virtual Meeting Format

We have decided to hold the Annual Meeting virtually again this year due to the ongoing COVID-19 pandemic. There will not be a physical location for the Annual Meeting and you will not be able to attend in person. In addition to supporting the health and well-being of our shareholders, Board members, employees, and their families, we believe that hosting a virtual annual meeting enables shareholders to attend and participate fully and equally, improves meeting efficiency and our ability to effectively communicate and engage with our shareholders, regardless of their holdings, resources, or physical location, and provides for cost savings.

We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as you would have at an in-person meeting. Shareholders will be able to attend and participate online and submit questions during the 2021 Annual Meeting by visiting www.virtualshareholdermeeting.com/CAG2021.

To attend and participate in the 2021 Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. The Annual Meeting will begin promptly at 2:00 p.m. CDT. We encourage you to access the 2021 Annual Meeting prior to the start time. Online access will begin at 1:45 p.m. CDT.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Shareholders should ensure that they have a strong internet connection if they intend to attend and/or participate in the 2021 Annual Meeting. Attendees should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the 2021 Annual Meeting.

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning at 1:45 p.m. CDT on September 15, 2021 through the conclusion of the 2021 Annual Meeting.

Voting

Shareholders of record as of the close of business on July 26, 2021, the record date, are entitled to attend, participate in, and to vote at the Annual Meeting and at any postponements or adjournments of the Annual Meeting. On July 26, 2021, there were 480,333,560 voting shares of common stock, par value $5.00 per share, of Conagra Brands, issued and outstanding. Each share of common stock is entitled to one vote for each director to be elected and one vote for each of the other matters to be voted on.

Your vote is very important. Even if you plan to attend and participate in the Annual Meeting, please promptly vote your shares in advance.

Voting Before the 2021 Annual Meeting

If you hold shares of common stock of Conagra Brands in your own name (known as ownership “of record”) on the books of our transfer agent, you are a registered shareholder. If a broker, bank, or other nominee holds your shares (also known as ownership in “street name”), you are a beneficial owner. Registered shareholders (including those who hold

  91    CONAGRA BRANDS

shares in the Conagra Brands Employee Stock Purchase Plan, or ESPP) and beneficial owners may vote their shares in advance of the Annual Meeting using one of the following methods:

•	By Mail: If you received paper copies of our proxy materials, by completing, signing, dating and returning (in the postage-paid envelope provided) the enclosed proxy card or voting instruction form;

•

By Internet: Go to www.proxyvote.com and follow the instructions – you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form; or

•

By Telephone: Call (800) 690-6903 (registered shareholders and ESPP participants) or (800) 454-8683 (beneficial owners) and follow the recorded instructions – you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form.

Internet and telephone voting are available through 11:59 p.m. Eastern Time on September 14, 2021 for registered shareholders, beneficial owners, and shares held in the ESPP.

If you hold shares in the ESPP, your proxy card serves as voting instructions for the shares credited to your plan account and such shares must be voted prior to the Annual Meeting. The trustee for the ESPP must receive your voting instructions by 11:59 p.m. Eastern Time on September 14, 2021. If the plan trustee does not receive your instructions by that time, the trustee will vote the shares held by the ESPP in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received.

Revoking a Proxy

You can revoke your proxy at any time before your shares are voted if you (1) are the owner of “record” of your shares and submit a written revocation to our Corporate Secretary at or before the Annual Meeting (mail to: Conagra Brands, Inc., Attn: Corporate Secretary, 222 W. Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654), (2) submit a timely later-dated proxy (or voting instruction form if you hold shares through a broker, bank, or nominee), or (3) provide timely subsequent internet or telephone voting instructions.

Voting During the 2021 Annual Meeting

Registered shareholders (other than those who hold shares in the ESPP) and beneficial owners may also vote online during the Annual Meeting. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form to log in to the virtual meeting platform at www.virtualshareholdermeeting.com/CAG2021. Voting electronically online during the Annual Meeting will replace any previous votes.

Participants in the ESPP may attend and participate in the Annual Meeting but will not be able to vote shares held in the ESPP electronically online during the Annual Meeting. ESPP participants must vote in advance of the 2021 Annual Meeting using one of the methods described above.

Presenting Questions During the Virtual Meeting

Shareholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CAG2021, typing your question into the “Ask a Question” field, and clicking “Submit.”

Questions pertinent to the Annual Meeting that comply with the meeting Rules of Conduct will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including, but not limited to, those related to employment or product issues, are not pertinent to Annual Meeting matters and therefore will be answered only at the discretion of the meeting’s Chair. Any questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on our Investor Relations website, www.conagrabrands.com/investor-relations, as soon as practical after the Annual Meeting.

2021 PROXY STATEMENT      92

Additional information regarding the ability of shareholders to ask questions during the Annual Meeting and related Rules of Conduct will be available at www.virtualshareholdermeeting.com/CAG2021.

Vote Requirements

Quorum: Shares Necessary to Conduct the Business of the Meeting

To conduct the business of the Annual Meeting, a majority of the shares of common stock outstanding and entitled to vote on the record date must be present in person or by proxy at the 2021 Annual Meeting.

The inspector of elections intends to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved. The inspector will also treat proxies held in “street name” by brokers where the broker indicates that it does not have authority to vote on one or more of the proposals coming before the meeting (“broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved.

Vote Required to Approve Voting Items

If a quorum is present:

We will hold an election of directors. Each outstanding share of common stock of Conagra Brands is entitled to cast one vote for each director seat. In an uncontested election, a director will be elected if he or she receives the affirmative vote of a majority of the votes cast in the election. An incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast in the election is required promptly to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in the “How We Govern” section of this Proxy Statement. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not affect the outcome of the election of directors.

We will vote to ratify the appointment of KPMG LLP as our independent auditor for fiscal 2022. The appointment of our independent auditor for fiscal 2022 will be ratified if approved by a majority of the votes cast. Abstentions are not treated as votes cast and therefore will not affect the outcome of the vote. Because the ratification of the appointment of KPMG LLP as our independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to this matter.

We will vote, on an advisory basis, to approve our named executive officer compensation. The advisory resolution to approve our named executive officer compensation, as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, will be considered adopted if approved by a majority of the votes cast. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not affect the outcome of the votes on this matter.

We will vote on a shareholder proposal. The shareholder proposal will be considered adopted if approved by a majority of the votes cast. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not affect the outcome of the votes on this matter.

The shares represented by valid proxies received by internet, by telephone, or by mail and not properly revoked will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: “FOR” the election of each of the nominees for director named in this Proxy Statement; “FOR” the ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2021; “FOR” the resolution to approve our named executive officer compensation; and “AGAINST” the shareholder proposal regarding shareholder action by written consent. If any matter not described above is properly presented at the 2021 Annual Meeting, the proxy gives authority to the persons named on the proxy card to vote as recommended by the Board on such other matters.

  93    CONAGRA BRANDS

Proxy Solicitation

We have engaged Innisfree M&A Incorporated as our proxy solicitor for the Annual Meeting at an estimated cost of approximately $17,500 plus disbursements. Our directors, officers, and other employees may also solicit proxies in the ordinary course of their employment. Conagra Brands will bear the cost of the solicitation, including the cost of reimbursing brokerage houses and other custodians for their expenses in sending proxy materials to you.

Multiple Shareholders Sharing an Address

Pursuant to SEC rules, only one copy of the Notice of Internet Availability of Proxy Materials, Annual Report, and Proxy Statement is being delivered to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. We believe these rules benefit everyone by eliminating duplicate mailings that shareholders living at the same address receive, and by reducing our printing and mailing costs. Shareholders living at the same address will continue to receive individual proxy cards for each registered account. We will promptly deliver, upon oral or written request, a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report, and Proxy Statement to any shareholder residing at an address to which only one copy was mailed. If you receive a single set of proxy materials but prefer to receive separate copies for each registered account in your household for the 2021 Annual Meeting or for future meetings, please contact our agent, Broadridge, by telephone at (866) 540-7095 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Broadridge will remove you from the householding program within 30 days after it receives your request, at which point you will begin receiving an individual copy of the proxy materials for each registered account. You can also contact Broadridge at the telephone number or address above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Our 2022 Annual Meeting of Shareholders

Shareholder Proposals to be Included in our 2022 Proxy Statement

To be considered for inclusion in next year’s Proxy Statement, shareholder proposals submitted in accordance with SEC Rule 14a-8 must be received at our principal executive offices no later than the close of business on April 8, 2022.

If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a candidate for election as a director included in the proxy materials (a proxy access nominee) for the 2022 Annual Meeting, such nomination shall conform to the applicable requirements set forth in our Bylaws and any applicable SEC regulations concerning the submission and content of proxy access nominations, and must be submitted not earlier than March 9, 2022 and not later than the close of business on April 8, 2022. Such requirements include, without limitation, providing information about the proposed director nominee and the nominating shareholder that is required to be included in a proxy statement under SEC and NYSE rules, any statement by the nominating shareholder about the proposed director nominee to be included in the proxy statement, and any other information that Conagra Brands or the Board requests and determines to include in the proxy statement relating to the proposed director nominee.

Address any proposals to the Corporate Secretary, Conagra Brands, Inc., 222 W. Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654.

Other Shareholder Proposals to be Presented at our 2022 Annual Meeting

Our Bylaws provide that any shareholder proposal, including the nomination of directors, that is sought to be presented directly at the 2022 Annual Meeting but not submitted for inclusion in the Proxy Statement for the 2022 Annual Meeting must be received in writing at our principal executive offices no earlier than May 18, 2022, nor later than June 17, 2022. If the date of the 2022 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2021 meeting, then the notice must be received not earlier than the 120th day prior to the 2022 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2022 Annual Meeting or the tenth day following the first public announcement of the 2022 Annual Meeting date. Our Bylaws also specify the information that must accompany the notice.

2021 PROXY STATEMENT      94

Address proposals to the Corporate Secretary, Conagra Brands, Inc., 222 W. Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654.

The proxy card for the 2022 Annual Meeting will give us discretionary authority with respect to all shareholder proposals properly brought before the 2022 Annual Meeting that are not included in the Proxy Statement for the 2022 Annual Meeting.

  95    CONAGRA BRANDS

Appendix A

Reconciliation of GAAP and Non-GAAP Information

This Proxy Statement contains certain non-GAAP financial measures, including organic net sales, adjusted diluted earnings per share from continuing operations, net leverage ratio and adjusted operating margin. Management considers GAAP financial measures as well as non-GAAP financial measures in its evaluation of the company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company’s diluted earnings per share, operating performance, and financial measures as calculated in accordance with GAAP. Please see our Annual Report on Form 10-K for the fiscal year ended May 30, 2021 for a reporting of our financial results in accordance with GAAP.

Certain of these non-GAAP measures, such as net leverage ratio, are forward-looking. Historically, the Company has excluded the impact of certain items impacting comparability, such as, but not limited to, restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents. Reconciliations of these forward-looking non-GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significant of the unavailable information, which could be material to future results.

The following information is provided to reconcile the non-GAAP financial measures disclosed in this Proxy Statement to their most directly comparable GAAP measures.

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands

Net Sales	$4,637.5	$4,774.6	$938.6	$834.0	$11,184.7

Impact of foreign exchange	-	-	1.4	-	1.4

Net sales from divested businesses	(38.3)	(40.8)	(1.6)	(2.1)	(82.8)

Organic Net Sales	$4,599.2	$4,733.8	$938.4	$831.9	$11,103.3

Year-over-year change – Net Sales	0.4%	4.7%	1.4%	(12.4)%	1.2%

Impact of foreign exchange (pp)	-	-	0.2	-	-

Impact of 53rd week (pp)	2.0	2.1	1.8	1.2	1.9

Net sales from divested businesses (pp)	3.7	0.7	0.4	1.5	2.0

Organic Net Sales	6.1%	7.5%	3.8%	(9.7)%	5.1%

Volume (Organic)	3.6%	3.8%	(0.5)%	(13.1)%	2.0%

Price/Mix	2.5%	3.7%	4.3%	3.4%	3.1%

2021 PROXY STATEMENT      A-1

FY20	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands

Net Sales	$4,617.1	$4,559.6	$925.3	$952.4	$11,054.4

Impact of 53rd week[2]	(89.4)	(90.0)	(15.9)	(13.0)	(208.3)

Net sales from divested businesses[1]	(191.1)	(64.2)	(5.6)	(17.7)	(278.6)

Organic Net Sales	$4,336.6	$4,405.4	$903.8	$921.7	$10,567.5

1

A portion of our Net sales from divested businesses relates to our private label peanut butter business, which we exited in the third quarter of fiscal 2020. This exit occurred in waves and continued to produce net sales through the end of fiscal 2020.

2

Organic net sales growth excludes the impact of fiscal 2020’s 53rd week, which was calculated as one-sixth of our last month’s net sales (which included a total of six weeks). One-sixth of our last month’s net sales from businesses divested during fiscal 2021 are now being reflected within Net sales from divested businesses.

FY21	Operating profit[1]

Reported	$1,776.2

% of Net Sales	15.9%

Restructuring plans	77.9

Acquisitions and divestitures	5.7

Corporate hedging derivative gains	(15.6)

Net gain on divestiture of businesses	(58.4)

Brand impairment charges	90.9

Early extinguishment of debt	68.7

Consulting fees on tax matters	7.2

Legal matters	2.6

Adjusted	$1,955.2

% of Net Sales	17.5%

1

Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

Q4FY21

Notes payable	$707.4

Current installments of long-term debt	23.1

Senior long-term debt, excluding current installments	8,275.2

Total Debt	$9,005.7

Less: Cash	79.2

Net Debt	$8,926.5

  A-2    CONAGRA BRANDS

FY21

Net Debt	$8,926.5

Net income attributable to Conagra Brands, Inc.	$1,298.8

Add Back: Income tax expense	193.8

Income tax expense attributable to noncontrolling interests	(0.8)

Interest expense, net	420.4

Depreciation	328.0

Amortization	59.7

Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$2,299.9

Restructuring plans[1]	45.0

Acquisitions and divestitures	5.7

Corporate hedging derivative gains	(15.6)

Consulting fees on tax matters	7.2

Net gain on divestiture of businesses	(58.4)

Legal matters	2.6

Early extinguishment of debt	68.7

Brand impairment charges	90.9

Adjusted EBITDA	$2,446.0

Net Debt to Adjusted EBITDA	3.6

1	Excludes comparability items related to depreciation

2021 PROXY STATEMENT      A-3

Appendix B

ESG Quick Summary

Board Governance

# of Director Nominees	12

Nominee Independence	92%

Average Nominee Age	63

Average Nominee Tenure	7

Racial/Ethnic Diversity of Nominees	27%

Gender Diversity of Nominees	33%

Total Diversity of Nominees	58%

Independent Board Chair	Yes

Director Voting Standard	Majority standard; plurality voting in contested elections

Frequency of Director Elections	Annual

Resignation Policy (if director fails to receive majority vote)	Yes

Classified Board	No

Mandatory Retirement Age	72

Term Limits	No

At Least 75% Attendance at Required Meetings	All

Overboarded Directors	None

Annual Board Self-Evaluation Process	Yes

Executive Sessions of Independent Directors	Yes, at each regularly- scheduled Board meeting

Board Governance

Year-Round Shareholder Engagement	Yes

Robust Stock Ownership Guidelines	Yes, for our Board and more than 90 senior employees

Code of Conduct for Directors and Employees	Yes

Director Onboarding and Continuing Education	Yes

Related Party Transactions with Directors	None

Political Contributions	Publicly disclosed

Independent Auditor	KPMG LLP

Shareholder Rights

One Share, One Vote Policy	Yes

Dual-Class Common Stock	No

Cumulative Voting	No

Vote Standard for Charter/Bylaw Amendment	Majority standard

Shareholder Right to Call Special Meeting	No

Shareholder Right to Act by Written Consent	No

Board Authorized to Issue Blank-Check Preferred Stock	Yes

Poison Pill	No

Proxy Access Bylaw	Yes

Exclusive Forum Bylaw	Yes

  B-1    CONAGRA BRANDS

Compensation Practices

Employ Greater Portion of Variable Pay (i.e. Incentives) for Most Senior Employees	Yes

Frequency of Say-on-Pay Advisory Vote	Annual

Employment Agreements with Executive Officers Other Than CEO	No

Excessive Perquisites to Executives	No

Financial and Non-Financial Goals in Executive Compensation	Yes

Independent Compensation Consultant	Frederic W. Cook & Co, Inc.

Clawback Policy	Yes

Incentive Plans Encourage Excessive Risk-Taking	No

Double-Trigger Change of Control Provisions	Yes

Backdating or Repricing of Stock Options Without Shareholder Approval	No

Shares Pledged or Hedged by Directors or Executives	No

CEO Pay Ratio	234 to 1

Environmental Practices

Board Oversight of ESG Practices and Strategies	Yes

Climate Change Goals	Yes 2030 targets validated by Science Based Targets initiative and publicly disclosed

Environmental Practices

Sustainable Agriculture Program	Decade of Ag Vision and Birds Eye Good Agricultural Practices Program

Sustainable Ingredient and Sourcing Practices	Supplier Excellence Program

Sustainable Packaging Target	Publicly disclosed

Sustainability Accounting Standards Board (SASB) Disclosure	Publicly disclosed

Water Risk Management Program	Yes

Zero Waste Approach	Yes

Animal Welfare Policies	Publicly disclosed

Social Engagement

Supplier Code of Conduct	Yes

Statement of Human Rights	Yes

Diversity and Inclusion Initiatives	• CEO Action for Diversity and Inclusion Pledge • 100% score on Human Rights Campaign’s Corporate Equality Index • Supplier Diversity Program • D&I Leadership Council • Inclusive Leadership Program

Representation and Retention Goals for People of Color and Women in Management Roles	Publicly disclosed

Corporate Philanthropy	Conagra Brands Foundation and Corporate and Employee Actions

2021 PROXY STATEMENT      B-2

OUR BRANDS	Hungry-Man®
ACT II®	Hunt’s®
Alexia®	Jiffy Pop®
Andy Capp’s®	Kid Cuisine®
Angie’s BOOMCHICKAPOP®	La Choy®
Armour Star®	Libby’s®
Aunt Jemima®	Log Cabin®
Banquet®	Manwich®
Bernstein’s®	Marie Callender’s®
Bertolli®	Mrs. Butterworth’s®
BIGS®	Mrs. Paul’s®
Birds Eye®	Nalley®
Birds Eye® C&W	Odom’s Tennessee Pride®
Birds Eye® Voila	Open Pit®
Blake’s®	Orville Redenbacher’s®
Blue Bonnet®	P.F. Chang’s Home Menu™
Brooks®	PAM®
Celeste® Pizza for One™	Parkay®
Chef Boyardee®	Penrose®
Crunch ‘n Munch®	Poppycock®
DAVID® Seeds	Ranch Style® Beans
Dennison’s®	Reddi-wip®
Duke’s®	RO*TEL®
Duncan Hines®	Rosarita®
Duncan Hines® Comstock®	Sandwich Bros. of Wisconsin®
and Wilderness®	Slim Jim®
Earth Balance®	Smart Balance®
EVOL®	Snack Pack®
Fiddle Faddle®	Swiss Miss®
Fleischmann’s®	Udi’s® Gluten Free
Frontera®	Van Camp’s®
Gardein™	Van De Kamps®
Glutino®	Vlasic®
Gulden’s®	Wish-Bone®
Healthy Choice®	Wolf® Brand Chili
Hebrew National®

Our Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended May 30, 2021 are available at http://www.conagrabrands.com/investor-relations/financial-reports/annual-reports

222 Merchandise Mart Plaza Suite 1300 Chicago, Illinois 60654

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

1. Read the accompanying Proxy Statement and this proxy card.

2. Go to the Website www.proxyvote.com.

3. Follow the instructions.

During The Meeting - Go to www.virtualshareholdermeeting.com/CAG2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

1. Read the accompanying Proxy Statement and this proxy card.
2. Call toll free at 1-800-690-6903.
3. Follow the recorded instructions.

VOTE BY MAIL
1. Read the accompanying Proxy Statement and this proxy card.
2. Complete, sign, and date your proxy card.
3. Return your proxy card in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail this Proxy Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D58344-P59477	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONAGRA BRANDS, INC.
The Board of Directors recommends a vote FOR each of the following nominees for director:

1.	Election of Directors		For	Against	Abstain

	1a.	Anil Arora	☐	☐	☐

	1b.	Thomas K. Brown	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain

	1c.	Emanuel Chirico	☐	☐	☐	2.	Ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2022	☐	☐	☐

	1d.	Sean M. Connolly	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain

	1e.	Joie A. Gregor	☐	☐	☐	3.	Advisory approval of our named executive officer compensation	☐	☐	☐

	1f.	Fran Horowitz	☐	☐	☐	The Board of Directors recommends a vote AGAINST the following proposal:		For	Against	Abstain

	1g.	Rajive Johri	☐	☐	☐	4.	A shareholder prosposal regarding written consent.	☐	☐	☐

	1h.	Richard H. Lenny	☐	☐	☐	NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this proxy card.

	1i.	Melissa Lora	☐	☐	☐

	1j.	Ruth Ann Marshall	☐	☐	☐

	1k.	Craig P. Omtvedt	☐	☐	☐

	1l.	Scott Ostfeld	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Conagra Brands, Inc. 2021 Annual Meeting of Shareholders

Wednesday, September 15, 2021

2:00 p.m. CDT

www.virtualshareholdermeeting.com/CAG2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

—  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —

D58345-P59477

PROXY - CONAGRA BRANDS, INC.

Please vote and sign on reverse side.

This Proxy is Solicited by the Board of Directors for the

September 15, 2021 Annual Meeting of Shareholders.

The undersigned appoints each of Sean M. Connolly and Richard H. Lenny as proxies, with full power of substitution, to vote all shares of common stock of Conagra Brands, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders and any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF YOU SIGN AND RETURN YOUR PROXY BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE PROXIES WILL VOTE THE SHARES FOR EACH NOMINEE LISTED IN ITEM 1, FOR ITEMS 2 AND 3, AGAINST ITEM 4 AND AS RECOMMENDED BY THE BOARD OF DIRECTORS IN CONNECTION WITH SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

If you wish to vote by mailing this proxy card, please mark the boxes accordingly, indicate the date, sign your name exactly as it appears on this card, and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian, or officer of a corporation, please give your full title as such. Information on telephonic and Internet voting is on the reverse side of this proxy card.

You may also vote via telephone or the Internet. Please see the reverse side of this card for information about telephonic or Internet voting. Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed, and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 14, 2021.

Continued and to be signed on reverse side

222 Merchandise Mart Plaza Suite 1300 Chicago, Illinois 60654

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Go to the Website www.proxyvote.com.

3. Follow the instructions.

During The Meeting - Go to www.virtualshareholdermeeting.com/CAG2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

1. Read the accompanying Proxy Statement and this voting instruction card.
2. Call toll free at 1-800-690-6903.
3. Follow the recorded instructions.

VOTE BY MAIL
1. Read the accompanying Proxy Statement and this voting instruction card.
2. Complete, sign, and date your voting instruction card.
3. Return your voting instruction card in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail this Voting Instruction Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D58346-P59477	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONAGRA BRANDS, INC.
The Board of Directors recommends a vote FOR each of the following nominees for director:
1.	Election of Directors		For	Against	Abstain

	1a.	Anil Arora	☐	☐	☐

	1b.	Thomas K. Brown	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain

	1c.	Emanuel Chirico	☐	☐	☐	2.	Ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2022	☐	☐	☐

	1d.	Sean M. Connolly	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain

	1e.	Joie A. Gregor	☐	☐	☐	3.	Advisory approval of our named executive officer compensation	☐	☐	☐

	1f.	Fran Horowitz	☐	☐	☐	The Board of Directors recommends a vote AGAINST the following proposal:

	1g.	Rajive Johri	☐	☐	☐	4.	A shareholder proposal regarding written consent

	1h.	Richard H. Lenny	☐	☐	☐	NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this voting instruction card.

	1i.	Melissa Lora	☐	☐	☐

	1j.	Ruth Ann Marshall	☐	☐	☐

	1k.	Craig P. Omtvedt

	1l.	Scott Ostfeld	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Conagra Brands, Inc. 2021 Annual Meeting of Shareholders

Wednesday, September 15, 2021

2:00 p.m. CDT

www.virtualshareholdermeeting.com/CAG2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

—  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —

D58347-P59477

VOTING INSTRUCTION CARD - CONAGRA BRANDS, INC.

Please vote and sign on reverse side.

This Voting Instruction Card is Solicited by the Board of Directors for the

September 15, 2021 Annual Meeting of Shareholders.

As a participant in the Conagra Brands Employee Stock Purchase Plan (the “ESPP”), I hereby direct Computershare, as Trustee, to vote all shares of common stock I hold in this plan account in accordance with the instructions set forth on the reverse side.

THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN YOUR INSTRUCTION CARD BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE TRUSTEE WILL VOTE THE SHARES FOR EACH NOMINEE LISTED IN ITEM 1, FOR ITEMS 2 AND 3, AND AGAINST ITEM 4.

If you wish to vote using this voting instruction card, please mark the boxes accordingly, sign your name exactly as it appears on this card, indicate the date, and return this card in the enclosed envelope. If you are a current or former employee of Conagra Brands, Inc. and have an interest in the ESPP, your proportionate interest as of July 26, 2021 is shown on this voting instruction card and the instructions you provide will determine how the Trustee will vote. If you do not vote, the Trustee will vote the shares in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received, unless contrary to applicable law.

You may also vote via telephone or the Internet. Please see the reverse side of this card for information about telephonic or Internet voting. Your telephone or Internet voting instruction authorizes Computershare to vote these shares in the same manner as if you marked, signed, and returned this voting instruction card. Whether you vote by mail, telephone, or via the Internet, your vote must be returned by 11:59 p.m. (ET) on September 14, 2021.

Continued and to be signed on reverse side